As filed with the Securities and Exchange Commission on June 4, 2020

Registration No. 333-237786

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_______________________

1847 GOEDEKER INC.

(Exact name of registrant as specified in its charter)

_______________________

Delaware	5700	83-3713938
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13850 Manchester Rd.
Ballwin, MO 63011
888-768-1710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Douglas T. Moore
Chief Executive Officer
13850 Manchester Rd.
Ballwin, MO 63011
888-768-1710

(Names, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Gregory Sichenzia, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 (212) 930-9700

_______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(6)
Common Stock, par value $0.0001 per share(2)(3)	$17,250,000	$2,239.05
Representative Warrants(4)(5)	—	—
Common Stock Underlying Representative Warrants(3)(4)	$1,078,125	$139.94
TOTAL	$18,328,125	$2,378.99

____________

(1)      There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)      Includes 150,000 shares that may be purchased by the underwriters pursuant to their over-allotment option.

(3)      Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(4)      We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 125% of the public offering price.

(5)      No fee required pursuant to Rule 457(g).

(6)      $1,585.99 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 4, 2020

1,000,000 Shares
Common Stock

1847 Goedeker Inc.

This is the initial public offering of our common stock. We are offering 1,000,000 shares of our common stock. We currently estimate that the initial public offering price will be between $14.00 and $16.00 per share of common stock.

Currently, no public market exists for our common stock. We intend to apply to list our common stock on [NYSE American/the Nasdaq Capital Market, or Nasdaq] under the symbol “GOED”. We believe that upon the completion of this offering, we will meet the standards for listing on [NYSE American/Nasdaq].

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

While we may be a “controlled company” under the rules of [NYSE American/Nasdaq] immediately after consummation of this offering, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of [NYSE American/Nasdaq]. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Offering without Over-Allotment Option	Offering with Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

____________

(1)      Does not include additional compensation payable to the underwriters. We have agreed to pay the underwrites a non-accountable expense allowance equal to one percent (1%) of the total proceeds raised and to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we will issue to representative of the underwriters, ThinkEquity, a division of Fordham Financial Management, Inc., or the representative, warrants to purchase in the aggregate the number of shares of our common stock equal to five percent (5%) of the number of shares sold in this offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrants.

This offering is being underwritten on a firm commitment basis. We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 150,000 shares of our common stock at the public offering price less the underwriting discount and commissions.

The delivery of the shares of common stock is expected to be made on or about [        ], 2020.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is [        ], 2020

Your home is more than a place. It's a feeling. That feeling is enhanced by integrating appliances and home goods into your lifestyle. At Goedeker's, we offer over 200,000 products at best value pricing, curated for easy online navigation and convenient online shopping. We provide expert advice via online chat and on phones seven days a week.

We are the superior alternative to the limited assortment, big box hassle of brick and mortar shopping. Goedeker's, where your satisfaction is guaranteed 24/7/365.

GOEDEKER'S

Best brands.
Best value.
Expert help.

Let us help you live a better life, effortlessly without the big box hassle and with confidence that you made the best decision to buy the Goedeker's way.

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriter have authorized anyone to provide you with different information, and neither we nor the underwriter take responsibility for any other information others may give you. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company” and similar references refer to 1847 Goedeker Inc.

Our Company

Overview

Our company is a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. Since our founding in 1951, we have evolved from a local brick and mortar operation serving the St. Louis metro area to a large nationwide omnichannel retailer that offers one-stop shopping for the leading brands. While we still maintain our St. Louis showroom, over 90% of our sales are placed through our website at www.goedekers.com. We offer over 227,000 SKUs organized by category and product features, providing visitors to the site an easy to navigate shopping experience.

Through our e-commerce business model, we offer an online marketplace for consumers looking for variety, style, service and value when shopping for nearly any home product needed. We are focused on bringing our customers an experience that is at the forefront of shopping online for the home. We have built a large online selection of appliances, furniture, home goods and related products. We are able to offer this vast selection of products because our model requires minimal inventory. We specialize in the home category and this has enabled us to build a shopping experience and logistics infrastructure that is tailored to the unique characteristics of our market.

Our shopping experience allows for online chat and the ability to speak with an expert by phone seven days a week. We believe that we are a national leader in customer value and price. We enjoy strong relationships with most national and global appliance companies and we believe that we have a technologically advanced online sales and infrastructure platform.

The delivery experience and overall customer service that we offer our shoppers are central to our business. We purchase inventory only after a sale has been made through our website. This allows us to tightly manage our inventory and warehouse space while still providing customers quick delivery times and control over the entire process. About 90% of appliances flow through our warehouse while almost all furniture is drop shipped to the customer. All inventory is managed with a barcode system and is automatically tracked through our Microsoft Dynamics GP ERP system.

Our Corporate History and Structure

Our company was incorporated in the State of Delaware on January 10, 2019 for the sole purpose of acquiring substantially all of the assets of Goedeker Television Co., or Goedeker Television. On April 5, 2019, we acquired substantially all of the assets of Goedeker Television. As a result of this transaction, we acquired the former business of Goedeker Television, which was established in 1951, and continue to operate this business. All discussions in this prospectus regarding our business prior to the acquisition reflect the business of Goedeker Television, our predecessor company. Prior to our acquisition of substantially all of the assets of Goedeker Television, we had no operations other than operations relating to our incorporation and organization.

As of the date of this prospectus, we have no subsidiaries.

On April 5, 2019, we entered into an offsetting management services agreement with 1847 Partners LLC, or the Manager, which also serves as the manager for 1847 Holdings LLC, or 1847 Holdings, our indirect parent company. This agreement was amended on April 21, 2020 with the amendment becoming effective at the closing of this offering. Pursuant to the offsetting management services agreement, as amended, we appointed the Manager to provide certain services to us, including administrative supervision and oversight of our day-to-day business operations for a quarterly management fee equal to $62,500. Under certain circumstances specified in the offsetting management services agreement, our quarterly fee may be reduced if similar fees payable to the Manager by other subsidiaries of 1847 Holdings exceed a threshold amount. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations — Offsetting Management Services Agreement” and “Risks Related to This Offering and Ownership of Our Common Stock — Certain of our directors, officers and management could be in a position of conflict of interest.”

Our Opportunity

According to eMarketer, U.S. retail sales reached over $5 trillion in 2019 and are expected to grow by nearly $700 billion by 2023. U.S. e-commerce retail sales reached over $590 billion in 2019 and are expected to increase to over $960 billion by 2023.

According to Statista, the U.S. household appliance market reached $18.3 billion in revenue in 2019. Revenue is expected to increase at an annual growth rate of 13.7% from 2020 to 2024. The U.S. appliance market in general is highly fragmented with big box retailers, large online retailers, and thousands of local and regional retailers competing for share in what has historically been a high touch sale process with manufacturers’ strict showroom requirements. However, the landscape has been shifting to online sales, providing a significant market share capture and positioning opportunity for companies. We are continuing to capitalize on this market shift.

According to Statista, the U.S. furniture and homeware market reached $44 billion in revenue in 2019. Revenue is expected to increase at an annual growth rate of 4.3% from 2020 to 2024. Although consolidation in the U.S. furniture and homeware market continues to progress, the industry is still relatively fragmented compared to other retail subsectors of similar market value. Much like the U.S. household appliance market, a shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies, led by giants such as Wayfair and Amazon. We are continuing to capitalize on this market shift.

To our knowledge, the projections above for future periods do not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those projections may be overstated and should not be given undue weight.

At this time, we cannot predict the exact effects of the pandemic. However, we do anticipate that that the shift to online sales will be accelerated, as at least some of the retail stores that have closed during the pandemic may not re-open.

Our Products

The appliance category is our largest revenue source. We have a long history of selling these products and serving the distinct needs of consumers looking to replace or add to their home appliances. We offer roughly 22,000 appliance SKUs from all mainline original equipment manufacturers, including Bosch, Whirlpool, GE, Maytag, LG, Samsung, Sharp, and Kitchen Aid, among others. We sell all major home appliances, including refrigerators, ranges, ovens, dishwashers, microwaves, freezers, washers and dryers. Sales of appliances accounted for approximately 80% and 76% of our revenues for the years ended December 31, 2019 and 2018, respectively, and for approximately 81% and 76% for the three months ended March 31, 2020 and 2019, respectively.

We began selling furniture online in 2015 and currently offer approximately 148,000 SKUs from over 340 furniture vendors. Furniture is the second largest product category. The organization of product by type and characteristics makes for a complete shopping experience in a complicated product category. Sales of furniture accounted for approximately 15% and 19% of our revenues for the years ended December 31, 2019 and 2018, respectively, and for approximately 13% and 19% for the three months ended March 31, 2020 and 2019, respectively.

We also offer a broad assortment of products in the décor, bed & bath, lighting, outdoor living and electronics categories. While these are not individually high-volume categories, they complement the appliance and furniture categories to produce a one-stop home goods offering for customers. We also offer customers the opportunity to purchase warranties that protect their appliances beyond the manufacturers’ warranty period. Warranties are offered through third party vendors to whom we pay a commission for selling the warranty product. Other sales accounted for approximately 5% of our revenues for the years ended December 31, 2019 and 2018, and for approximately 6% and 5% for the three months ended March 31, 2020 and 2019, respectively.

Our Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

•        Name and reputation. We believe that we enjoy a long-standing (50+ years) reputation with vendors and customers for our focus on offering a full line of appliances and other home furnishings with competitive pricing and superior customer service.

•        Strong customer relationships. We cater to the committed shopper who is interested in purchasing top-of-the-line appliances, furniture and other home goods at low prices. We believe that these customers value our dedication to providing outstanding customer service and repeatedly use us for their home product needs.

•        Highly trained and professional staff. We believe that our personnel are our most important asset. We have an internal sales support team of nine personnel who are trained to educate and support customers when selecting and buying products. Approximately 40% of customer orders consist of a phone conversation with a sales team member, which becomes a differentiator when competing with online only companies and with brick and with mortar outlets.

•        Product pricing. We believe that our pricing model creates a competitive advantage as we strive to sell at the lowest allowed price in the market. Our team tracks pricing daily on more than 22,000 appliance SKUs, comparing prices with all major resellers. Adjustments are made daily to ensure this strategy.

•        Online sales expertise. We believe that our ability to transact online, big ticket, home delivery gives us strategic positioning and capability to sell more products to our current customer base, as well as to add new big ticket product categories.

•        Best in class customer service and marketing technology. We believe that the investments we have made in our call center tools and the latest version of our shopping platform, combined with digital marketing optimization, should put us in position to offer a scalable, repeatable quality process that is second to none in the retail appliance industry.

Our Growth Strategies

We will strive to grow our business by pursuing the following growth strategies.

•        Significantly increase marketing spend. We plan to partner with nationally accredited advertising and marketing agencies to more efficiently utilize our advertising dollars and to increase sales through our website and our call center.

•        Expand in the commercial market. To date, we have directed all marketing efforts toward the consumer. With remodels and new home construction, there is opportunity to market to home builders, contractors and interior designers who are making or influencing the purchasing decision for many consumers. We believe that our low price business model would be received well by this market, creating substantial revenue opportunities and more repeat business. Evidence of unmet demand and market need is ongoing with large commercial sales occurring organically each week through our web site and contact center.

•        Expand category management. We have expanded from online appliances to furniture and other categories while maintaining management headcount. Management feels that committing dedicated resources to each category and building them out in business unit fashion will not only drive revenue but increase and improve margins.

•        Warehouse and shipping optimization. We plan to implement a series of initiatives with key vendors to increase shipping speed to customers, cut costs and increase margins. We plan to pick up product from manufacturers’ warehouses and selectively use inventory buys to reduce costs. With access to vendor warehouse operations, we expect to take advantage of buying opportunities and capture time-sensitive customers more frequently.

•        Expanded operating hours. Our customer support and sales hours were expanded during 2019 and we expect to expand sales hours by 20 hours per week as we move through 2020.

•        Ride the wave of online retail. Big ticket online retail continues to grow significantly as product offerings and shopping experiences start to become superior to most brick and mortar shopping. We are making key investments in people, processes and systems that we believe will grow our customer base. We believe that we are well positioned to benefit from the growth in online retail.

Our Results of Operation and Financial Condition

Results of Operations and Key Operating Trends

Our revenues have declined, and our net loss has increased for both the quarter ended March 31, 2020 compared to the same quarter in 2019 and also for the fiscal year ended December 31, 2019 compared to the fiscal year ended December 31, 2018. The decline in revenue and increase in net loss is partially attributable to the transition in ownership and shipping delays that resulted in increased customer order cancellations. The shipping delays are primarily the result of working capital issues.

Notwithstanding these working capital issues and the related decline in revenue and increase in net loss, our key operating metrics, including site sessions (which occur when a person visits our website), order history (which occurs when a customer has visited our website and ordered one or more items and has paid for them) and days from order to shipment (which is a measure, in the case of orders shipped from our warehouse, of the time from the order until the product ordered is loaded onto the shippers’s truck for delivery, and in the case of drop shipments, the time between the order and the date that we are invoiced) have increased each month during the period from January 1, 2020 through May 31, 2020. In the quarter ended March 31, 2020, we had a significant improvement in cash flow provided by operations, which increased to $958,000 from a cash flow used in operations of $(2,000) in the quarter ended March 31, 2019. We believe that this trend will positively affect our working capital, reduce customer order cancellations and result in increased revenue and decreased operating loss without taking into account the positive impact that the net proceeds of this offering would have on our financial condition.

We expect that for the quarter ended June 30, 2020 our revenue will range from $15.5 million to $16.2 million, which when compared to our revenue for the quarter ended March 31, 2020 of $9.7 million, would be an increase of 60.0% at the low end of the range or 67.0% at the high end of the range. The projected revenue for the quarter ended June 30, 2020 when compared to our revenue for the quarter ended June 30, 2019 of $11.5 million would be an increase of 34.8% at the low end of the range or 40.9% at the high end of the range. Specifically, we expect to report monthly revenue during the quarter ended June 30, 2020 as follows:

	Low End of Range	High End of Range
April	$3,623,000	$3,623,000
May	5,653,000	5,950,000
June	6,270,000	6,600,000
Total	$15,546,000	$16,173,000

We expect that for the quarter ended June 30, 2020 our operating loss will range from $171,000 to $96,000, which when compared to our operating loss for the quarter ended March 31, 2020 of $1,315,133, would be a decrease of 87.0% at the low end of the range or 92.7% at the high end of the range. The projected operating loss for the quarter ended June 30, 2020 when compared to our operating loss for the quarter ended June 30, 2019 of $490,023 would be a decrease of 65.1% at the low end of the range or 80.4% at the high end of the range. Specifically, we expect to report monthly operating income (loss) during the quarter ended June 30, 2020 as follows:

	Low End of Range	High End of Range
April	$(231,000)	$(231,000)
May	(42,000)	(7,000)
June	102,000	142,000
Total	$(171,000)	$(96,000)

Our site sessions increased from a monthly average of 477,000 per month for the months of January, February and March of 2020, to almost 800,000 site sessions in April 2020. We had nearly 1.2 million site session in May 2020. These increased site sessions were achieved at a lower cost per session beginning in February and have continued through the date of this prospectus.

These increased site sessions resulted in three-year highs for orders in April and May of this year. An order is paid for by our customer when the order is placed and booked as revenue by us when the order is shipped.

Higher orders have positively impacted our working capital as orders yield cash in advance of shipment. Improvements in our working capital as a result of higher orders have positively impacted our delivery times thereby reducing the time from order to shipment. A reduction in days from order to shipment results in fewer cancelled orders and, as a result, higher revenues.

This offering will provide a net increase of cash on our balance sheet of approximately $10,074,931 (or $12,306,181 if the underwriters exercise the over-allotment option in full). Given what we believe to be the linear relationship between advertising, site visits, orders, and days from order to shipment impacting cancellations, we believe this increase in working capital will have a dramatically positive impact on accelerating our growth rate and profitability.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Financial Condition

As of March 31, 2020, we had cash and cash equivalents of $247,668 and had total debt under outstanding loans in the amount of $5,747,353. As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” as of March 31, 2020, we did not meet certain financial covenants under certain loan agreements. Accordingly, we are in technical default on these loans, although we remain current in our payments and the lenders have not accelerated payment of these loans. We plan to use the proceeds of this offering to, among other things, repay approximately $2,182,397 of this debt. If we do not successfully raise capital in this offering and cannot, therefore, repay such debt from the proceeds of this offering, we believe that we will be able to negotiate amendments to the loan documents with these lenders to alleviate the technical defaults or find other sources of debt or equity financing to refinance such debt.

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. Effective April 6, 2020, the Governor of Missouri announced a stay at home order that was in effect until May 3, 2020. Pursuant to this order, non-essential businesses, such as our showroom, were forced to close. However, our call center and warehouse continued to operate. According to Missouri’s re-opening plan, retail stores, such as our showroom, may re-open effective May 4, 2020 but with limitations on the number of individuals allowed in the showroom. We have not yet determined when we may re-open our showroom. Since over 90% of our sales are completed online and our call center and warehouse and distribution operations continued to operate, the restrictions put in place have not yet had a negative impact on our operations.

We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our suppliers, our customers, and the public at large to the extent we are able to do so. We have and will continue to carefully review all rules, regulations, and orders and responding accordingly.

We are dependent upon suppliers to provide us with all of the products that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of our products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for such products, they may cost more, which could adversely impact our profitability and financial condition.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” below.

Our Risks and Challenges

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•        The coronavirus pandemic may cause a material adverse effect on our business.

•        If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

•        Our success depends in part on our ability to increase our net revenue per active customer. If our efforts to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement are not successful, our growth prospects and revenue will be materially adversely affected.

•        Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

•        Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

•        Our ability to obtain continued financing is critical to the growth of our business. We will need additional financing to fund operations, which additional financing may not be available on reasonable terms or at all.

•        Our third-party loans contain certain terms that could materially adversely affect our financial condition.

•        Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

•        We depend on our relationships with third parties, and changes in our relationships with these parties could adversely impact our revenue and profits.

•        Uncertainties in economic conditions and their impact on consumer spending patterns, particularly in the home goods segment, could adversely impact our operating results.

•        Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•        disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Corporate Information

Our principal executive offices are located at 13850 Manchester Rd., Ballwin, MO 63011, and our telephone number is 888-768-1710. We maintain a website at www.goedekers.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Changes to our Capitalization

Immediately prior to the effective date of the registration statement of which this prospectus forms a part, we plan to amend and restate our certificate of incorporation to (i) increase our authorized common stock from 5,000 shares to 200,000,000 shares, (ii) authorize 20,000,000 shares of “blank check” preferred stock and (iii) change the par value of our capital stock from $0.001 to $0.0001. At that time, we also plan to complete a 3,166.666-for-1 forward stock split of our outstanding common stock. As a result of this stock split, our issued and outstanding common stock will be increased from 1,000 shares to shares 3,166,666 shares. Reference to “post-split” below are references to the number of shares of our common stock after giving effect to this split.

The Offering

Shares being offered:	1,000,000 shares of common stock (or 1,150,000 shares if the underwriters exercise the over-allotment option in full).
Offering price:	We currently estimate that the initial public offering price will be between $14.00 and $16.00 per share.
Shares outstanding after the offering(1):	4,166,666 shares of common stock (or 4,316,000 shares if the underwriters exercise the over-allotment option in full).
Over-allotment option:

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering (150,000 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s warrants:

We have agreed to issue to the representative warrants to purchase a number of shares of common stock equal in the aggregate to 5% of the total number of shares issued in this offering. The representative’s warrant will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The representative’s warrant is exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the effective date of the registration statement of which this prospectus forms a part. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrant. See “Underwriting” for more information.

Use of proceeds:

We expect to receive net proceeds of approximately $13.15 million from this offering, assuming an initial public offering price of $15.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering to repay certain of our outstanding debt and for working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:

Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

Lock-up

We, all of our directors and officers and all of our stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of (i) 180 days after the closing of this offering in the case of our company, (ii) 12 months after the date of this prospectus in the case of our directors and officers, and (iii) 180 days after the date of this prospectus in the case of our stockholders. See “Underwriting” for more information.

Proposed trading market and symbol	We plan to apply to list our common stock on [NYSE American/Nasdaq] under the symbol “GOED.”

The number of shares of common stock outstanding immediately following this offering is based on 3,166,666 (post-split) shares outstanding as of [        ], 2020 and excludes:

•        500,000 (post-split) shares of common stock that will be reserved for issuance under our 2020 Equity Incentive Plan, including 175,438 shares of common stock issuable upon the exercise of an option to be granted to our Chief Executive Officer immediately following the closing of this offering at an exercise price equal to the price per share at which our common stock is being sold in this offering;

•        166,667 (post-split) shares of common stock that are issuable upon the exercise of a warrant that will be exercised immediately prior to, and contingent upon, the closing of this offering; and

•        up to 57,500 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of December 31, 2019 and 2018, for the year ended December 31, 2018, for the period from January 1, 2019 through April 5, 2019 and for the period from April 6, 2019 through December 31, 2019 are derived from our audited financial statements included elsewhere in this prospectus. We derived our summary financial data as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 from our unaudited financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Successor		Predecessor
Statements of Operations Data	Three Months Ended March 31, 2020	Period from April 6, 2019 through December 31, 2019	Three Months Ended March 31, 2019	Period from January 1, 2019 through April 5, 2019	Year Ended December 31, 2018
	(unaudited)		(unaudited)
Products sales, net	$9,677,178	$34,668,112	$11,947,046	$12,946,901	$56,307,960
Cost of goods sold	8,111,170	28,596,129	10,269,656	11,004,842	45,406,884
Gross profit	1,566,008	6,071,983	1,677,390	1,942,059	10,898,076
Total operating expenses	2,881,141	7,789,221	2,166,759	2,418,331	9,008,684
Net income (loss) from operations	(1,315,133)	(1,717,238)	(489,369)	(476,272)	1,889,392
Total other income (expense)	(404,987)	(1,049,215)	30,847	31,007	115,986
Net income (loss)	$(1,285,120)	$(2,068,150)	$(458,222)	$(445,265)	$2,005,378

	Successor		Predecessor
Balance Sheet Data	As of March 31, 2020	As of December 31, 2019	As of December 31, 2018
	(unaudited)
Cash and cash equivalents	$247,668	$64,470	$1,525,693
Receivables	1,455,912	1,862,086	2,635,932
Deposits with vendors	294,960	294,960	2,212,181
Merchandise inventory, net	1,069,459	1,380,090	3,111,594
Due from officers	—	—	50,634
Other assets	907,484	892,796	6,784
Total current Assets	3,975,483	4,494,402	9,542,818
Property and equipment, net	174,647	185,606	216,286
Operating lease right-of-use assets	1,897,610	2,000,755	—
Goodwill	5,097,752	4,976,016	—
Intangible assets, net	1,797,962	1,878,844	—
Deferred tax assets	1,133,303	698,303	—
Other long-term assets	45,000	45,000	—
Total assets	14,121,757	14,278,926	9,759,104

Total current liabilities	12,457,291	11,215,028	6,360,427
Total liabilities	16,202,831	15,074,880	6,360,427
Total stockholders’ equity (deficit)	(2,081,074)	(795,954)	3,398,677
Total liabilities and stockholders’ equity (deficit)	$14,121,757	$14,278,926	$9,759,104

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business and Industry

The coronavirus pandemic may cause a material adverse effect on our business.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the U.S. economy as a whole, as well as the local economy where we conduct our operations. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

Most states and cities have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. Effective April 6, 2020, the Governor of Missouri announced a stay at home order that was in effect until May 3, 2020. Pursuant to this order, non-essential businesses, such as our showroom, were forced to close. However, our call center and warehouse continued to operate. According to Missouri’s re-opening plan, retail stores, such as our showroom, may re-open effective May 4, 2020 but with limitations on the number of individuals allowed in the showroom. We have not yet determined when we may re-open our showroom. Since over 90% of our sales are completed online and our call center and warehouse and distribution operations continued to operate, the restrictions put in place have not yet had a negative impact on our operations.

Furthermore, we are dependent upon suppliers to provide us with all of the products that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of our products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for such products, they may cost more, which could adversely impact our profitability and financial condition.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. We may also delay or reduce certain capital spending and related projects until the travel and logistical impacts of the pandemic are lifted, which will delay the completion of such projects. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

Further, our customers’ financial condition may be adversely impacted as a result of the impacts of the coronavirus and efforts taken to prevent its spread, which could result in reduced demand for our products.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

Our success depends on our ability to acquire and retain customers in a cost-effective manner. In order to expand our customer base, we must appeal to and acquire customers who have historically used other means of commerce to purchase home goods and may prefer alternatives to our offerings, such as the websites of our competitors or our suppliers’ own websites. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. Our advertising efforts consist primarily of email marketing, affiliate marketing, and to a lesser extent, social media. These efforts are expensive and may not result in the cost-effective acquisition of customers. We cannot assure you that the net profit from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers or efficiencies in our logistics network, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

We believe that many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers. Therefore, we must ensure that our existing customers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our existing customers are not successful, we may not be able to acquire new customers in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher marketing expenses in order to acquire new customers.

Our success depends in part on our ability to increase our net revenue per active customer. If our efforts to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement are not successful, our growth prospects and revenue will be materially adversely affected.

Our ability to grow our business depends on our ability to retain our existing customer base and generate increased revenue and repeat purchases from this customer base, and maintain high levels of customer engagement. To do this, we must continue to provide our customers and potential customers with a unified, convenient, efficient and differentiated shopping experience by:

•        providing imagery, tools and technology that attract customers who historically would have bought elsewhere;

•        maintaining a high-quality and diverse portfolio of products;

•        delivering products on time and without damage; and

•        maintaining and further developing our online platforms.

If we fail to increase net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement, our growth prospects, operating results and financial condition could be materially adversely affected.

Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing our brands is critical to expanding our base of customers and suppliers. Our ability to maintain and enhance our brand depends largely on our ability to maintain customer confidence in our product and service offerings, including by delivering products on time and without damage. If customers do not have a satisfactory shopping experience, they may seek out alternative offerings from our competitors and may not return to our sites as often in the future, or at all. In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, product quality, delivery problems, competitive pressures, litigation or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our customer base and result in decreased revenue, which could adversely affect our business and financial results. A significant portion of our customers’ brand experience also depends on third parties outside of our control, including suppliers and logistics providers such as R+L Carriers, AM Home Delivery and other third-party delivery agents. If these third parties do not meet our or our customers’ expectations, our brands may suffer irreparable damage.

In addition, maintaining and enhancing these brands may require us to make substantial investments, and these investments may not be successful. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our suppliers, which we may not be able to do successfully.

Customer complaints or negative publicity about our sites, products, delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

Our business success depends to some extent on our ability to expand our customer offerings by launching new brands and services and by expanding our existing offerings into new geographies. Launching new brands and services or expanding geographically requires significant upfront investments, including investments in marketing, information technology, and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset these costs. Any lack of market acceptance of our efforts to launch new brands and services or to expand our existing offerings could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as we continue to expand our fulfillment capability or add new businesses with different requirements, our logistics networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively.

We have also entered and may continue to enter into new markets in which we have limited or no experience, which may not be successful or appealing to our customers. These activities may present new and difficult technological and logistical challenges, and resulting service disruptions, failures or other quality issues may cause customer dissatisfaction and harm our reputation and brand. Further, our current and potential competitors in new market segments may have greater brand recognition, financial resources, longer operating histories and larger customer bases than we do in these areas. As a result, we may not be successful enough in these newer areas to recoup our investments in them. If this occurs, our business, financial condition and operating results may be materially adversely affected.

If we fail to manage our growth effectively, our business, financial condition and operating results could be harmed.

To manage our growth effectively, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee base. We have rapidly increased employee headcount since our inception to support the growth in our business. To support continued growth, we must effectively integrate, develop and motivate a large number of new employees. We face significant competition for personnel. Failure to manage our hiring needs effectively or successfully integrate our new hires may have a material adverse effect on our business, financial condition and operating results.

Additionally, the growth of our business places significant demands on our operations, as well as our management and other employees. For example, we typically launch hundreds of promotional events across thousands of products each month on our sites via emails and personalized displays. These events require us to produce updates of our sites and emails to our customers on a daily basis with different products, photos and text. Any surge in online traffic and orders associated with such promotional activities places increased strain on our operations, including our logistics network, and may cause or exacerbate slowdowns or interruptions. The growth of our business may require significant additional resources to meet these daily requirements, which may not scale in a cost-effective manner or may negatively affect the quality of our sites and customer experience. We are also required to manage relationships with a growing number of suppliers, customers and other third parties. Our information technology systems and our internal controls and procedures may not be adequate to support future growth of our supplier and employee base. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially adversely affected.

Our ability to obtain continued financing is critical to the growth of our business. We will need additional financing to fund operations, which additional financing may not be available on reasonable terms or at all.

Our future growth, including the potential for future market expansion will require additional capital. We will consider raising additional funds through various financing sources, including the procurement of additional commercial debt financing. However, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to execute our growth strategy, and operating results may be adversely affected. Any additional debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility.

Our ability to obtain financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, are not sufficient to satisfy our capital needs, we may be required to decrease the pace of, or eliminate, our future product offerings and market expansion opportunities and potentially curtail operations.

Our third-party loans contain certain terms that could materially adversely affect our financial condition.

We are party to certain loans with third parties, which are secured by our assets, including loans and promissory notes from, or in favor of, Burnley Capital LLC, or Burnley, Small Business Community Capital II, L.P., or SBCC, and Leonite Capital LLC, or Leonite, Northpoint Commercial Finance LLC, or Northpoint, and Goedeker Television, which are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” The loan agreements contain customary representations, warranties and affirmative and negative financial and other covenants. The total amount of our secured indebtedness outstanding as of March 31, 2020 was $5,747,353. As the result of technical defaults (i.e., not payment defaults) under certain of these loans and cross-default provisions in other loans, the lenders have the right to declare such outstanding amount immediately due and payable and we have classified such debt as a current liability on our balance sheet. As of the date of this prospectus, the secured lenders that hold such debt have not provided us with a notice that they have declared the outstanding amount immediately due and payable but may do so at any time in their discretion unless these technical defaults are cured. If these secured lenders notify us that they have declared all outstanding loan amounts immediately due and payable and we cannot repay such amounts through the refinancing of such indebtedness or otherwise, then we could be forced to liquidate our assets at prices below what we believe to be their fair value and may be forced by such lenders into bankruptcy. A declaration by these lenders that all outstanding amounts under such loans are immediately due and payable would have a material adverse effect on our financial condition, operations, results of operations and prospects. Although we expect to utilize a portion of the net proceeds of this offering to repay this secured indebtedness, no assurance can be given that this offering will close or that the lenders will not declare the loans immediately due and payable prior to the closing of this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further discussion regarding our borrowing activities.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our business is rapidly evolving and intensely competitive, and we have many competitors in different industries. Our competition includes furniture stores, big box retailers, department stores, specialty retailers, and online retailers and marketplaces in the U.S., including:

•        Furniture Stores:    Ashley Furniture, Bob’s Discount Furniture, Havertys, Raymour & Flanagan and Rooms To Go;

•        Big Box Retailers:    Bed Bath & Beyond, Home Depot, IKEA, Lowe’s, Target, Best Buy and Walmart;

•        Department Stores:    JCPenney and Macy’s;

•        Specialty Retailers:    Crate and Barrel, Ethan Allen, TJX, At Home, Williams Sonoma, Restoration Hardware, Arhaus, Horchow, Room & Board and Mitchell Gold + Bob Williams;

•        Online Retailers and Marketplaces:    Amazon, Wayfair, Houzz and eBay; and

•        Other:    AJ Madison, Appliance Connection and US Appliance.

We expect competition in e-commerce generally to continue to increase. We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including:

•        the size and composition of our customer base;

•        the number of suppliers and products we feature on our sites;

•        our selling and marketing efforts;

•        the quality, price and reliability of products we offer;

•        the convenience of the shopping experience that we provide;

•        our ability to distribute our products and manage our operations; and

•        our reputation and brand strength.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, faster and less costly shipping, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net revenue and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net revenue from their customer bases more effectively than we do.

Our success depends, in substantial part, on our continued ability to market our products through search engines and social media platforms.

The marketing of our products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with search engines and social media platforms, including those operated by Google, Facebook, Bing and Yahoo! These platforms could decide to change their terms and conditions of use at any time (and without notice) and/or significantly increase their fees. No assurances can be provided that we will be able to maintain cost-effective and otherwise satisfactory relationships with these platforms and our inability to do so in the case of one or more of these platforms could have a material adverse effect on our business, financial condition and results of operations.

We obtain a significant number of visits via search engines such as Google, Bing and Yahoo! Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search and may make other changes to the way results are displayed, which can negatively affect the placement of links and, therefore, reduce the number of visits to our website. The growing use of online ad-blocking software may also impact the success of our marketing efforts because we may reach a smaller audience and fail to bring more customers to our website, which could have a material adverse effect on our business, financial condition and results of operations.

System interruptions that impair customer access to our sites or other performance failures or incidents involving our logistics network, our technology infrastructure or our critical technology partners could damage our business, reputation and brand and substantially harm our business and results of operations.

The satisfactory performance, reliability and availability of our sites, transaction processing systems, logistics network, and technology infrastructure are critical to our reputation and our ability to acquire and retain customers, as well as maintain adequate customer service levels.

For example, if one of our data centers fails or suffers an interruption or degradation of services, we could lose customer data and miss order fulfillment deadlines, which could harm our business. Our systems and operations, including our ability to fulfill customer orders through our logistics network, are also vulnerable to damage or interruption from inclement weather, fire, flood, power loss, telecommunications failure, terrorist attacks, labor disputes, cyber-attacks, data loss, acts of war, break-ins, earthquake and similar events. In the event of a data center failure, the failover to a back-up could take substantial time, during which time our sites could be completely shut down. Further, our back-up services may not effectively process spikes in demand, may process transactions more slowly and may not support all of our site’s functionality.

We use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. We may not always be successful in executing these upgrades and improvements, and the operation of our systems may be subject to failure. In particular, we have in the past and may in the future experience slowdowns or interruptions on some or all of our sites when we are updating them, and new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. Additionally, if we expand our use of third-party services, including cloud-based services, our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with such services and/or failures by such third parties, which are out of our control. Our net revenue depends on the number of visitors who shop on our sites and the volume of orders we can handle. Unavailability of our sites or reduced order fulfillment performance would reduce the volume of goods sold and could also materially adversely affect consumer perception of our brand.

We may experience periodic system interruptions from time to time. In addition, continued growth in our transaction volume, as well as surges in online traffic and orders associated with promotional activities or seasonal trends in our business, place additional demands on our technology platform and could cause or exacerbate slowdowns or interruptions. If there is a substantial increase in the volume of traffic on our sites or the number of orders placed by customers, we may be required to further expand and upgrade our technology, logistics network, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our sites or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our sites, which is particularly challenging given the rapid rate at which new technologies, customer preferences and expectations and industry standards and practices are evolving in the e-commerce industry. Accordingly, we redesign and enhance various functions on our sites on a regular basis, and we may experience instability and performance issues as a result of these changes.

Any slowdown, interruption or performance failure of our sites and the underlying technology and logistics infrastructure could harm our business, reputation and our ability to acquire, retain and serve our customers, which could materially adversely affect our results of operations.

Our failure or the failure of third-party service providers to protect our sites, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We collect, maintain, transmit and store data about our customers, employees, contractors, suppliers, vendors and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. We also employ third-party service providers that store, process and transmit certain proprietary, personal and confidential information on our behalf. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit, encrypt, anonymize or pseudonymize certain confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction and personal data or other confidential and sensitive information from being breached or compromised. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our sites, networks and systems or that we or our third-party service providers otherwise maintain, including payment card systems and human resources management platforms. We and our service providers may not anticipate or prevent all types of attacks until after they have already been launched, and techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships.

Breaches of our security measures or those of our third-party service providers or cyber security incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of personal information, including consumers’ and employees’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; limited or terminated access to certain payment methods or fines or higher transaction fees to use such methods; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment or training of additional personnel and protection technologies, responses to governmental investigations and media inquiries and coverage; engagement of third party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these breaches of security occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. In addition, any party who is able to illicitly obtain a customer’s password could access that customer’s transaction data or personal information. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition and operating results. We may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of our business.

We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability and other claims and litigation (including class actions) or regulatory action relating to safety, personal injury, death or environmental or property damage. Some of our agreements with members of our supply chain may not indemnify us from product liability for a particular product, and some members of our supply chain may not have sufficient resources or insurance to satisfy their indemnity and defense obligations. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from qualified suppliers in a timely and efficient manner. Political and economic instability, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, transport security, inflation, and other factors relating to our suppliers are beyond our control.

Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers. There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality merchandise to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

Further, we rely on our suppliers’ representations of product quality, safety and compliance with applicable laws and standards. If our suppliers or other vendors violate applicable laws, regulations or our supplier code of conduct, or implement practices regarded as unethical, unsafe, or hazardous to the environment, it could damage our reputation and negatively affect our operating results. Further, concerns regarding the safety and quality of products provided by our suppliers could cause our customers to avoid purchasing those products from us, or avoid purchasing products from us altogether, even if the basis for the concern is outside of our control. As such, any issue, or perceived issue, regarding the quality and safety of any items we sell, regardless of the cause, could adversely affect our brand, reputation, operations and financial results.

We also are unable to predict whether any of the countries in which our suppliers’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to our customers and materially adversely affect our financial performance as well as our reputation and brand. Furthermore, some or all of our suppliers’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

In addition, our business with foreign suppliers may be affected by changes in the value of the U.S. dollar relative to other foreign currencies. For example, any movement by any other foreign currency against the U.S. dollar may result in higher costs to us for those goods. Declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign suppliers. This, in turn, might cause such foreign suppliers to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments, or discontinue selling to us altogether, any of which could ultimately reduce our sales or increase our costs.

Our suppliers have imposed conditions in our business arrangements with them. If we are unable to continue satisfying these conditions, or such suppliers impose additional restrictions with which we cannot comply, it could have a material adverse effect on our business, financial condition and operating results.

Our suppliers have strict conditions for doing business with them. Several are sizeable such as General Electric, Whirlpool and DMI. If we cannot satisfy these conditions or if they impose additional or more restrictive conditions that we cannot satisfy, our business would be materially adversely affected. It would be materially detrimental to our business if these suppliers decided to no longer do business with us, increased the pricing at which they allow us to purchase their goods or impose other restrictions or conditions that make it more difficult for us to work with them. Any of these events could have a material adverse effect on our business, financial condition and operating results.

Our dependence on one supplier for a substantial portion of our purchases makes us vulnerable to a disruption in the supply of its products.

We rely on Whirlpool for a substantial portion of product purchases. For the years ended December 31, 2019 and 2018, approximately 44.1% and 33%, respectively, of our total purchases were from Whirlpool. As a result, any of the following could have a material adverse effect on our business, financial condition and results of operations:

•        termination of the supply agreement;

•        an adverse change in the financial condition of Whirlpool; or

•        an adverse change in the Whirlpool’s ability to manufacture and/or deliver desired products on a timely basis.

Our agreement with Whirlpool is terminable at will by either party upon short notice, so does it not provide for the long-term availability of products, nor does it provide for the continuation of particular pricing practices. There can be no assurance that Whirlpool will continue to sell us products or that we will be able to establish new supply relationships to ensure similar product acquisitions in a timely and efficient manner and on acceptable commercial terms.

Successful performance of this supply agreement is critical to our success. If the supply relationship is affected adversely, we may be unable to replace quickly or effectively the products sold to us by Whirlpool. Significant disruptions could have a dramatic effect on our performance.

We may be unable to source new suppliers or strengthen our relationships with current suppliers.

We have relationships with over 1,000 suppliers. Our agreements with suppliers are generally terminable at will by either party upon short notice. If we do not maintain our existing relationships or build new relationships with suppliers on acceptable commercial terms, we may not be able to maintain a broad selection of merchandise, and our business and prospects would suffer severely.

In order to attract quality suppliers, we must:

•        demonstrate our ability to help our suppliers increase their sales;

•        offer suppliers a high quality, cost-effective fulfillment process; and

•        continue to provide suppliers with a dynamic and real-time view of our demand and inventory needs.

If we are unable to provide our suppliers with a compelling return on investment and an ability to increase their sales, we may be unable to maintain and/or expand our supplier network, which would negatively impact our business.

We depend on our suppliers to perform certain services regarding the products that we offer.

As part of offering our suppliers’ products for sale on our sites, suppliers are often responsible for conducting a number of traditional retail operations with respect to their respective products, including maintaining inventory and preparing merchandise for shipment to our customers. In these instances, we may be unable to ensure that suppliers will perform these services to our or our customers’ satisfaction in a manner that provides our customer with a unified brand experience or on commercially reasonable terms. If our customers become dissatisfied with the services provided by our suppliers, our business, reputation and brands could suffer.

We depend on our relationships with third parties, and changes in our relationships with these parties could adversely impact our revenue and profits.

We rely on third parties to operate certain elements of our business. For example, we primarily use R+L Carriers for most of our larger shipping services and AM Home Delivery for furniture deliveries, as well as carriers such as FedEx, UPS, DHL and the U.S. Postal Service to deliver small parcel products. As a result, we may be subject to shipping delays or disruptions caused by inclement weather, natural disasters, system interruptions and technology failures, labor activism, health epidemics or bioterrorism. We are also subject to risks of breakage or other damage during delivery by any of these third parties. We also use and rely on other services from third parties, such as retail partner services, telecommunications services, customs, consolidation and shipping services, as well as warranty, installation and design services.

We may be unable to maintain these relationships, and these services may also be subject to outages and interruptions that are not within our control. For example, failures by our telecommunications providers have in the past and may in the future interrupt our ability to provide phone support to our customers. Third parties may in the future determine they no longer wish to do business with us or may decide to take other actions or make changes to their practices that could harm our business. We may also determine that we no longer want to do business with them. If products are not delivered in a timely fashion or are damaged during the delivery process, or if we are not able to provide adequate customer support or other services or offerings, our customers could become dissatisfied and cease buying products through our sites, which would adversely affect our operating results.

The seasonal trends in our business create variability in our financial and operating results and place increased strain on our operations.

We experience surges in orders associated with promotional activities and seasonal trends. This activity may place additional demands on our technology systems and logistics network and could cause or exacerbate slowdowns or interruptions. Any such system, site or service interruptions could prevent us from efficiently receiving or fulfilling orders, which may reduce the volume or quality of goods or services we sell and may cause customer dissatisfaction and harm our reputation and brand.

Our business may be adversely affected if we are unable to provide our customers a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. We continually upgrade existing technologies and business applications to keep pace with these rapidly changing and continuously evolving technologies, and we may be required to implement new technologies or business applications in the future. The implementation of these upgrades and changes requires significant investments and as new devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative devices and platforms. Additionally, we may need to devote significant resources to the support and maintenance of such applications once created. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure to accommodate such alternative devices and platforms. Further, in the event that it is more difficult or less compelling for our customers to buy products from us on their mobile or other devices, or if our customers choose not to buy products from us on such devices or to use mobile or other products that do not offer access to our sites, our customer growth could be harmed and our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

Uncertainties in economic conditions and their impact on consumer spending patterns, particularly in the home goods segment, could adversely impact our operating results.

Consumers may view a substantial portion of the products we offer as discretionary items rather than necessities. As a result, our results of operations are sensitive to changes in macro-economic conditions that impact consumer spending, including discretionary spending. Some of the factors adversely affecting consumer spending include levels of unemployment; consumer debt levels; changes in net worth based on market changes and uncertainty;

home foreclosures and changes in home values or the overall housing, residential construction or home improvement markets; fluctuating interest rates; credit availability, including mortgages, home equity loans and consumer credit; government actions; fluctuating fuel and other energy costs; fluctuating commodity prices and general uncertainty regarding the overall future economic environment. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence and could negatively affect net revenue and have a material adverse effect on our operating results.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business.

Our business is highly dependent upon email and other messaging services for promoting our sites and products. Daily promotions offered through emails and other messages sent by us, or on our behalf by our vendors, generate a significant portion of our net revenue. We provide daily emails to customers and other visitors informing them of what is available for purchase on our sites that day, and we believe these messages are an important part of our customer experience and help generate a substantial portion of our net revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our net revenue and profitability would be materially adversely affected. Changes in how webmail applications organize and prioritize email may also reduce the number of subscribers opening our emails. For example, in 2013 Google Inc.’s Gmail service began offering a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications would also materially adversely impact our business. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially adversely affect our business, financial condition and operating results.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, credit accounts and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e- commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business. Further, if we enter into new market segments or geographical areas and expand the products and services we offer, we may be subject to additional laws and regulatory requirements or prohibited from conducting our business, or certain aspects of it, in certain jurisdictions. We will incur additional costs complying with these additional obligations and any failure or perceived failure to comply would adversely affect our business and reputation.

Failure to comply with applicable laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of laws and regulations govern the collection, use, retention, sharing, export and security of personal information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply, or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any applicable privacy or consumer protection- related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of proprietary or third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. U.S. and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted significantly reduce the effectiveness of such practices and technologies. The regulation of the use of cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and operating results.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised international, federal, state or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, on June 21, 2018, the U.S. Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018) where the Court held, among other things, that a state may require an out-of-state seller with no physical presence in the state to collect and remit sales taxes on goods the seller ships to consumers in the state, overturning existing court precedent. Other new or revised taxes and, in particular, sales taxes, value added tax and similar taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes and rulings could also create significant increases in internal costs necessary to capture data and collect and remit taxes. In addition, we may charge sales taxes in jurisdictions where our competitors do not, resulting in our product prices potentially being higher than those of our competitors. As a result, we may lose sales to our competitors in these jurisdictions. Any of these events could have a material adverse effect on our business, financial condition and operating results.

We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, our business could be harmed.

We believe our success has depended, and continues to depend, on the members of our senior management team. The loss of any of our senior management or other key employees could materially harm our business. Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, particularly mid-level managers and merchandising and technology personnel. The market for such positions is competitive. Qualified individuals are in high demand, and we may incur significant costs to attract them. Our inability to recruit and develop mid-level managers could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other U.S. employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and operating results may be materially adversely affected.

We may not be able to adequately protect our intellectual property rights.

We regard our customer lists, domain names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. We might not be able to obtain broad protection for all of our intellectual property. For example, we are the registrant of the Internet domain name for our website of www.goedekers.com, as well as various related domain names. However, we might not be able to prevent third parties from registering, using or retaining domain names that interfere with our consumer communications or infringe or otherwise decrease the value of our marks, domain names and other proprietary rights.

The protection of our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may materially adversely affect our business, financial condition and operating results. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights, and we may not be able to broadly enforce all of our intellectual property rights. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Additionally, the process of obtaining intellectual property protections is expensive and time-consuming, and we may not be able to pursue all necessary or desirable actions at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these protections will adequately safeguard our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or intellectual property rights. We may also be exposed to claims from third parties claiming infringement of their intellectual property rights, or demanding the release or license of open source software or derivative works that we developed using such software (which could include our proprietary code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of the implicated open source software.

We may be accused of infringing intellectual property rights of third parties.

The e-commerce industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. We may be subject to claims and litigation by third parties that we infringe their intellectual property rights. The costs of supporting such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained. As our business expands and the number of competitors in our market increases and overlaps occur, we expect that infringement claims may increase in number and significance. Any claims or proceedings against us, whether meritorious or not, could be time-consuming, result in considerable litigation costs, require significant amounts of management time or result in the diversion of significant operational resources, any of which could materially adversely affect our business, financial condition and operating results.

We have received in the past, and we may receive in the future, communications alleging that certain items posted on or sold through our sites violate third-party copyrights, designs, marks and trade names or other intellectual property rights or other proprietary rights. Brand and content owners and other proprietary rights owners have actively asserted their purported rights against online companies. In addition to litigation from rights owners, we may be subject to regulatory, civil or criminal proceedings and penalties if governmental authorities believe we have aided and abetted in the sale of counterfeit or infringing products.

Such claims, whether or not meritorious, may result in the expenditure of significant financial, managerial and operational resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have violated their rights, but such licenses may not be available on terms acceptable to us, or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, result in site unavailability, service disruptions, and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position. We also from time to time receive inquiries and subpoenas and other types of information requests from government authorities and we may become subject to related claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and related legal proceedings is difficult to predict, such matters can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, reputational harm or costs and significant payments, any of which could negatively affect our business operations and financial position.

The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs as a result of becoming a public company.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, and we expect to incur additional costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual, quarterly and current reports with respect to our business and financial condition, and proxy and other information statements, as well as the rules and regulations implemented by the Securities and Exchange Commission, or the SEC, the the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Public Company Accounting Oversight Board, and the listing requirements of [NYSE American/Nasdaq] (if our common stock is approved for listing), each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to, among other things:

•        prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules and [NYSE American/Nasdaq] rules;

•        expand the roles and duties of our board of directors and committees thereof and management;

•        hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute more comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;

•        build and maintain an investor relations function;

•        establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•        comply with the initial listing and maintenance requirements of [NYSE American/Nasdaq]; and

•        comply with the Sarbanes-Oxley Act.

We expect these rules and regulations, and any future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases, due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a non-accelerated filer or no longer an emerging growth company if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

Risks Related to This Offering and Ownership of Our Common Stock

There has been no public market for our common stock prior to this offering, and an active market in which investors can resell their shares of our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. We intend to apply to list of our common stock on [NYSE American/Nasdaq] under the symbol “GOED.” There is no guarantee that [NYSE American/Nasdaq], or any other exchange or quotation system, will permit our common stock to be listed and traded. If we fail to obtain a listing on [NYSE American/Nasdaq], we may seek quotation on the OTCQX Best Market or OTCQB Venture Market operated by OTC Markets Group Inc. These markets are inter-dealer, over-the-counter markets that provide significantly less liquidity than [NYSE American/Nasdaq].

Even if our common stock is approved for listing on [NYSE American/Nasdaq], a liquid public market for our common stock may not develop. The initial public offering price for our common stock has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the common stock is traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your common stock regardless of our operating performance or prospects.

The market price of our common stock may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

•        actual or anticipated variations in our periodic operating results;

•        increases in market interest rates that lead investors of our common stock to demand a higher investment return;

•        changes in earnings estimates;

•        changes in market valuations of similar companies;

•        actions or announcements by our competitors;

•        adverse market reaction to any increased indebtedness we may incur in the future;

•        additions or departures of key personnel;

•        actions by stockholders;

•        speculation in the media, online forums, or investment community; and

•        our intentions and ability to list our common stock on [NYSE American/Nasdaq] and our subsequent ability to maintain such listing.

The public offering price of our common stock has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may not be able to satisfy listing requirements of [NYSE American/Nasdaq] or obtain or maintain a listing of our common stock on [NYSE American/Nasdaq].

If our common stock is listed on [NYSE American/Nasdaq], we must meet certain financial and liquidity criteria to maintain such listing. If we violate [NYSE American/Nasdaq] listing requirements, our common stock may be delisted. If we fail to meet any of [NYSE American/Nasdaq]’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from [NYSE American/Nasdaq] may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

1847 Holdings, a company controlled by Ellery W. Roberts, our Chairman, may own a majority of our outstanding common stock after this offering. As a result, he may have the ability to approve all matters submitted to our stockholders for approval.

1847 Holdings will own approximately 51.15% of our outstanding common stock following this offering, or approximately 49.44% if the underwriters exercise the over-allotment option in full. 1847 Holdings is controlled by Ellery W. Roberts, our Chairman. He therefore may have the ability to approve all matters submitted to our stockholders for approval including:

•        election of our board of directors;

•        removal of any of our directors;

•        any amendments to our certificate of incorporation or our bylaws; and

•        adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, this concentration of ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

As a “controlled company” under the rules of [NYSE American/Nasdaq], we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

Under [NYSE American/Nasdaq]’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future if we are a controlled company after this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our common stock to look less attractive to certain investors or otherwise harm our trading price.

Certain of our directors, officers and management could be in a position of conflict of interest.

Our Chairman, Ellery W. Roberts, our Chief Financial Officer, Robert D. Barry and our director, Paul A. Froning, are also officers (in the case of Mr. Roberts) and directors (in the case of Messrs. Roberts, Barry and Froning) of our indirect parent company, 1847 Holdings. 1847 Holdings is an acquisition holding company and has acquired companies that directly compete with us and may acquire other companies that compete with us in the future. For example, on May 28, 2020, a subsidiary of 1847 Holdings acquired Asien’s Appliance, Inc. Asien’s Appliance, Inc. is our competitor. As the result of this acquisition and future potential acquisitions of competitors, our officers and/or directors who are also affiliated with 1847 Holdings may be conflicted and there is no assurance that any such conflict will be resolved in our favor.

In addition, Mr. Roberts is the controlling principal of the Manager, which controls 1847 Holdings and is a party to a management services agreement with our company pursuant to which it provides certain services to us, including administrative supervision and oversight of our day-to-day business operations for a quarterly management fee equal to $62,500. These persons may obtain compensation and other benefits in transactions relating to us that involve 1847 Holdings or the Manager, as applicable. Consequently, there exists the possibility for such persons to be in a position of conflict. These conflicts may not be resolved in our favor. Such conflicts of interest could have a material adverse effect on our business and operations. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. In the case of transactions with these affiliates, there may be an absence of arms’ length negotiations with respect to the terms, conditions and consideration with respect to goods and services provided to or by us.

Our management has broad discretion as to the use of the net proceeds from this offering allocated to working capital and general corporate purposes.

Our management will have broad discretion in the application of the net proceeds that are allocated to working capital and general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering that are allocated to working capital and general corporate purposes in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering that are allocated to working capital and general corporate purposes in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of March 31, 2020, our net tangible book value was approximately $(8,976,788), or approximately $(2.83) per share (post-split). Since the effective price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $15.00 per share of common stock being sold in this offering, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and our net tangible book value per share as of March 31, 2020, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of 14.00 per share (or $13.52 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the common stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

Section 5(b) of the Securities Act could subject us to rescission rights by investors that are participating in this offering.

On April 3, 2020, our affiliate, 1847 Holdings, issued a press release announcing the retention of the representative for this offering. The press release was not in compliance with the provisions of Rule 135 of the Securities Act. The SEC has regulations concerning the ability of an issuer to make public announcements during a registered public offering of its securities. Rule 135 of the Securities Act is a safe harbor which permits an issuer to make a public announcement during the pre-filing period (the period before the filing the registration statement), but such announcements are limited to the information identified in the rule. As a result, investors in this offering may potentially be entitled to bring suit against us for not being in compliance with the Securities Act and may be able to obtain rescission rights, which would require that we refund the purchase price paid by them for our shares, and we may not at the time of any such rescission have sufficient cash to make such refunds. The potential costs, risks and liabilities associated with such potential lawsuits, rights of rescission and/or regulatory actions cannot be accurately assessed at this time, but in the event such lawsuits, rescission offerings and/or regulatory actions are instituted, we believe that such actions will not have a material financial effect on our company. Also, our inability to resolve any potential violation of Section 5 of the Securities Act to the satisfaction of the SEC could result in a delay or prohibition in obtaining the effectiveness of any future registration statements, which could hinder or impair the ability to obtain future financing.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares of capital stock for up to 180 days after the closing of this offering, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on [NYSE American/Nasdaq] or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•        being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, and limit attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        provide that directors may only be removed by the majority of the shares of voting stock then outstanding; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenue, costs or expenditures;

•        growth of and competition trends in our industry;

•        our expectations regarding demand for, and market acceptance of, our products;

•        our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;

•        our expectation regarding the use of proceeds from this offering;

•        fluctuations in general economic and business conditions in the markets in which we operate; and

•        relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

Certain market and industry data included in this prospectus is derived from information provided by third-party market research firms, third-party financial or analytics firms, or public sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our market. We have not independently verified such third-party information. The market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight.

Certain data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $13,152,130 from this offering (or approximately $15,383,380 if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $15.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering (i) to pay off all debt that we owe to Burnley, SBCC and Leonite, including all principal, interest and any prepayment or other fees; (ii) to repay of a portion of the debt that we owe to Goedeker Television in accordance with the terms of a settlement agreement; and (iii) for working capital and general corporate purposes. For a description of these loans, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” The proceeds of these loans were used to acquire the assets of Goedeker Television and for working capital.

Each $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $915,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them. For purposes of calculation of the loan payoff amounts, we have assumed a closing date of June 30, 2020.

	Amount without Over-Allotment Option	Amount with Over-Allotment Option
Repayment of revolving loan from Burnley(1)	$541,131.86	$541,131.86
Repayment of term loan from SBCC(2)	1,190,120.78	1,190,120.78
Repayment of secured convertible promissory note issued to Leonite(3)	829,645.02	829,645.02
Payment on subordinated promissory note issued to Goedeker Television(4)	516,301.26	516,301.26
Working capital and general corporate	10,074,931.08	12,306,181.08
Total use of proceeds	$13,152,130.00	$15,383,380.00

____________

(1)      This loan matures on April 5, 2022 and bears interest at a per annum rate equal to the greater of (i) the rate which is the Three Month London Interbank Offered Rate identified in the Wall Street Journal “Money Rates” column on the date the interest rate is to be determined plus 6.00% or (ii) 8.50%; provided that upon an event of default, all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 3.00%.

(2)      This loan matures on April 5, 2023 and bears interest at the sum of the cash interest rate (defined as 11% per annum) plus the Paid-in-Kind, or PIK, interest rate (defined as 2% per annum); provided that upon an event of default, all principal, past due interest and all fees shall bear interest at a per annum rate equal to the cash interest rate and the PIK interest rate, in each case plus 3.00%.

(3)      This loan matures on October 5, 2020 and bears interest at the rate of the greater of (i) 12% per annum and (ii) the prime rate as set forth in the Wall Street Journal on April 5, 2019 plus 6.5% guaranteed over the holding period on the unconverted principal amount; provided that upon an event of default, any amount of principal or interest which is not paid shall bear interest at the rate at the lesser of 24% per annum or the maximum legal amount permitted by law.

(4)      This loan matures on April 5, 2023 and bears interest at the rate of 9% per annum. As described below, we are not current in our payments on this loan. In accordance with the terms of the settlement agreement described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Goedeker Television Settlement,” we agreed to make all payments of principal and interest due under this loan through the closing date of this offering.

Our management will retain broad discretion over the allocation of the net proceeds from this offering with respect to working capital and general corporate uses. See “Risk Factors — Risks Related to This Offering and the Ownership of Our Common Stock — Our management has broad discretion as to the use of the net proceeds from this offering allocated to working capital and general corporate purposes.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020:

•        on an actual basis;

•        on a pro forma basis to give effect to the increase in authorized stock, change in par value and forward split that will be completed immediately prior the effective date of the registration statement of which this prospectus forms a part;

•        on a pro forma basis to reflect the sale of 1,000,000 shares by us in this offering at an assumed price to the public of $15.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $13,152,130 after deducting (i) underwriter commissions of $1,125,000 and (ii) our estimated other offering expenses of $722,870; and

•        on a pro forma basis to reflect the sale of 1,150,000 shares by us in this offering, assuming the underwriters elect to exercise the over-allotment option in full, at an assumed price to the public of $15.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $15,383,380 after deducting (i) underwriter commissions of $1,293,750 and (ii) our estimated other offering expenses of $572,870.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our common stock and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	March 31, 2020
	Actual	Pro Forma	Post-Offering Pro Forma without Over- Allotment Option	Post-Offering Pro Forma with Over- Allotment Option
Cash and cash equivalents	$247,668	$247,668	$10,322,599	12,553,849
Long-term obligations:
Notes payable, related parties, net of current portion	2,084,567	2,084,567	2,084,567	2,084,567
Operating lease liabilities, net of current portion	1,521,725	1,521,725	1,521,725	1,521,725
Contingent note payable	49,248	49,248	49,248	49,248
Total long-term obligations	3,655,540	3,655,540	3,655,540	3,655,540
Stockholders’ equity (deficit):
Preferred stock, none authorized or issued and outstanding on an actual basis; $0.0001 par value, 20,000,000 shares authorized and 0 shares issued and outstanding on a pro forma basis (prior to this offering)	—	—	—	—
Common stock, $0.001 par value per share, 5,000 shares authorized and 1,000 shares issued and outstanding on an actual basis; $0.0001 par value, 200,000,000 shares authorized and 3,166,666 shares issued and outstanding on a pro forma basis (prior to this offering)	1	333	433	448
Additional paid-in capital	1,272,195	1,271,863	14,423,893	16,655,128
Accumulated deficit	(3,353,270)	(3,353,270)	(3,353,270)	(3,353,270)
Total stockholder’s equity (deficit)	(2,081,074)	(2,081,074)	11,071,056	13,302,306
Total capitalization	$1,574,466	$1,574,466	$14,726,596	$16,957,846

Each $1.00 increase or decrease in the assumed offering price per share of $15.00, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total stockholders’ equity and total capitalization by approximately $915,000 (or $1,063,750 if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us.

The table above excludes the following shares:

•        500,000 (post-split) shares of common stock that will be reserved for issuance under our 2020 Equity Incentive Plan, including 175,438 shares of common stock issuable upon the exercise of an option to be granted to our Chief Executive Officer immediately following the closing of this offering at an exercise price equal to the price per share at which our common stock is being sold in this offering; and

•        up to 57,500 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of our common stock sold in this offering exceeds the pro forma net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value of our common stock as of March 31, 2020 was approximately $(8,976,788), or approximately $(2.83) per share (post-split).

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of 1,000,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2020 would have been approximately $4,175,342 or approximately $1.00 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.84 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $14.00 per share to purchasers of our common stock in this offering, as illustrated in the following table.

Assumed initial public offering price per share	$15.00
Net tangible book value per share at March 31, 2020	$(2.83)
Pro forma net tangible book value per share after this offering	$1.00
Increase in net tangible book value per share to the existing stockholders	$3.84
Dilution in net tangible book value per share to new investors in this offering	$14.00

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $1.48 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of common stock in this offering would be $13.52 per share.

The following table sets forth, on a post-split basis and assuming the sale of 1,000,000 shares of our common stock in this offering, as of March 31, 2020, the total number of shares of common stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of common stock, before deducting estimated underwriter commissions and offering expenses, in each case payable by us. As the table shows, new investors purchasing shares of our common stock in this offering may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Share Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	3,166,666	76.00%	$3,167	0.02%		$0.001
New investors	1,000,000	24.00%	$15,000,000	0.02%		$15.00
Total	4,166,666	100%	$15,003,167	99.98%	$

The table above excludes the following shares:

•        500,000 (post-split) shares of common stock that will be reserved for issuance under our 2020 Equity Incentive Plan, including 175,438 shares of common stock issuable upon the exercise of an option to be granted to our Chief Executive Officer immediately following the closing of this offering at an exercise price equal to the price per share at which our common stock is being sold in this offering;

•        166,667 (post-split) shares of common stock that are issuable upon the exercise of a warrant that will be exercised immediately prior to, and contingent upon, the closing of this offering; and

•        up to 57,500 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

All periods presented on or prior to April 5, 2019 represent the operations of Goedeker Television, our predecessor. Unless otherwise specified, all results of operations information for the year ended December 31, 2019 reflects the full year.

References to “Successor” refer to the financial position and results of operations of our company subsequent to April 5, 2019. References to “Predecessor” refer to the financial position and results of operations of Goedeker Television on and before April 5, 2019.

Overview

Our company is a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. Since our founding in 1951, we have evolved from a local brick and mortar operation serving the St. Louis metro area to a large nationwide omnichannel retailer that offers one-stop shopping for the leading brands. While we still maintain our St. Louis showroom, over 90% of our sales are placed through our website at www.goedekers.com. We offer over 227,000 SKUs organized by category and product features, providing visitors to the site an easy to navigate shopping experience.

Through our e-commerce business model, we offer an online marketplace for consumers looking for variety, style, service and value when shopping for nearly any home product needed. We are focused on bringing our customers an experience that is at the forefront of shopping online for the home. We have built a large online selection of appliances, furniture, home goods and related products. We are able to offer this vast selection of products because our model requires minimal inventory. We specialize in the home category and this has enabled us to build a shopping experience and logistics infrastructure that is tailored to the unique characteristics of our market.

Recent Developments

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

Most states and cities have reacted by instituting quarantines, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it. Effective April 6, 2020, the Governor of Missouri announced a stay at home order that was in effect until May 3, 2020. Pursuant to this order, non-essential businesses, such as our showroom, were forced to close. However, our call center and warehouse continued to operate. According to Missouri’s re-opening plan, retail stores, such as our showroom, may re-open effective May 4, 2020 but with limitations on the number of individuals allowed in the showroom. We have not yet determined when we may re-open our showroom. Since over 90% of our sales are completed online and our call center and warehouse and distribution operations continued to operate, the restrictions put in place have not yet had a negative impact on our operations.

We have taken steps to take care of our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for those employees who are not able to work remotely. We have also taken precautions with regard to employee, facility and office hygiene as well as implementing significant travel restrictions. We are also assessing our business continuity plans for all business units in the context of the pandemic. This is a rapidly evolving situation, and we will continue to monitor and mitigate developments affecting our workforce, our suppliers, our customers, and the public at large to the extent we are able to do so. We have and will continue to carefully review all rules, regulations, and orders and responding accordingly.

We are dependent upon suppliers to provide us with all of the products that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of our products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for such products, they may cost more, which could adversely impact our profitability and financial condition.

If the current pace of the pandemic cannot be slowed and the spread of the virus is not contained, our business operations could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having the virus, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Payroll Protection Program Loan

On April 9, 2020, we received a $642,600 Payroll Protection Program, or PPP, loan from the United States Small Business Administration, or SBA, under provisions of the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act. The PPP loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loan contains events of default and other provisions customary for loans of this type. The PPP provides that PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. We intend to use the proceeds from the PPP loan for qualifying expenses and to apply for forgiveness of the PPP loan in accordance with the terms of the CARES Act. We have classified the PPP loan as a current liability pending SBA clarification of the final loan terms.

Leonite Amendment

On May 11, 2020, the Borrowers and Leonite (each as defined below) entered into a first amendment to secured convertible promissory note, pursuant to which the parties agreed (i) to extend the maturity date of the note to October 5, 2020, (ii) that the Borrower’s failure to repay the note on the original maturity date of April 5, 2020 shall not constitute and event of default under the note and (iii) to increase the principal amount of the note by $207,145, as a forbearance fee. Notwithstanding the foregoing, in the event that the Borrower completes an offering of debt, equity, or closes on an asset sale (other than in the ordinary course of business), then the Borrower agreed to promptly use the net proceeds of such offering to repay Leonite; provided that, in no event shall this requirement cause the Borrower to default on any of its agreements and obligations that were outstanding at the time of the amendment.

Pursuant to the amendment, 1847 Holdings also agreed to issue Leonite a 5% equity interest Asien’s Appliance, Inc. upon its acquisition of that company, which was completed on May 28, 2020. Asien’s Appliance Inc. is now owned by 1847 Holdings. We have no interest or relationship in Asien’s Appliance Inc. whatsoever and do not foresee having any relationship with Asien’s Appliance Inc. in the future. See “Risks Related to This Offering and Ownership of Our Common Stock — Certain of our directors, officers and management could be in a position of conflict of interest.”

In connection with the amendment, 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 of its common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis.

Goedeker Television Settlement

On June 1, 2020, we entered into a settlement agreement with Goedeker Television, Steve Goedeker, Mike Goedeker and our immediate parent company, 1847 Goedeker Holdco Inc., or 1847 Holdco. The settlement agreement and the related transaction documents that are exhibits to the settlement agreement were all signed on June 1, 2020 but will only become effective upon the closing of this offering.

Pursuant to the settlement agreement, the parties entered into an amendment and restatement of the 9% subordinated promissory note described below, pursuant to which (i) the principal amount of the existing note shall be increased by $250,0000, (ii) upon the closing of this offering, we agreed to make all payments of principal and interest due under the note through the date of the closing of this offering, and (iii) from and after the closing of this offering, the interest rate of the note shall be increased from 8% to 12%. We also agreed to grant to the sellers, Goedeker Television, Steve Goedeker and Mike Goedeker, a security interest in all of the assets of our company to secure our obligations under the amended and restated note and entered into a security agreement with them that will become effective upon the closing of this offering.

At the closing of this offering, we will pay $516,301.26 to the sellers, which is equal to the principal due and owing for quarters 2, 3 and 4 under the note plus accrued interest thereon, which is equal to $324,671.94 as of June 1, 2020 and will accrue at a rate of $983.85 per day thereafter.

In addition, pursuant to the settlement agreement, the parties agreed that the ongoing arbitration action relating to the working capital adjustment contained in the asset purchase agreement would be settled effective upon the closing of this offering and that each party to such arbitration action would release all claims that it has against the other parties to such action. As part of the settlement of the arbitration action, we agreed that the sellers will not have to pay the $809,000 working capital adjustment amount that we claim the sellers owe to us under the asset purchase agreement.

The parties to the settlement agreement also agreed that each party to the asset purchase agreement has fulfilled all of its obligations under such agreement other than obligations of our company with respect to the earn-out contained in the asset purchase agreement and obligations of the sellers with respect to the non-competition provisions of the asset purchase agreement. The parties to the settlement agreement also agreed that the right to participate in future stock issuances contained in the asset purchase agreement would be terminated and of no force and effect as of immediately prior to the closing of this offering so that it will not apply to the securities sold in this offering or any future sale of our securities.

The settlement agreement also contained a mutual release among the parties to the settlement agreement.

The parties to the settlement agreement, Leonite and 1847 Holdings also agreed that the stockholders agreement among the them will be terminated as of immediately prior to the closing of this offering and that the shares of our stock held by 1847 Holdco will be distributed by 1847 Holdco to the stockholders of 1847 Holdco immediately upon the closing of this offering on a pro rata basis based upon the relative ownership interests of such stockholders in 1847 Holdco.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•        our ability to acquire new customers or retain existing customers;

•        our ability to offer competitive product pricing;

•        our ability to broaden product offerings;

•        industry demand and competition; and

•        market conditions and our market position.

Revenue Projections for Second Quarter of 2020

We expect that for the quarter ended June 30, 2020 our revenue will range from $15.5 million to $16.2 million, which when compared to our revenue for the quarter ended March 31, 2020 of $9.7 million, would be an increase of 60.0% at the low end of the range or 67.0% at the high end of the range. The projected revenue for the quarter ended June 30, 2020 when compared to our revenue for the quarter ended June 30, 2019 of $11.5 million would be an increase of 34.8% at the low end of the range or 40.9% at the high end of the range. Specifically, we expect to report monthly revenue during the quarter ended June 30, 2020 as follows:

	Low End of Range	High End of Range
April	$3,623,000	$3,623,000
May	5,653,000	5,950,000
June	6,270,000	6,600,000
Total	$15,546,000	$16,173,000

We expect that for the quarter ended June 30, 2020 our operating loss will range from $171,000 to $96,000, which when compared to our operating loss for the quarter ended March 31, 2020 of $1,315,133, would be a decrease of 87.0% at the low end of the range or 92.7% at the high end of the range. The projected operating loss for the quarter ended June 30, 2020 when compared to our operating loss for the quarter ended June 30, 2019 of $490,023 would be a decrease of 65.1% at the low end of the range or 80.4% at the high end of the range. Specifically, we expect to report monthly operating income (loss) during the quarter ended June 30, 2020 as follows:

	Low End of Range	High End of Range
April	$(231,000)	$(231,000)
May	(42,000)	(7,000)
June	102,000	142,000
Total	$(171,000)	$(96,000)

Key Financial Operating Metrics

Site Sessions by Month in 2020

January	February	March	April	May
465,018	486,497	479,504	799,690	1,188,102

Order History

	2020	2019	2018
Three months through March 31,	$15,156,000	$13,932,000	$15,901,000
April	$7,109,000	$4,591,000	$4,625,000
May	$11,881,000	$6,194,000	$6,885,000

Days from Order to Shipment

	2020	2019	2018
January	29.36	24.31	18.97
February	37.56	20.97	19.03
March	30.52	19.26	18.59
April	30.78	17.82	18.43
May	23.43	18.75	16.26

A site session occurs when a person visits our website. An order occurs when a customer has visited our website and ordered one or more items and has paid for them. The days from order to shipment is a measure, in the case of orders shipped from our warehouse, of the time from the order until the product ordered is loaded onto the shippers’s truck for delivery, and in the case of drop shipments, the time between the order and the date that we are invoiced (assuming that the vendor invoices us on the day that shipment to the customer is made).

We have realized sequential improvement in key operating metrics that impact our financial statements on a latent basis.

Our site sessions increased from a monthly average of 477,000 per month for the months of January, February and March of 2020, to almost 800,000 site sessions in April 2020. We had nearly 1.2 million site sessions in May 2020. These increased site sessions were achieved at a lower cost per session beginning in February and have continued through the date of this prospectus.

These increased site sessions resulted in three-year highs for orders in April and May of this year. An order is paid for by our customer when the order is placed and booked as revenue by us when the order is shipped.

Higher orders have positively impacted our working capital as orders yield cash in advance of shipment. Improvements in our working capital as a result of higher orders have positively impacted our delivery times thereby reducing the time from order to shipment. A reduction in days from order to shipment results in fewer cancelled orders and, as a result, higher revenues.

This offering will provide a net increase of cash on our balance sheet of approximately $10,074,931 (or $12,306,181 if the underwriters exercise the over-allotment option in full). Given what we believe to be the linear relationship between advertising, site visits, orders, and days from order to shipment impacting cancellations, we believe this increase in working capital will have a dramatically positive impact on accelerating our growth rate and profitability.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•        disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of Three Months Ended March 31, 2020 and 2019

The following table sets forth key components of our results of operations during the three months ended March 31, 2020 and 2019, both in dollars and as a percentage of our revenue.

	Successor		Predecessor
	March 31, 2020		March 31, 2019
	Amount	% of Net Sales	Amount	% of Net Sales
Products sales, net	$9,677,178	100.0%	$11,947,046	100.0%
Cost of goods sold	8,111,170	83.8%	10,269,656	86.0%
Gross profit	1,566,008	16.2%	1,677,390	14.0%
Operating expenses
Personnel	1,311,484	13.6%	882,721	7.3%
Advertising	666,436	6.9%	600,799	5.0%
Bank and credit card fees	244,740	2.5%	257,117	2.2%
Depreciation and amortization	91,841	0.9%	9,674	0.1%
General and administrative	566,640	5.9%	416,448	3.5%
Total operating expenses	2,881,141	29.8%	2,166,759	18.1%
Net loss from operations	(1,315,133)	(13.6)%	(489,369)	(4.1)%
Other income (expense)
Financing costs	(194,682)	(2.0)%	—	—
Interest expense	(212,688)	(2.2)%	—	—
Other income	2,383	—	30,847	0.3%
Total other income (expense)	(404,987)	(4.2)%	30,847	0.3%
Net loss before income taxes	(1,720,120)	(17.8)%	(458,222)	(3.8)%
Provision for income taxes	(435,000)	(4.5)%	—	—
Net loss	$(1,285,120)	(13.3)%	$(458,222)	(3.8)%

Product sales, net.    We generate revenue from the retail sale of home furnishings, including appliances, furniture, home goods and related products. Our product sales were $9,677,178 for the three months ended March 31, 2020, as compared to $11,947,046 for the three months ended March 31, 2019, a decrease of $2,269,868 or 19.0%. The decline in revenue is partially attributable to the transition in ownership and shipping delays that resulted in increased customer order cancellations. The shipping delays are primarily the result of working capital issues.

When our working capital is low, we suffer shipping delays because we do not have sufficient working capital to immediately purchase a product for a customer following that customer’s order and instead must delay our purchase for a period of time. As a result, customer cancellations increase because customers end up waiting longer than expected for the product that they have ordered. Customers often cancel their order if there is a significant delay between order time and shipping. For the three months ended March 31, 2020, we estimate that cancellations caused by shipping delays approximated $2.1 million. The working capital issues and resulting shipping delays have been ameliorated by recent trends in customer orders. Since the coronavirus pandemic, our customer orders have increased providing us with the cash (working capital) necessary to order products without any delay. Our ability to immediately order products because of this increased cash reduced the time from order to shipping, which results in fewer customer cancellations.

Our past performance is generally indicative of future performance to the extent that there are seasonal factors such as Black Friday, Cyber Monday, and other shopping days when sales spike.

Our revenue by sales type is as follows:

	Successor		Predecessor
	March 31, 2020		March 31, 2019
	Amount	%	Amount	%
Appliance sales	$7,802,104	80.62%	$9,072,939	75.94%
Furniture sales	1,281,836	13.25%	2,292,493	19.19%
Other sales	593,238	6.13%	581,614	4.87%
Total	$9,677,178	100.00%	$11,947,046	100.00%

Cost of goods sold.    Our cost of goods sold consists of the cost of purchased merchandise plus the cost of delivering merchandise and, where applicable, installation, net of promotional rebates and other incentives received from vendors. Our total cost of goods sold was $8,111,170 for the three months ended March 31, 2020, as compared to $10,269,656 for the three months ended March 31, 2019, a decrease of $2,158,486, or 21.0%. As a percentage of net sales, cost of sales declined from 86.0% in the 2019 period to 83.8% in the 2020 period. Prior to the acquisition in April 2019, we made adjustments to cost of sales in March 2019 that related to 2018. Had the adjustments been made in 2018, cost of sales would have been 83.4% compared to 83.8% in the 2020 period. The remaining difference is attributable to product mix and other normal variables.

Personnel expenses.    Personnel costs include employee salaries and bonuses plus related payroll taxes. It also includes health insurance premiums, 401(k) contributions, and training costs. Our total personnel costs were $1,311,484 for the three months ended March 31, 2020, as compared to $882,721 for the three months ended March 31, 2019, an increase of $428,763 or 48.6%. The increase is the result of hiring three new senior management personnel and the accrual of $319,216 as the present value of a severance contract payable to the former president.

Advertising expenses.    Advertising expenses include the cost of marketing our products and primarily include online search engine expenses. Our total advertising costs were $$666,436 for the three months ended March 31, 2020, as compared to $600,799 for the three months ended March 31, 2019, an increase of $65,637 or 10.9%. The increase in spending in the 2020 period elates to an increase in advertising spending to drive traffic to our website.

Bank and credit card fees.    Bank and credit card fees are primarily the fees we pay credit card processors for processing credit card payments made by customers. Our bank and credit card fees were $244,740 for the three months ended March 31, 2020, as compared to $257,117 for the three months ended March 31, 2019, a decrease of $12,377 or 4.8%. These fees are based on sales, so the decline was primarily due to the decrease in sales.

General and administrative expenses.    Our general and administrative expenses consist primarily of professional advisor fees, bad debts, rent expense, insurance, and other expenses incurred in connection with general operations. Our total general and administrative expenses were $566,640 for the three months ended March 31, 2020, as compared to $416,448 for the three months ended March 31, 2019, an increase of $150,192 or 36.1%. The primary increases are professional fees for audits, consulting fees to upgrade our online shopping cart, fees to the Manager under the offsetting management services agreement described below, fees to comply with the requirement to collect sales taxes in all states, and other consulting fees.

Total other income (expense).    We had $404,987 in total other expense, net, for the three months ended March 31, 2020, as compared to total other income, net, of $30,847 for the three months ended March 31, 2019. Total other expense, net, for the three months ended March 31, 2020 consisted of financing costs of $194,682 and interest expense of $212,688, offset by other income of $2,383, while other income, net, for the three months ended March 31, 2019 consisted entirely of other income.

Net loss.    As a result of the cumulative effect of the factors described above, we had a net loss of $1,285,120 for the three months ended March 31, 2020, as compared to $458,222 for the three months ended March 31, 2019.

Comparison of Years Ended December 31, 2019 and 2018

The following table sets forth key components of our results of operations for the period from April 6 to December 31, 2019 (Successor), the period from January 1 to April 5, 2019 (Predecessor) and the year ended December 31, 2018 (Predecessor), in dollars and as a percentage of our revenue.

	Successor		Predecessor
	For the Period April 6 to December 31, 2019		For the Period January 1 to April 5, 2019		For the Year-Ended December 31, 2018
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Product sales, net	$34,668,112	100.0%	$12,946,901	100.0%	$56,306,960	100.0%
Cost of goods sold	28,596,129	82.5%	11,004,842	85.0%	45,409,884	80.6%
Gross profit	6,071,983	17.5%	1,942,059	15.0%	10,898,076	19.4%
Operating expenses
Personnel	2,909,751	8.4%	913,919	7.1%	3,627,883	6.4%
Advertising	1,996,507	5.8%	714,276	5.5%	2,640,958	4.7%
Bank and credit card fees	870,877	2.5%	329,247	2.5%	1,369,557	2.4%
Depreciation and amortization	271,036	0.8%	9,675	0.1%	39,639	0.1%
General and administrative	1,741,050	5.0%	451,214	3.5%	1,330,647	2.4%
Total operating expenses	7,789,221	22.5%	2,418,331	18.7%	9,008,684	16.0%
Income (loss) from operations	(1,717,238)	(5.0)%	(476,272)	(3.7)%	1,889,392	3.4%
Other income (expense)
Financing costs	(520,160)	(1.5)%	—	—	—	—
Gain on write-down of contingency	32,246	0.1%	—	—	—	—
Interest expense	(683,211)	(1.9)%	—	—	(149)	—
Change in fair value of warrant liability	106,900	0.3%	—	—	—	—
Other	15,010	—	31,007	0.3%	116,135	0.2%
Total other income (expense)	(1,049,215)	(3.0)%	31,007	0.3%	115,986	0.2%
Net income (loss) before income taxes	(2,766,453)	(8.0)%	(445,265)	(3.4)%	2,005,378	3.6%
Provision for income taxes	(698,303)	(2.0)%	—	—	—	—
Net income (loss)	$(2,068,150)	(6.0)%	$(445,265)	(3.4)%	$2,005,378	3.6%

We believe that reviewing our operating results for the year ended December 31, 2019 by combining the results of the 2019 successor period (April 6, 2019 through December 31, 2019) and 2019 predecessor period (January 1, 2019 through April 5, 2019) with the pro forma adjustments related to the acquisition is more useful in discussing our overall operating performance compared to the results of the year ended December 31, 2018 (predecessor). We do not see any potential risks associated with utilizing this pro forma presentation.

Following are the combined periods for 2019:

	Period April 6 to December 31, 2019 Successor	Period January 1 to April 5, 2019 Predecessor	Pro Forma Adjustments		Pro Forma Combined Year Ended December 31, 2109	Year Ended December 31, 2018 Predecessor	Increase (Decrease)
Product sales, net	$34,668,112	$12,946,901		—	$47,615,013	$56,307,960	$(8,692,947)
Cost of goods sold	28,596,129	11,004,842		—	39,600,971	45,409,884	(5,808,913)
Gross profit	6,071,983	1,942,059		—	8,014,042	10,898,076	(2,884,034)
Operating expenses
Personnel	2,909,751	913,919		—	3,823,670	3,627,883	195,787
Advertising	1,996,507	714,276		—	2,710,783	2,640,958	69,825
Bank and credit card fees	870,877	329,247		—	1,200,124	1,369,557	(169,433)
Depreciation and amortization	—	9,675	(a)	271,036	280,711	39,639	241,072
General and administrative	1,557,260	451,214	(b)	183,790	2,192,264	1,330,647	861,617
Total operating expenses	7,334,395	2,418,331		454,826	10,207,552	9,008,684	1,198,868
Income (loss) from operations	(1,262,412)	(476,272)		(454,826)	(2,193,510)	1,889,392	(4,082,902)
Other income (expense)
Financing costs	—	—	(c)	(520,160)	(520,160)	—	(520,160)
Gain on write-down of contingency	—	—	(d)	32,246	32,246	—	32,246
Interest expense	—	—	(e)	(683,211)	(683,211)	(149)	(683,062)
Change in fair value of warrant	—	—	(f)	106,900	106,900	—	106,900
Other income	15,010	31,007		—	46,017	116,135	(70,118)
Total other income (expense)	15,010	31,007		(1,064,225)	(1,018,208)	115,986	(1,134,194)
Net income (loss) before income taxes	(1,247,402)	(445,265)		(1,529,051)	(3,211,718)	2,005,378	(5,217,096)
Provision before income taxes	—	—	(g)	(698,303)	(698,303)	—	(698,303)
Net income (loss)	$(1,247,402)	$(445,265)		$(830,748)	$(2,513,415)	$2,005,378	$(4,518,793)

Notes

(a)	Record deprecation on property and equipment and intangible assets acquired in transaction as follows:
	Depreciation of property and equipment	$32,880
	Amortization of customer relationships	36,756
	Amortization of marketing related intangible asset	201,400
	Total	$271,036

(b)	Represents management fee to the Manager	$183,790

(c)	Reflects amortization of costs associated with acquisition debt as follows:
	Amortization of loan costs	$447,420
	Amortization of warrant	72,740
	Total	$520,160

(d)	Gain from write-down of acquisition date estimated value of contingent note payable	$32,246

(e)	Interest expense on acquisition debt as follows:
	Burnley	$83,370
	Northpoint	18,549
	SBCC	136,085
	Leonite	112,144
	Contingent note payable	11,250
	Acquisition note payable-related party	321,813
	Total	$683,211

(f)	Increase in estimated acquisition date value of warrant	$106,900

(g)	Represents the income tax benefit of post-acquisition operations (prior to acquisition, our company was a Subchapter S corporation and income taxes were paid by the stockholders)	$698,303

Product sales, net.    Our product sales were $47,615,013 for the year ended December 31, 2019, which included $12,946,901 for our predecessor from January 1, 2019 to April 5, 2019 and $34,668,112 for our successor from April 6, 2019 to December 31, 2019, as compared to $56,307,960 for the year ended December 31, 2018, a decrease of $8,692,947, or 15.4%. The decline in revenue is partially attributable to the transition in ownership and shipping delays that resulted in increased customer order cancellations. The shipping delays are primarily the result of working capital issues. For the year ended December 31, 2019, we estimate that cancellations caused by shipping delays approximated $6,200,000.

Our revenue by sales type is as follows:

	Periods Ended December 31,
	2019 Successor	2019 Predecessor	2019 Total	2018 Predecessor
Appliance sales	$28,487,053	$9,784,525	$38,271,578	$42,871,864
Furniture sales	4,405,866	2,456,085	6,861,951	10,813,453
Other sales	1,775,193	706,291	2,481,484	2,622,643
Total	$34,668,112	$12,946,901	$47,615,013	$56,307,960

Cost of goods sold.    Our total cost of goods sold was $39,600,971 for the year ended December 31, 2019, which included $11,004,842 for our predecessor from January 1, 2019 to April 5, 2019 and $28,596,129 for our successor from April 6, 2019 to December 31, 2019, as compared to $45,806,884 for the year ended December 31, 2018. Cost of goods sold declined by $5,805,913 from 2018 to 2019, however as a percentage of net sales, cost of goods sold increased from 80.6% to 83.2%. The increase in cost of goods sold as a percentage of net sales results from the loss of a 2.0% purchase discount from our largest vender and the inability to take advantage of vendor promotional offers because of our working capital constraints.

Personnel expenses.    Our total personnel costs were $3,823,670 for the year ended December 31, 2019, which included $913,919 for our predecessor from January 1, 2019 to April 5, 2019 and $2,909,751 for our successor from April 6, 2019 to December 31, 2019, as compared to $3,627,833 for the year ended December 31, 2018, an increase of $195,787, or 5.4%. The increase is partially attributable to the hiring of new chief executive and chief financial officers.

Advertising expenses.    Our total advertising costs were $2,710,783 for the year ended December 31, 2019, which included $714,276 for our predecessor from January 1, 2019 to April 5, 2019 and $1,996,507 for our successor from April 6, 2019 to December 31, 2019, as compared to $2,640,958 for the year ended December 31, 2018, an increase of $69,825, or 2.6%.

Bank and credit card fees.    Our bank and credit card fees were $1,200,124 for the year ended December 31, 2019, which included $329,247 for our predecessor from January 1, 2019 to April 5, 2019 and $870,877 for our successor from April 6, 2019 to December 31, 2019, as compared to $1,369,557 for the year ended December 31, 2018, a decrease of $169,433, or 12.4%. These fees are based on sales, so the decline was primarily due to the decrease in sales, although this was offset somewhat by an increase in the fees charged by credit card processors.

General and administrative expenses.    Our total general and administrative expenses were $2,192,264 for the year ended December 31, 2019, which included $451,214 for our predecessor from January 1, 2019 to April 5, 2019 and $1,741,050 for our successor from April 6, 2019 to December 31, 2019, as compared to $1,330,647 for the year ended December 31, 2018, an increase of $861,617, or 64.8%. The primary increases are professional fees for audits, consulting fees to upgrade our online shopping cart, fees due or paid to the Manager under the offsetting management services agreement described below, fees to comply with the requirement to collect sales taxes in all states, and other consulting fees.

Total other income (expense).    We had $1,018,208 in total other expense, net, for the year ended December 31, 2019, which included income of $31,007 for our predecessor from January 1, 2019 to April 5, 2019 and expenses of $1,049,215 for our successor from April 6, 2019 to December 31, 2019, as compared to total other income, net, of $115,986 for the year ended December 31, 2018. Total other expense, net, for the year ended December 31, 2019 consisted of financing costs of $520,160 and interest expense of $683,211, offset by a gain on write-down of contingency of $32,246, a change in fair value of warrant liability of $106,900 and other income of $46,017, while other income, net, for the year ended December 31, 2018 consisted of other income of $116,135 (which includes interest income of $79,084 and miscellaneous other income of $37,051), offset by interest expense of $149.

Net income (loss).    As a result of the cumulative effect of the factors described above, we had a net loss of $2,513,415 for the year ended December 31, 2019, which included $445,265 for our predecessor from January 1, 2019 to April 5, 2019 and $2,068,150 for our successor from April 6, 2019 to December 31, 2019, as compared to a net income of $2,005,378 for the year ended December 31, 2018.

Liquidity and Capital Resources

As of March 31, 2020, we had cash and cash equivalents of $247,668. To date, we have financed our operations primarily through revenue generated from operations, bank borrowings and equity contributions by our stockholders.

Although we plan to use the proceeds of this offering to repay certain debt, we are not dependent on the proceeds of this offering to repay such debt as we believe that alternative sources of debt or equity financing would be available. We believe that our current levels of cash, without the proceeds of this offering, will be sufficient to meet our anticipated cash needs for our operations for at least the next 12 months, including our anticipated costs associated with becoming a public reporting company. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

At March 31, 2020, we did not meet certain loan covenants under the loan and security agreements with Burnley and SBCC described below. The agreements require compliance with the following ratios of earnings before interest, taxes, depreciation, and amortization to outstanding debt amounts for the twelve-month period ended March 31, 2020. The table below shows the required ratio and actual ratio for such period.

Covenant	Actual Ratio	Required Ratio
Total debt ratio	(2.6)x	4.0x
Senior debt ratio	(0.7)x	1.5x
Interest coverage ratio	(0.9)x	1.0x

In addition, we were not in compliance with a requirement with respect to the liquidity ratio, which is the ratio of cash and available borrowings to customer deposits. At March 31, 2020, the actual ratio was 0.10x compared to a requirement of 1.35x.

Accordingly, we are in default on these loan and security agreements (though we remain current in our payments) and have classified such debt as a current liability, which gives the lenders the right to accelerate the entire amount of the indebtedness upon notice to us. We plan to utilize the proceeds of this offering to repay this indebtedness in full thus rectifying this issue. We have taken the following two steps that we believe will positively impact our business:

•        we hired an appliance industry veteran as chief executive officer to drive growth and increase profitability; and

•        we have engaged outside consultants to increase traffic to our website and improve our on-line shopping experience.

We believe these efforts and others will increase revenue and allow us to regain compliance with our debt covenants; however, there can be no assurance that we will succeed in doing so on a timely basis or at all or that the lenders will continue to forbear from accelerating the debt or exercising other remedies.

There are no cross-default provisions that would require any other long-term liabilities to be classified as current. Although we have defaulted under the 9% subordinated promissory note described below as the result of our failure to make payments thereunder from and after August 27, 2019, the date that Burnley notified us that we are in technical default under its loan and security agreement, Burnley’s notice also stated that pursuant to the subordination agreement, dated April 5, 2019, between Burnley and Goedeker Television, no payment can be made under the note so long as our default relating to Burnley’s loan continues. Therefore, notwithstanding the default, Goedeker Television has no right to accelerate the note because, in addition to the subordination agreement which otherwise would have permitted acceleration, the note itself also has specific subordination provisions that prohibit such acceleration. Since Goedeker Television does not currently have the right to accelerate the note, we have classified all amounts other than the currently due portion of the note as long-term liabilities.

As noted under “Use of Proceeds” above, we plan to repay these loans from the proceeds of this offering.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Year Ended December 31,				Three Months Ended March 31,
	2019 Successor	2019 Predecessor	2019 Total	2018 Predecessor	2020 Successor	2019 Predecessor
Net cash provided by (used in) operating activities	$(2,706,053)	$611,268	$(2,094,785)	$442,074	$958,356	$(2,230)
Net cash used in investing activities	(2,200)	—	(2,200)	—	—	—
Net cash provided by (used in) financing activities	2,772,723	—	2,772,723	(713,800)	(775,158)	—
Net change in cash	64,470	611,268	675,738	(271,726)	183,198	(2,230)

Our net cash provided by operating activities was $958,356 for the three months ended March 31, 2020, as compared $2,230 net cash used in operating activities for the three months ended March 31, 2019. The increase in net cash used in operating activities is primarily due to an increase in customer deposits.

Our net cash used in operating activities was $2,094,785 for the year ended December 31, 2019, including $2,706,053 from April 6, 2019 to December 31, 2019, as compared $442,074 net cash provided by operating activities for the year ended December 31, 2018. The increase in net cash used in operating activities is primarily due to the increase in net loss.

We had no investing activities for the three months ended March 31, 2020 and 2019.

Our net cash used in investing activities was $2,200 for the year ended December 31, 2019, all of which was during the period from April 6, 2019 to December 31, 2019 and was for the purchases of property and equipment. We had no investing activities during the year ended December 31, 2018.

Our net cash used in financing activities for the three months ended March 31, 2020 was $775,158, which consisted of net payments on lines of credit of $681,408 and repayment on notes payable of $93,750. We had no financing activities for three months ended March 31, 2019.

Our net cash provided by financing activities was $2,772,723 for the year ended December 31, 2019, all of which was during the period from April 6, 2019 to December 31, 2019, and consisted of proceeds from note payable of $1,500,000, net borrowings from lines of credit of $1,339,430 and proceeds from convertible notes payable of $650,000, offset by repayments on notes payable $357,207 and cash paid for financing costs of $359,500. We had $713,800 net cash used in financing activities during the year ended December 31, 2018, all of which consisted of distributions to stockholders.

Revolving Loan — Burnley

On April 5, 2019, our company, as borrower, and 1847 Holdco entered into a loan and security agreement with Burnley for revolving loans in an aggregate principal amount that will not exceed the lesser of (i) the borrowing base or (ii) $1,500,000 (provided that such amount may be increased to $3,000,000 in Burnley’s sole discretion) minus reserves established by Burnley at any time in accordance with the loan and security agreement. The “borrowing base” means an amount equal to the sum of the following: (i) the product of 85% multiplied by the liquidation value of our inventory (net of all liquidation costs) identified in the most recent inventory appraisal by an appraiser acceptable to Burnley (ii) multiplied by our eligible inventory (as defined in the loan and security agreement), valued at the lower of cost or market value, determined on a first-in-first-out basis. In connection with the closing of the acquisition of Goedeker Television on April 5, 2019, we borrowed $744,000 under the loan and security agreement and issued a revolving note to Burnley in the principal amount of up to $1,500,000. There is no available borrowing base and the balance of the line of credit amounts to $409,642 as of March 31, 2020, comprised of principal of $488,309 and net of unamortized debt discount of $78,667.

As noted above, we are default on this loan and security agreement (though we remain current in our payments) and we have classified such debt as a current liability.

As noted under “Use of Proceeds” above, we plan to repay this loan from the proceeds of this offering.

Revolving Loan — Northpoint

On June 24, 2019, we entered into a loan and security agreement with Northpoint for revolving loans up to an aggregate maximum loan amount of $1,000,000 for the acquisition, financing or refinancing by us of inventory at an interest rate of LIBOR plus 7.99%. The balance of the line of credit amounts to $169,713 as of March 31, 2020.

The Northpoint loans are secured by a security interest in all of our inventory that is manufactured or sold by vendors identified in the loan and security agreement and is guaranteed by 1847 Holdco.

Term Loan — SBCC

On April 5, 2019, our company, as borrower, and 1847 Holdco entered into a loan and security agreement with SBCC for a term loan in the principal amount of $1,500,000, pursuant to which we issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of our most senior capital equal to 5.0% of our outstanding equity securities on a fully-diluted basis for an aggregate price equal to $100. We classified the warrant as a derivative liability on the balance sheet of $122,344 and subject to remeasurement on every reporting period. The balance of the note amounts to $940,123 as of March 31, 2020, comprised of principal of $1,218,750, capitalized PIK interest of $27,473, and net of unamortized debt discount of $133,500 and unamortized warrant feature of $172,600.

As noted above, we are default on this loan and security agreement (though we remain current in our payments) and we have classified such debt as a current liability.

As noted under “Use of Proceeds” above, we plan to repay this loan from the proceeds of this offering.

Secured Convertible Promissory Note

On April 5, 2019, 1847 Holdings, 1847 Holdco and our company (which are collectively referred to herein as the Borrowers) entered into a securities purchase agreement with Leonite, pursuant to which the Borrowers issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286. As additional consideration for the purchase of the note, (i) 1847 Holdings issued to Leonite 50,000 common shares, (ii) 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) 1847 Holdco issued to Leonite shares of common stock equal to a 7.5% interest in 1847 Holdco.

The note carries an original issue discount of $64,286 to cover Leonite’s legal fees, accounting fees, due diligence fees and/or other transactional costs incurred in connection with the purchase of the note. Therefore, the purchase price of the note was $650,000. The remaining net balance of the note at March 31, 2020 is $710,288, comprised of principal of $714,286 and unamortized debt discount warrant feature of $3,998.

The rights of Leonite to receive payments under the note are subordinate to the rights of Northpoint, Burnley and SBCC under separate subordination agreements that Leonite entered into with them.

As noted under “Use of Proceeds” above, we plan to repay this loan from the proceeds of this offering.

9% Subordinated Promissory Note

A portion of the purchase price for the acquisition of assets from Goedeker Television was paid by the issuance by us of a 9% subordinated promissory note in the principal amount of $4,100,000. The note will accrue interest at 9% per annum, amortized on a five-year straight-line basis and payable quarterly in accordance with the amortization schedule attached thereto, and mature on April 5, 2023. The remaining balance of the note at March 31, 2020 is $3,345,995, comprised of principal of $3,930,292 and the contingent note payable of $49,248, net of unamortized debt discount of $584,297.

The note is unsecured and contains customary events of default. The rights of the holder to receive payments under the note are subordinate to the rights of Northpoint, Burnley and SBCC under separate subordination agreements that the holder entered into with them.

As stated above, although we have defaulted under this note, Goedeker Television has no right to accelerate the note because the note has specific subordination provisions that prohibit such acceleration.

Total Debt

The following table shows aggregate figures for the total debt described above that is coming due in the short and long term as of March 31, 2020. See the above disclosures for more details regarding these loans.

	Short-Term		Long-Term		Total Debt
Revolving Loan – Burnley	$409,642		$—		$409,642
Revolving Loan – Northpoint	169,713		—		169,713
Term Loan – SBCC	1,062,467	(1)	—		1,062,467
Secured Convertible Promissory Note – Leonite	710,288		—		710,288
9% Subordinated Promissory Note – Goedeker Television	1,261,428		2,133,815	(2)	3,395,243
Total	$3,613,538		$2,133,815		$5,747,353

____________

(1)      Includes warrant liability of $122,344

(2)      Includes contingent note payable of $49,248

Contractual Obligations

Offsetting Management Services Agreement

On April 5, 2019, we entered into an offsetting management services agreement with the Manager, which also serves as the manager for 1847 Holdings. This agreement was amended on April 21, 2020 with the amendment becoming effective at the closing of this offering. Pursuant to the offsetting management services agreement, as amended, we appointed the Manager to provide certain services to us for a quarterly management fee equal to $62,500. Under certain circumstances specified in the offsetting management services agreement, our quarterly fee may be reduced if similar fees payable to the Manager by other subsidiaries of 1847 Holdings exceed a threshold amount.

Pursuant to the offsetting management services agreement, we must also reimburse the Manager for all costs and expenses which are specifically approved by our board of directors, including all out-of-pocket costs and expenses, that are actually incurred by the Manager or its affiliates on our behalf in connection with performing services under the offsetting management services agreement.

The services provided by the Manager include: conducting general and administrative supervision and oversight of our day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to our business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines.

We expensed $62,500 in management fees for the three months ended March 31, 2020 and $183,790 for the year ended December 31, 2019. Payment of the management fee is subordinated to the payment of interest on the 9% subordinated promissory note, such that no payment of the management fee may be made if we are in default under the note with regard to interest payments and, for the avoidance of doubt, such payment of the management fee will be contingent on our being in good standing on all associated loan covenants. In addition, during the period that that any amounts are owed under the 9% subordinated promissory note or the earn out payments described below, the annual management fee shall be capped at $250,000. The rights of the Manager to receive payments under the offsetting management services agreement are also subordinate to the rights of Burnley and SBCC under separate subordination agreements that the Manager entered into with Burnley and SBCC on April 5, 2019. Accordingly, $126,153 due to the Manager is classified as an accrued liability as of March 31, 2020.

Earn Out Payments

Pursuant to the asset purchase agreement with Goedeker Television, Goedeker Television is also entitled to receive the following earn out payments to the extent that our business achieves the applicable EBITDA (as defined in the asset purchase agreement) targets:

1.      An earn out payment of $200,000 if the EBITDA of our business for the trailing twelve (12) month period from the closing date is $2,500,000 or greater;

2.      An earn out payment of $200,000 if the EBITDA of our business for the trailing twelve (12) month period from the first anniversary of closing date is $2,500,000 or greater; and

3.      An earn out payment of $200,000 if the EBITDA of our business for the trailing twelve (12) month period from the second anniversary of the closing date is $2,500,000 or greater.

To the extent the EBITDA of our business for any applicable period is less than $2,500,000 but greater than $1,500,000, we must pay a partial earn out payment to Goedeker Television in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable earn out payment for such period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of our business for the applicable period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial earn out payments shall be earned or paid to the extent the EBITDA of our business for any applicable period is equal or less than $1,500,000.

To the extent Goedeker Television is entitled to all or a portion of an earn out payment, the applicable earn out payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the closing date, and shall accrue interest from the date on which it is determined Goedeker Television is entitled to such earn out payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed.

The rights of Goedeker Television to receive any earn out payment are subordinate to the rights of Burnley and SBCC under separate subordination agreements that Goedeker Television entered into with them on April 5, 2019.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition and Cost of Revenue

On January 1, 2018, we adopted Accounting Standards Update, or ASU, No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standard Codification, or ASC, Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. Our adoption of this ASU resulted in no change to our results of operations or balance sheet.

We collect the full sales price from the customer at the time the order is placed. We do not incur incremental costs obtaining purchase orders from customers, however, if we did, because all of our contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that we recognize arises from orders we receive from customers. Our performance obligations under the customer orders correspond to each sale of merchandise that we make to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, our products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment. Once this occurs, we have satisfied our performance obligation and we recognize revenue. For drop shipments, we are determined to be the principal as we bear a risk of loss and can change shipping instructions in transit; we handle any customer complaints or returns related to drop shipments; and we take legal title to the product between shipment and delivery. Revenue from the sale of long-term service warranties are recognized net of costs to sell the contracts to the third-party warranty service company.

Our performance obligations include shipment of products and, in some instances, performance of services such as installation. Revenue for the sale of merchandise without installation is recognized upon shipment to the customer; revenue for the sale of merchandise including installation is recognized upon delivery and installation of the product which typically occur simultaneously. Allowances for sales returns are estimated and recorded based on prior returns history, recent trends, and projections for returns on sales in the current period.

We agree with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In our contracts with customers, we allocate the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax we collect concurrently with revenue-producing activities are excluded from revenue.

If we continued to apply legacy revenue recognition guidance for the three months ended March 31, 2020 and 2019, revenues, gross margin, and net loss would not have changed.

Cost of revenue includes the cost of purchased merchandise plus the cost of shipping merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors.

Substantially all our sales are to individual retail consumers.

Shipping and Handling — We bill our customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

Disaggregated Revenue — We disaggregate revenue from contracts with customers by contract type, as we believe it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Receivables

Receivables consist of credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom we purchase products. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on our assessment of the credit history with our manufacturers, we have concluded that there should be no allowance for uncollectible accounts. We historically collect substantially all of our outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Merchandise Inventory

Inventory consists of finished products acquired for resale and is valued at the low-of-cost-or-market with cost determined on an average item basis. We periodically evaluate the value of items in inventory and provides write-downs to inventory based on our estimate of market conditions. Reserves for slow-moving and potentially obsolete inventories was $425,000 as of March 31, 2020 and December 31, 2019.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Category	Useful Life (Years)
Machinery and equipment	5
Office equipment	5
Vehicles	5

Goodwill and Intangible Assets

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired identifiable intangible assets are amortized over the following periods:

Acquired Intangible Asset	Amortization Basis	Expected Life (Years)
Customer related	Straight-line	15
Marketing related	Straight-line	5

Long-Lived Assets

We review our property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Derivative Instrument Liability

We account for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At March 31, 2020 and December 31, 2019, we classified a warrant issued in conjunction with a term loan as a derivative instrument.

Recent Accounting Pronouncements

Recently Adopted

In February 2016, the Financial Accounting Standards Board, or the FASB, issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use, or ROU, assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. We adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all of our lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on our statements of income or cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for our company on January 1, 2019. The adoption of this standard did not have a material impact on our financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017. ASU 2018-02 became effective for our company on January 1, 2019 and resulted in a decrease of approximately $748,000 to retained earnings due to the reclassification from AOCI of the effect of the corporate income tax rate change on our cash flow hedges. The adoption of this standard did not have a material impact on our financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. ASU 2017-12 became effective for our company on January 1, 2019. The adoption of this standard did not have a material impact on our financial statements.

Not Yet Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. We adopted ASU 2018-15 on January 1, 2020 on a prospective basis, and do not expect the adoption will result in a material impact for future periods.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. We will modify our disclosures beginning in the first quarter of 2020 to conform to this guidance. We do not expect the adoption of this standard and the associated changes to our disclosures to have a material impact to our financial statements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. We have elected this extension and the effective date for us to adopt this standard will be for fiscal years beginning after December 15, 2022. We have not completed our assessment of the standard, but we do not expect the adoption to have a material impact on our financial position, results of operations, or cash flows.

We currently believe that all other issued and not yet effective accounting standards are not relevant to our financial statements.

BUSINESS

Overview

Our company is a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. Since our founding in 1951, we have evolved from a local brick and mortar operation serving the St. Louis metro area to a large nationwide omnichannel retailer that offers one-stop shopping for the leading brands. While we still maintain our St. Louis showroom, over 90% of our sales are placed through our website at www.goedekers.com. We offer over 227,000 SKUs organized by category and product features, providing visitors to the site an easy to navigate shopping experience.

Through our e-commerce business model, we offer an online marketplace for consumers looking for variety, style, service and value when shopping for nearly any home product needed. We are focused on bringing our customers an experience that is at the forefront of shopping online for the home. We have built a large online selection of appliances, furniture, home goods and related products. We are able to offer this vast selection of products because our model requires minimal inventory. We specialize in the home category and this has enabled us to build a shopping experience and logistics infrastructure that is tailored to the unique characteristics of our market.

Our shopping experience allows for online chat and the ability to speak with an expert by phone seven days a week. We believe that we are a national leader in customer value and price. We enjoy strong relationships with most national and global appliance companies and we believe that we have a technologically advanced online sales and infrastructure platform.

The delivery experience and overall customer service that we offer our shoppers are central to our business. We purchase inventory only after a sale has been made through our website. This allows us to tightly manage our inventory and warehouse space while still providing customers quick delivery times and control over the entire process. About 90% of appliances flow through our warehouse while almost all furniture is drop shipped to the customer. All inventory is managed with a barcode system and is automatically tracked through our Microsoft Dynamics GP ERP system.

Corporate History and Structure

Our company was incorporated in the State of Delaware on January 10, 2019 for the sole purpose of acquiring substantially all of the assets of Goedeker Television. On April 5, 2019, we acquired substantially all of the assets of Goedeker Television for an aggregate purchase price of $6,200,000 consisting of: (i) $1,500,000 in cash, subject to adjustment; (ii) the issuance of a promissory note in the principal amount of $4,100,000; and (iii) up to $600,000 in earn out payments. As additional consideration, our parent company, 1847 Holdco, agreed to issue to each of the stockholders of Goedeker Television a number of shares of its common stock equal to a 11.25% interest in all of the issued and outstanding stock of 1847 Holdco as of the closing date. As a result of this transaction, we acquired the former business of Goedeker Television and continue to operate this business. See “— Legal Proceedings” below for information regarding a claim that we have made related to this acquisition. Prior to our acquisition of substantially all of the assets of Goedeker Television, we had no operations other than operations relating to our incorporation and organization.

As of the date of this prospectus, we have no subsidiaries.

On April 5, 2019, we entered into an offsetting management services agreement with the Manager, which also serves as the manager for 1847 Holdings, our indirect parent company. This agreement was amended on April 21, 2020 with the amendment becoming effective at the closing of this offering. Pursuant to the offsetting management services agreement, as amended, we appointed the Manager to provide certain services to us, including administrative supervision and oversight of our day-to-day business operations for a quarterly management fee equal to $62,500. Under certain circumstances specified in the offsetting management services agreement, our quarterly fee may be reduced if similar fees payable to the Manager by other subsidiaries of 1847 Holdings exceed a threshold amount. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations — Offsetting Management Services Agreement” and “Risks Related to This Offering and Ownership of Our Common Stock — Certain of our directors, officers and management could be in a position of conflict of interest.”

Industry

Overview

According to eMarketer, global retail sales reached over $25 trillion in 2019 and are expected to increase to $30 trillion by 2023. U.S. retail sales reached over $5 trillion in 2019 and are expected to grow by nearly $700 billion by 2023.

Global retail e-commerce sales reached over $3 trillion in 2019 and are expected to increase to over $6 trillion by 2023. U.S. e-commerce retail sales reached over $590 billion in 2019 and are expected to increase to over $960 billion by 2023.

Household Appliance Market

According to Statista, the U.S. household appliance market reached $18.3 billion in revenue in 2019. Revenue is expected to increase at an annual growth rate of 13.7% from 2020 to 2024.

Source: Statista, January 2020

The U.S. appliance market in general is highly fragmented with big box retailers, large online retailers, and thousands of local and regional retailers competing for share in what has historically been a high touch sale process with manufacturers’ strict showroom requirements. However, the landscape has been shifting to online sales, as demonstrated by the chart below.

Source: Statista, January 2020

This shifting landscape to online sales is providing a significant market share capture and positioning opportunity for companies. We are continuing to capitalize on this market shift. According to Consumer Reports, more than 80% of customers research and compare appliances online.

Furniture and Homeware Market

According to Statista, the U.S. furniture and homeware market reached $44 billion in revenue in 2019. Revenue is expected to increase at an annual growth rate of 4.3% from 2020 to 2024.

Source: Statista, January 2020

Although consolidation in the U.S. furniture and homeware market continues to progress, the industry is still relatively fragmented compared to other retail subsectors of similar market value. As with the U.S. household appliance market, the landscape has been shifting to online sales, as demonstrated by the chart below.

Source: Statista, January 2020

Much like the U.S. household appliance market, the shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies, led by giants such as Wayfair and Amazon. We are continuing to capitalize on this market shift.

Impact of Coronavirus Pandemic

To our knowledge, the projections above for future periods do not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those projections may be overstated and should not be given undue weight.

At this time, we cannot predict the exact effects of the pandemic. However, we do anticipate that that the shift to online sales will be accelerated, as at least some of the retail stores that have closed during the pandemic may not re-open.

Products

Appliances

The appliance category is our largest revenue source. We have a long history of selling these products and serving the distinct needs of consumers looking to replace or add to their home appliances. We offer roughly 22,000 appliance SKUs from all mainline original equipment manufacturers, including Bosch, Whirlpool, GE, Maytag, LG, Samsung, Sharp, and Kitchen Aid, among others. We sell all major home appliances, including refrigerators, ranges, ovens, dishwashers, microwaves, freezers, washers and dryers.

Sales of appliances accounted for approximately 80% and 76% of our revenues for the years ended December 31, 2019 and 2018, respectively, and for approximately 81% and 76% for the three months ended March 31, 2020 and 2019, respectively.

Furniture

We began selling furniture online in 2015 and currently offer approximately 148,000 SKUs from over 340 furniture vendors. Furniture is the second largest product category. The organization of product by type and characteristics makes for a complete shopping experience in a complicated product category.

Sales of furniture accounted for approximately 15% and 19% of our revenues for the years ended December 31, 2019 and 2018, respectively, and for approximately 13% and 19% for the three months ended March 31, 2020 and 2019, respectively.

Other Products

We also offer a broad assortment of products in the décor, bed & bath, lighting, outdoor living and electronics categories. While these are not individually high-volume categories, they complement the appliance and furniture categories to produce a one-stop home goods offering for customers.

We also offer customers the opportunity to purchase warranties that protect their appliances beyond the manufacturers’ warranty period. Warranties are offered through third party vendors to which we pay a commission for selling the warranty product.

Other sales accounted for approximately 5% of our revenues for the years ended December 31, 2019 and 2018, and for approximately 6% and 5% for the three months ended March 31, 2020 and 2019, respectively.

Pricing

We believe that our pricing model creates a competitive advantage as we strive to sell at the lowest possible price in the market. Our team tracks pricing daily on more than 22,000 appliance SKUs, comparing prices with all major resellers. Adjustments are made daily to ensure the success this strategy. Our business model emphasizes value added products up to and including super premium products. As a result, we believe that our average selling price by product category is higher than industry norms.

Vendor/Supplier Relationships

We offer more than 1,000 vendors and over 227,000 SKUs available for purchase through our website. This depth of vendor relationships gives consumers numerous options in all product categories resulting in a true one-stop shopping destination. Our vendors and suppliers are listed in the table below.

Supplier	Total Purchases (2018)	Total Purchases (2019)	Percent of Purchases (2019)
Whirlpool	$19,812,400	$17,337,900	44.1%
General Electric	4,214,400	2,528,000	6.4%
Bosch	3,671,200	2,479,800	6.3%
Electrolux	2,647,100	2,081,600	5.3%
LG	2,097,900	1,980,200	5.0%
Samsung	3,479,000	1,481,400	3.8%

We are substantially dependent on Whirlpool for a large portion of our product purchases. Products are purchased from all suppliers, including Whirlpool, on an at-will basis. We have no long-term purchase agreements with Whirlpool or any other supplier. Relationships with suppliers are subject to change from time to time. Changes in our relationships with suppliers occur periodically and could positively or negatively impact our net sales and operating profits. We believe that we can be successful in mitigating negative effects resulting from unfavorable changes in the relationships with suppliers through, among other things, the development of new or expanded supplier relationships. Please see “Risk Factors” for a description of the risks related to our supplier relationships, including our dependence on Whirlpool.

Marketing

We market our products through a variety of methods, including through paid shopping and paid searches, display marketing, affiliate marketing, organic marketing, paid social media marketing and email marketing. The diagram below sets forth some of our key marketing statistics for 2019.

Paid Shopping and Paid Search

Our most effective channel is paid shopping and paid search. We utilize multiple search platforms (primarily Google) to put our products in front of consumers that are searching for products online. We have engaged a “best in class” agency and continually monitor and optimize campaigns in order to create more efficient and profitable campaign results. We specialize in a “bottom of the funnel” approach, meaning our campaigns are designed to spend more liberally with those at the end of the purchase cycle, and more conservatively with those in the beginning of the purchase journey.

Display Marketing

The majority of our display efforts are in the form of remarketing across the Google ad network. At this time, we are not focused on major branding efforts as much as we are on capitalizing on consumers who have begun their buying journey. With high average order values, we find that remarketing works effectively at bringing consumers back on the website or the phone to place an order.

Affiliate Marketing

Keeping a keen eye on nexus laws, we have scaled back our affiliate marketing in order to protect the interests of our company. We have found that the administrative burden and tax impact or revenue generated by many of the affiliates outweighed the benefits. As of the date of this prospectus, we have only one affiliate marketing relationship remaining with 200 affiliate partners.

Organic Marketing

Organic marketing continues to be a strong channel for our company. While we are not heavily invested in organic at this time, the channel resulted in approximately 300,000 users coming to our website in the last quarter of 2019 alone. We understand best practices in technology, programming, copywriting, link acquisition as well as many other strategies to ensure we are in a strong position with the largest search engines.

Paid Social Media

Social media is utilized sparingly to drive traffic and manage brand perception. It is our goal to not look irrelevant to consumers viewing us on social media, while at the same time minimizing spending on these channels. We have found awareness campaigns on social media to be ineffective with products at our price point. We do take advantage of the remarketing opportunities on Facebook, which work well for us by driving highly qualified traffic back to our website where that traffic is converted to customers.

Email

Using email marketing, we put relevant products and offers in front our of a growing email database of approximately 200,000 opted-in consumers multiple times per week. Our marketing team produces email content by utilizing in-house design, copy and programming resources. Messages are sent using an enterprise-level email service provider and metrics such as deliverability, open rates and click rates are constantly monitored. Messages are targeted to individuals based on numerous factors including what time they are most likely to read emails, past purchase behavior and frequency of interaction.

Additionally, we utilize a multitude of triggered email programs, such as cart and browse abandonment, to entice customers back into the funnel. We continue to pursue best practices such as offer modals and scraping the checkout in order to facilitate continued list growth. Below is a diagram representing key performance metrics for 2019.

Customers and Markets

Based on a study that we commissioned in 2019, our average shopper is between 40 and 60 years old and lives in a single-family home, which they own. Most of our customers are not reluctant to buy at a premium price for top quality as long as we and our products provide good value. Our most popular brands tend to be middle to upper market brands that are not found in the stores of many large retailers. A significant percentage of our customers have household income above $100,000.

Our physical store presence and warehouse is located in St Louis, Missouri, and third-party distribution, delivery and installation agreements allow us to serve, sell and ship to customers nationwide. Further efforts are underway to expand our agreements directly with manufacturers to pick up and deliver from their warehouse to reach more customers, more quickly at reduced costs. In fact, while we started many years ago as a brick and mortar only business, about 75% of our sales originate from outside the Midwest market. The diagram below represents our sales by region for 2019:

Customer Support

Our customer support team exists to sell and service customers at all parts of the buying and ownership cycle. We believe that by integrating phone support with marketing efforts, we differentiate ourselves from big box and independent retailers. Leading edge contact center technology and management is in early stage deployment and promises to increase sales close rates, decrease cancellations, increase average ticket size and create customers that purchase within the next twelve months. Current repeat purchasing is roughly 20% within a year, which demonstrates a reasonable satisfaction with the current model. We have a customer service team of nine members and call center sales team of nine members.

Our call center is now available to field inbound customer calls from 8:00 am to 6:00 pm CT, Monday through Saturday and Sunday from 12:00pm to 6:00 pm CT. Approximately 40% of all sales involve an order that was placed with a sales representative. This percentage should increase in 2020 as chat becomes a more deployed resource for our shoppers and customers.

Logistics

Purchasing and Inventory Management

We purchase inventory only after a sale has been made through our website. This allows us to tightly manage inventory and warehouse space while still providing customers quick delivery times and control over the entire process. About 90% of appliances flow through our warehouse while almost all furniture is drop shipped to the customer. All inventory is managed with a barcode system and is automatically tracked through our Microsoft Dynamics GP ERP system. As described above, initiatives are underway that will allow us to pick up products closer and more quickly directly from our manufacturers’ warehouses.

Shipping and Delivery

We take ownership of inventory when it is delivered to our warehouse. At this point, warehouse staff unloads the product, determines the delivery location, picks a carrier and ultimately ships the product. We primarily use R+L Carriers for most of our larger shipping services. We also use AM Home Delivery for furniture deliveries. If a customer is outside of their service zones or requires faster delivery times, we will use one of our three or four specialty carriers to get the job done.

Returns and Exchanges

Our return and exchange policy is designed to be as worry-free and customer-friendly as possible. We offer a 30-day money back, 100% satisfaction guarantee. If a customer is not satisfied with his or her order, we will exchange or refund the full purchase price, minus all shipping costs, within 30 days of delivery. We do not charge a restocking fee when items are returned or exchanged, which we believe differentiates us from other retailers.

Technology

Technology utilization, along with the capture and analysis of data, have been cornerstones of our strategy since moving to the online marketplace. Management streamlines much of the decision-making process around operations, purchasing decisions, marketing efforts and customer experience by leveraging our customized ERP systems and sales reports.

Competition

We compete with big box retailers, independent appliance and furniture retailers, hybrid retail and direct-to-consumer companies and web only companies. As a hybrid retail and direct-to-consumer company, we have the ability to navigate the competitive offerings of each competitor, utilizing online marketing, our customer service expertise and large curated assortments to attract and retain new customers.

Appliances

The U.S. appliance market in general is highly fragmented with thousands of local and regional retailers competing for share. Our primary competitors in the appliance market include:

•        Big Box Retailers:    Home Depot, Lowe’s, Best Buy and Walmart;

•        Online Retailers and Marketplaces:    Amazon and Houzz; and

•        Specialty Retailers:    AJ Madison, Appliance Connection and US Appliance.

The shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies. We are continuing to capitalize on this market shift.

Furniture and Homewares

Although consolidation in the U.S. furniture and homeware market continues to progress, the industry is still relatively fragmented compared to other retail subsectors of similar market value. Our main competitors in the furniture and homewares market include:

•        Furniture Stores:    Ashley Furniture, Bob’s Discount Furniture, Havertys, Raymour & Flanagan and Rooms To Go;

•        Big Box Retailers:    Bed Bath & Beyond, IKEA, Target and Walmart;

•        Department Stores:    JCPenney and Macy’s;

•        Specialty Retailers:    Crate and Barrel, Ethan Allen, TJX, At Home, Williams Sonoma, Restoration Hardware, Arhaus, Horchow, Room & Board and Mitchell Gold + Bob Williams; and

•        Online Retailers and Marketplaces:    Amazon, Wayfair and eBay.

Much like the appliance market, the shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies, led by giants such as Wayfair and Amazon. We are continuing to capitalize on this market shift. We believe there may be opportunities for nationally distributed niche products, like sleeper sofas, where we could benefit from not inventorying product but marketing and then ordering on demand after payment. Similar opportunities are even more broadly available in the appliance market.

Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

•        Name and reputation.    We believe that we enjoy a long-standing (50+ years) reputation with vendors and customers for our focus on offering a full line of appliances and other home furnishings with competitive pricing and superior customer service.

•        Strong customer relationships.    We cater to the committed shopper who is interested in purchasing top-of-the-line appliances, furniture and other home goods at low prices. We believe that these customers value our dedication to providing outstanding customer service and repeatedly use us for their home product needs.

•        Highly trained and professional staff.    We believe that our personnel are our most important asset. We have an internal sales support team of nine personnel who are trained to educate and support customers when selecting and buying products. Approximately 40% of customer orders consist of a phone conversation with a sales team member, which becomes a differentiator when competing with online only companies and with brick and with mortar outlets.

•        Product pricing.    We believe that our pricing model creates a competitive advantage as we strive to sell at the lowest allowed price in the market. Our team tracks pricing daily on more than 22,000 appliance SKUs, comparing prices with all major resellers. Adjustments are made daily to ensure this strategy.

•        Online sales expertise.    We believe that our ability to transact online, big ticket, home delivery gives us strategic positioning and capability to sell more products to our current customer base, as well as to add new big ticket product categories.

•        Best in class customer service and marketing technology.    We believe that the investments we have made in our call center tools and the latest version of our shopping platform, combined with digital marketing optimization, should put us in position to offer a scalable, repeatable quality process that is second to none in the retail appliance industry.

Growth Strategies

We will strive to grow our business by pursuing the following growth strategies.

•        Significantly increase marketing spend.    We plan to partner with nationally accredited advertising and marketing agencies to more efficiently utilize our advertising dollars and to increase sales through our website and our call center.

•        Expand in the commercial market.    To date, we have directed all marketing efforts toward the consumer. With remodels and new home construction, there is opportunity to market to home builders, contractors and interior designers who are making or influencing the purchasing decision for many consumers. We believe that our low price business model would be received well by this market, creating substantial revenue opportunities and more repeat business. Evidence of unmet demand and market need is ongoing with large commercial sales occurring organically each week through our web site and contact center.

•        Expand category management.    We have expanded from online appliances to furniture and other categories while maintaining management headcount. Management feels that committing dedicated resources to each category and building them out in business unit fashion will not only drive revenue but increase and improve margins.

•        Warehouse and shipping optimization.    We plan to implement a series of initiatives with key vendors to increase shipping speed to customers, cut costs and increase margins. We plan to pick up product from manufacturers’ warehouses and selectively use inventory buys to reduce costs. With access to vendor warehouse operations, we expect to take advantage of buying opportunities and capture time-sensitive customers more frequently.

•        Expanded operating hours.    Our customer support and sales hours were expanded during 2019 and we expect to expand sales hours by 20 hours per week as we move through 2020.

•        Ride the wave of online retail.    Big ticket online retail continues to grow significantly as product offerings and shopping experiences start to become superior to most brick and mortar shopping. We are making key investments in people, processes and systems that we believe will grow our customer base. We believe that we are well positioned to benefit from the growth in online retail.

Intellectual Property

We own several domain names, including for our www.goedekers.com website. The agreements with our suppliers generally provide us with a limited, non-exclusive license to use the supplier’s trademarks, service marks and trade names for the sole purpose of promoting and selling their products.

To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. We rely on the protection of laws regarding unregistered copyrights for certain content we create. We also rely on trade secret laws to protect our proprietary technology and other intellectual property. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers and directors.

Facilities

We are headquartered at 13850 Manchester Rd., St. Louis, Missouri 63011. We operate from one facility totaling 50,000 square feet, which houses our corporate headquarters, warehouse and showroom. We lease this facility pursuant to a lease agreement entered into with S.H.J., L.L.C., a Missouri limited liability company and affiliate of Goedeker Television, on April 5, 2019. The lease is for a term of five (5) years and provides for a base rent of $45,000 per month. In addition, we are responsible for all taxes and insurance premiums during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The lease contains customary events of default, including if: (i) we shall fail to pay rent within five (5) days after the due date; (ii) any insurance required to be maintained by us pursuant to the lease shall be canceled, terminated, expire, reduced, or materially changed; (iii) we shall fail to comply with any term, provision, or covenant of the lease and shall not begin and pursue with reasonable diligence the cure of such failure within fifteen (15) days after written notice thereof to us; (iv) we shall become insolvent, make an assignment for the benefit of creditors, or file a petition under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States of America or any State thereof; or (v) a receiver or trustee shall be appointed for the leased premises or for all or substantially all of our assets.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our businesses.

Employees

As of March 31, 2020, we employed 67 full-time employees.

Department/Function	Employees
Accounting/Finance	11
Sales and Marketing	19
Customer Service	10
Human Resources	1
Information Technology	7
Product Data Management	7
Purchasing	5
Warehouse	7
TOTALS	67

None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

The asset purchase agreement pursuant to which we acquired substantially all of the assets of Goedeker Television (described above under “— Corporate History and Structure” above) provided for a customary post-closing working capital adjustment to the purchase price. The amount of the adjustment was disputed by the parties and, in accordance with the terms of the asset purchase agreement, an accounting firm was mutually agreed upon to conduct an accounting to calculate the amount that the purchase price should have been adjusted. Ultimately the accounting firm determined that the purchase price should have been adjusted by $809,000, an amount which was to be paid by Goedeker Television to us. Goedeker Television did not pay us, so on or about March 23, 2020, we submitted a claim for arbitration to the American Arbitration Association alleging, inter alia, breach of contract, fraud, indemnification and the breach of the covenant of good faith and fair dealing. We are alleging damages in the amount of $809,000, plus attorneys’ fees and costs. As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Goedeker Television Settlement,” we have entered into a settlement agreement related to this claim that will become effective upon closing of this offering.

Regulation

Our business is subject a variety of laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. For example, certain applicable privacy laws and regulations require us to provide customers with our policies on sharing information with third parties, and advance notice of any changes to these policies. Related laws may govern the manner in which we store or transfer sensitive information or impose obligations on us in the event of a security breach or inadvertent disclosure of such information. Additionally, tax regulations in jurisdictions where we do not currently collect state or local taxes may subject us to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on e-commerce companies.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Douglas T. Moore	63	Chief Executive Officer and Director
Robert D. Barry	76	Chief Financial Officer
Ellery W. Roberts	50	Chairman of the Board
Edward J. Tobin	63	Director
Ellette A. Anderson	43	Director(1)
Clark R. Crosnoe	51	Director(1)
Paul A. Froning	49	Director(1)
Glyn C. Milburn	49	Director(1)

____________

(1)      Appointed to our board of directors effective as of the closing date of this offering.

Douglas T. Moore.    Mr. Moore has served as our Chief Executive Officer since August 2019 and as a director since April 2020. Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. Prior to joining us, Mr. Moore was President and Chief Executive Officer of Med-Air Homecare, a home healthcare equipment and service provider, from November 2013 until May 2019, Principal of First Street Consulting, LLC, a retail consulting firm, from January 2011 until October 2017, and Senior Vice President of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from October 2017 until August 2019. From February 2012 through June 2012, Mr. Moore served as the Chief Merchandising and Marketing Officer at hhgregg, Inc., a consumer electronics retail chain. Mr. Moore has served on the board of directors of Lumber Liquidators Holdings, Inc. (NYSE:LL), one of the leading specialty retailers of hard-surface flooring in North America, since April 2006. Mr. Moore received his undergraduate degree and M.B.A. from the University of Virginia. Mr. Moore was selected to serve on our board of directors due to his extensive experience in the retail industry and public company board experience.

Robert D. Barry.    Mr. Barry has served as our Chief Financial Officer since our inception and as a director from inception until April 2020. He has served on the board of directors of 1847 Holdings since January 2014 and has served as Controller of 1847 Holdings’ subsidiary Neese, Inc., since July 2017. From April 2013 until August 2016, Mr. Barry was Chief Executive Officer and Chief Financial Officer of Pawn Plus Inc., a chain of five retail pawn stores in suburban Philadelphia and one pawn store in northeastern Ohio. Prior to that, Mr. Barry served as Executive Vice President and Chief Financial Officer of Regional Management Corp. (NYSE:RM), a consumer loan company based in Greenville, South Carolina, from March 2007 to January 2013. Prior to joining Regional Management Corp., Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina, from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank, in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco, Raleigh, North Carolina, from July 2006 to March 2007. Prior to his time at AccessOne, Mr. Barry was Executive Vice President and Chief Financial Officer for Regional Acceptance Corporation (NASDAQ:REGA), a consumer finance company based in Greenville, North Carolina and prior to that he was a financial institutions partner in the Raleigh, North Carolina office of KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia. Mr. Barry was selected to serve on our board of directors due to his years of relevant financial and business expertise.

Ellery W. Roberts.    Mr. Roberts has served as the Chairman of our board of directors since our inception. Mr. Roberts brings over 20 years of private equity investing experience to our company. Mr. Roberts has been the Chairman, Chief Executive Officer, President and Chief Financial Officer of 1847 Holdings since its inception on January 22, 2013 and is also the sole manager of the Manager. Mr. Roberts has also been a director of Western Capital Resources, Inc., a public company (WCRS), since May 2010. In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company that is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal from October 2009 to June 2011 of RW Capital Partners LLC, the recipient of a “Green Light” letter from the U.S. Small Business Administration permitting RW Capital Partners LLC to raise capital in pursuit of the Small Business Investment Company license with the preliminary support of the Small Business Administration. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Previously, Mr. Roberts served as Principal with Lazard Group LLC (NYSE: LAZ), a Senior Financial Analyst at Colony Capital, Inc., and a Financial Analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC). Mr. Roberts received his B.A. degree in English from Stanford University. Mr. Roberts was selected to serve on our board of directors due to his extensive investment experience.

Edward J. Tobin.    Mr. Tobin has served on our board of directors since April 2020. Mr. Tobin has served as Managing Director of the Manager since January 2014. From 1997 until November 2014, Mr. Tobin was a Director of Global Emerging Markets North America, Inc., where he managed Special Situations and Venture investing. In this role, he oversaw structured finance transactions in industries such as clean tech, media, telecommunications, manufacturing, real estate and life sciences. Prior to that, Mr. Tobin was Managing Director of Lincklaen Partners, a private family investment office. Previously, he had been a portfolio manager with Neuberger and Berman and a Vice President of Nordberg Capital, Inc. Mr. Tobin received his MBA from the Wharton School, as well as a Master of Science in Engineering and a Bachelor of Science in Economics (cum laude) from the University of Pennsylvania. Mr. Tobin was selected to serve on our board of directors due to his extensive investment experience.

Ellette A. Anderson.    Ms. Anderson will become a director on the closing date of this offering. In 2013, Ms. Anderson founded Griffin Archer LLC, a full-service advertising agency that offers a comprehensive range of services addressing both the traditional and digital marking aspects of business. As the Chief Executive Officer of Griffin Archer, Ms. Anderson is responsible for overseeing new business acquisitions, strategic planning, and creative direction for their entire client portfolio. From April 2004 to August 2013, she served as a Writer and Associate Creative Director at Carmichael Lynch Advertising in Minneapolis where she received multiple industry awards for her creative work on some of the world’s most iconic brands. She holds a B.A. degree in English Literature from the University of Kansas. Ms. Anderson was selected to serve on our board of directors due to her deep experience in the advertising and marketing industry.

Clark R. Crosnoe.    Mr. Crosnoe will become a director on the closing date of this offering. In 2009, Mr. Crosnoe founded CRC Capital LLC, a registered investment advisor and manager of the CRC Investment Fund LP, a private investment partnership focused on publicly-traded equity securities. As managing member of CRC Capital LLC, Mr. Crosnoe is responsible for strategy, oversight and the day-to-day investment decisions of the fund. The portfolio typically includes investments in the consumer, financial, healthcare, industrial and energy sectors. In 1999, Mr. Crosnoe was a founding employee of Parallel Investment Partners where he was named partner in 2003. As a partner, he was responsible for sourcing, evaluating, structuring, executing and monitoring investments, and also dedicated a substantial portion of his time to marketing activities for the firm. Mr. Crosnoe began his career in investment banking at Wasserstein Perella & Co. and also gained valuable experience at multi-billion dollar hedge fund HBK Investments. Mr. Crosnoe holds undergraduate degrees from the University of Texas at Austin and earned an MBA from Harvard Business School in 1996. He was selected to serve on our board due to his approximately 22 years of private and public investment and advisory experience.

Paul A. Froning.    Mr. Froning will become a director on the closing date of this offering. He has served on the board of directors of 1847 Holdings since April 2013. In 2009, Mr. Froning co-founded Focus Healthcare Partners LLC, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Prior to that, from February 2008 to October 2009, Mr. Froning was a Managing Director in the private equity department of Fortress Investment Group LLC (NYSE: FIG), a publicly-traded New York-based private investment firm. Prior to that, Mr. Froning was the Chief Investment Officer and Executive Vice President of Brookdale Senior Living Inc. (NYSE: BKD), a publicly-traded affiliate of Fortress Investment Group LLC, from 2005 to 2008. Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC (NYSE: LAZ) and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group (NYSE: PSG). Mr. Froning has a B.A. degree from the University of Notre Dame. Mr. Froning was selected to serve on our board of directors due to his twenty years of private equity, investment and advisory experience.

Glyn C. Milburn.    Mr. Milburn will become a director on the closing date of this offering. Since February 2016, Mr. Milburn has served as a Partner at Jimmy Blackman & Associates, a full-service Government and Public Affairs firm, where he is responsible for business strategy, client management, communications and campaign management for a client portfolio comprised of large public safety labor unions, banking/finance companies, and hotel operators across the State of California. From April 2013 to January 2016, Mr. Milburn served as a Special Assistant in the City of Los Angeles where he held two positions in the City of Los Angeles, one in the Office of Los Angeles Mayor Eric Garcetti’s Office of Economic Development and another in the Office of Los Angeles Councilman Dennis Zine. From August 2012 to March 2013, Mr. Milburn co-Founded Provident Investment Advisors LLC, a special investment vehicle for energy, technology and healthcare ventures, where he served as Managing Member. Mr. Milburn holds a B.A. degree in Public Policy from Stanford University. Mr. Milburn was selected to serve on our board of directors due to his valuable background in policy development, regulatory and strategic planning experience.

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Chairman of the Board who is not our Chief Executive Officer. Our board of directors has made this decision based on their belief that an independent Chairman of the Board can act as a balance to the Chief Executive Officer, who also serves as a non-independent director.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Once the board establishes committees, it is anticipated that much of the work will be delegated to such committees, which will meet regularly and report back to the full board. It is anticipated that the audit committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, that the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and that the nominating and corporate governance committee will evaluate risk associated with management decisions and strategic direction.

Independent Directors

[NYSE American/Nasdaq]’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of three (3) directors, Douglas T. Moore, Ellery W. Roberts and Edward J. Tobin, none of whom are independent within the meaning of the [NYSE American/Nasdaq]’s rules. We have entered into independent director agreements with Ellette A. Anderson, Clark R. Crosnoe, Paul A. Froning and Glyn C. Milburn, pursuant to which they have been appointed to serve as independent directors effective as of the closing date of this offering. As a result of these appointments, we anticipate that our board of directors upon closing of this offering will consist of seven (7) directors, four (4) of whom will be independent within the meaning of the [NYSE American/Nasdaq]’s rules.

Committees of the Board of Directors

Our board intends to establish an audit committee, a compensation and nominating and corporate governance committee, each with its own charter to be approved by the board. Upon completion of this offering, we intend to make each committee’s charter available on our website at www.goedekers.com.

Until such committees are established, our entire board of directors will undertake the functions that would otherwise be undertaken by the committees. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

We expect that Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and [NYSE American/Nasdaq]’s rules, will serve on our audit committee, with Mr. Froning serving as the chairman. We expect that Messrs. Froning and Crosnoe will qualify as “audit committee financial experts.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

It is expected that the audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

We expect that Paul A. Froning, Clark R. Crosnoe and Ellette A. Anderson, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and [NYSE American/Nasdaq]’s rules, will serve on our compensation committee, with Mr. Crosnoe serving as the chairman. The members of the compensation committee will also be “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

It is expected that the compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) determining the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

We expect that Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and [NYSE American/Nasdaq]’s rules, will serve on our nominating and corporate governance committee, with Mr. Milburn serving as the chairman. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

It is expected that the nominating and corporate governance committee will be responsible for, among other things: (i) recommending the number of directors to comprise our board; (ii) identifying and evaluating individuals qualified to become members of the board and soliciting recommendations for director nominees from the chairman and chief executive officer of our company; (iii) recommending to the board the director nominees for each annual stockholders’ meeting; (iv) recommending to the board the candidates for filling vacancies that may occur between annual stockholders’ meetings; (v) reviewing independent director compensation and board processes, self-evaluations and policies; (vi) reviewing and approving related party transactions; (vii) overseeing compliance with our code of ethics; and (viii) monitoring developments in the law and practice of corporate governance.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of stockholders or as otherwise required by requirements of the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table — Years Ended December 31, 2019 and 2018

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Douglas T. Moore,	2019	133,727	35,000	9,465	178,192
Chief Executive Officer(1)	2018	—	—	—	—
Michael Goedeker,	2019	167,709	—	3,396	171,105
former President and Chief Operating Officer(2)	2018	150,000	—	—	150,000
Ellery W. Roberts,	2019	—	—	—	—
former Chief Executive Officer(3)	2018	—	—	—	—

____________

(1)      Douglas T. Moore was appointed as our Chief Executive Officer on August 15, 2019. The amounts included in “All Other Compensation” for Mr. Moore include reimbursement for accommodations in the amount of $6,955, reimbursement for airline tickets in the amount of $1,640, and reimbursement for car rental expenses in the amount of $870.

(2)      Mr. Goedeker served as our President and Chief Operating Officer from April 5, 2019 to March 2, 2020. The compensation in the table above includes the compensation that Mr. Goedeker received from our predecessor company, Goedeker Television, prior to our acquisition on April 5, 2019. The amounts included in “All Other Compensation” for Mr. Goedeker include his automobile allowance.

(3)      Mr. Roberts served as our Chief Executive Officer from our inception on January 10, 2019 to April 5, 2019.

Employment Agreements

On August 15, 2019, we entered into an employment letter agreement with Mr. Moore setting forth the terms of the compensation for his services as Chief Executive Officer of our company. On April 21, 2020 we amended the employment letter agreement. This amendment will become effective upon the closing of this offering. Pursuant to the employment letter agreement, as amended, Mr. Moore is entitled to an annual base salary of $400,000 and an annual incentive bonus of up to 100% of base to the extent that we achieve certain annual EBITDA objectives. We also agreed to grant to Mr. Moore an option to purchase 175,438 (post-split) shares of our common stock immediately following the closing of this offering with an exercise price equal to the public offering price per share paid in this offering. Vesting of the options will occur annually over a 4-year period in increments of 25% per year beginning on August 15, 2020. Mr. Moore also received or will receive relocation compensation, including a signing bonus of $35,000, reimbursement of living and accommodations in the St. Louis area for up to six months, car rental expenses for up to two months, and reimbursement of once monthly round trip airline tickets to St. Louis for either Mr. Moore or his spouse until April 2020. Mr. Moore is also entitled to a 15% discount on all purchases from our company. He is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Moore’s employment is at-will and may be terminated by us at any time. Mr. Moore may terminate his employment upon 90 days’ notice. If we terminate Mr. Moore’s employment without cause, he is entitled to six months of base compensation, which will be paid in a lump sum upon termination. The employment letter agreement contains restrictive covenants prohibiting Mr. Moore from (i) owning or operating a business that competes with our company during the term of his employment and for a period of one year following the termination of his employment or (ii) soliciting our employees for a period of two years following the termination of his employment.

On April 21, 2020, we entered into an employment letter agreement with Robert D. Barry, our Chief Financial Officer, setting forth the terms of the compensation for his services as Chief Financial Officer of our company. This employment letter agreement will become effective upon the closing of this offering. Pursuant to the employment letter agreement, Mr. Barry is entitled to an annual base salary of $250,000 and an annual incentive bonus of up to 50% of base to the extent that we achieve certain annual EBITDA objectives. Mr. Barry is also entitled to a 15% discount on all purchases from our company. He is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Barry’s employment is at-will and may be terminated by us at any time. Mr. Barry may terminate his employment upon 90 days’ notice. If we terminate Mr. Barry’s employment without cause, he is entitled to six months of base compensation, which will be paid in a lump sum upon termination. The employment letter agreement contains restrictive covenants prohibiting Mr. Barry from (i) owning or operating a business that competes with our company during the term of his employment and for a period of one year following the termination of his employment or (ii) soliciting our employees for a period of two years following the termination of his employment.

On April 5, 2019, we entered into an employment agreement with Michael Goedeker setting forth the terms of the compensation for his services as President and Chief Operating Officer of our company. Pursuant to the employment agreement, Mr. Goedeker was entitled to an annual base salary of $175,000 and an annual incentive bonus to the extent that we achieved certain annual EBITDA objectives. Mr. Goedeker was also entitled an automobile allowance not to exceed $500 per month and to participate in all employee benefit plans, including health insurance, commensurate with his position. The term of the employment agreement was for three years and could be terminated by us for any reason upon thirty (30) days’ notice. On March 2, 2020, we terminated the employment agreement without cause. Pursuant to the employment agreement, Mr. Goedeker is entitled to severance, including: (i) base salary for the remainder of the term of the employment agreement, (ii) benefits under group health and life insurance plans in which he participated prior to termination for the remainder of the term of the employment agreement, (iii) all previously earned, accrued, and unpaid benefits under employee benefit plans, including any such benefits under any pension, disability, and life insurance plans, policies, and programs, and (iv) so long as we achieve our budgeted EBITDA level for the period commencing with the end of our immediately previous fiscal year through the termination date, an amount equal to the product of the bonus paid in respect of the immediately preceding fiscal year, times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the termination date, by (y) 12. Since we did not achieve our budgeted EBITDA level for 2019, no bonus was paid. The employment agreement contains restrictive covenants prohibiting Mr. Goedeker from owning or operating a business that competes with our company or soliciting our customers or employees for the remainder of the term of the employment agreement.

Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2019.

Director Compensation

No member of our board of directors received any compensation for his services as a director during the fiscal year ended December 31, 2019, nor do they currently receive any compensation for such services.

2020 Equity Incentive Plan

Immediately prior to the effective date of the registration statement of which this prospectus forms a part, we plan to establish a 2020 Equity Incentive Plan, or the Plan. The purpose of the Plan is to grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 500,000 (post-split) shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, all shares remain available for issuance under the Plan.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our Common Stock and the award holder’s continuing service with our company.

Stock options give the option holder the right to acquire from us a designated number of shares of Common Stock at a purchase price that is fixed upon the grant of the option. The exercise price will not be less than the market price of the Common Stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment — the appreciation value — either in cash or shares of Common Stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted shares are shares of Common Stock awarded to participants at no cost. Restricted shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our Common Stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our Common Stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

The Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, shares of Common Stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan:    The purposes of the Plan are to attract and retain officers, employees and directors for our company and its subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of our stockholders through compensation that is based on our Common Stock.

Administration of the Plan:    The Plan is currently administered by our board of directors and will be administered by our compensation committee once it is established (which we refer to as the administrator). Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients:    Persons eligible to receive awards under the Plan will be those officers, employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the Plan:    The maximum number of shares of our Common Stock that may be delivered to participants under the Plan is 500,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Stock Options:

General.    Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price.    The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options.    An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of Common Stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination.    Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options.    As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code, for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights:    Awards of SARs may be granted alone or in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the award over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the Common Stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award.

Stock Awards:    Stock awards can also be granted under the Plan. A stock award is a grant of shares of Common Stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Cash Awards:    A cash award is an award that may be in the form of cash or shares of Common Stock or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the administrator.

Section 162(m) of the Code:    Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer) determined at the end of each year, referred to as covered employees.

Performance Criteria:    Under the Plan, one or more performance criteria will be used by the administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate. In determining the actual size of an individual performance compensation award, the administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The administrator shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the Plan.

Other Material Provisions:    Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2018 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•        On April 5, 2019, we entered into an offsetting management services agreement with the Manager, which is owned and controlled by Ellery W. Roberts, our Chairman. On April 21, 2020, we entered into an amendment to this agreement. Pursuant to the offsetting management services agreement, we expensed $183,790 in management fees for the year ended December 31, 2019 and $62,500 for the three months ended March 31, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations” for a description of this agreement. See also “Risks Related to This Offering and Ownership of Our Common Stock — Certain of our directors, officers and management could be in a position of conflict of interest.”

•        As of March 31, 2020 and December 31, 2019, the Manager had funded $55,166 and $33,738, respectively, to us in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

•        On April 5, 2019, 1847 Holdings issued 50,000 common shares to Leonite in order to induce Leonite to extend credit to our company. The common shares were valued at $137,500.

Promoters and Certain Control Persons

Each of Ellery W. Roberts, our Chairman and Robert D. Barry, our Chief Financial Officer, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” above.

Parent Company

As of the date of this prospectus, 1847 Holdco holds 100% of our issued and outstanding common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock (post-split) as of [            ], 2020 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of [            ], 2020. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of [            ], 2020 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 13850 Manchester Rd., Ballwin, MO 63011.

	Common Stock Beneficially Owned Prior to this Offering(1)			Common Stock Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares		%	Shares		%
Douglas T. Moore, Chief Executive Officer and Director	0		*	0		*
Robert D. Barry, Chief Financial Officer	3,166,666	(3)	100%	0		*
Ellery W. Roberts, Chairman of the Board	3,166,666	(3)	100%	2,216,666	(4)	51.15%
Edward J. Tobin, Director	0		*	0		*
All executive officers and directors (4 persons)	3,166,666	(3)	100%	2,216,666	(4)	51.15%
Mike Goedeker(5)	0		*	356,250		8.22%
Steve Goedeker(6)	0		*	356,250		8.22%
Avi Geller(7)	0		*	237,500		5.48%

____________

*        Less than 1%

(1)      Based on 3,166,666 (post-split) shares of common stock issued and outstanding as of [            ], 2020.

(2)      Based on 4,166,666 (post-split) shares of common stock issued and outstanding after this offering. Also reflects the distribution of all shares of common stock held by 1847 Holdco to its stockholders. 1847 Holdco and such stockholders have entered into an agreement whereby they have agreed to such distribution effective upon closing of this offering.

(3)      Represents shares of common stock held by 1847 Holdco prior to this offering. Messrs. Barry and Roberts are the directors of 1847 Holdco and share voting and investment power over the securities held by it. Messrs. Barry and Roberts disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any.

(4)      Represents shares of common stock held by 1847 Holdings after this offering. Mr. Roberts is the Chief Executive Officer of 1847 Holdings and has voting and investment power over the securities held by it. Mr. Roberts disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.

(5)      The address of Mike Goedeker is 10511 Windswept Drive, St. Louis, MO 63128.

(6)      The address of Steve Goedeker is 9013 Pilot Avenue, Afton, MO 63123.

(7)      Represents shares of common stock held by Leontie. Avi Geller is the Chief Investment Officer of Leonite and has voting and investment power over the securities held by it. Mr. Geller disclaims beneficial ownership of the shares held by Leonite except to the extent of his pecuniary interest, if any, in such shares. The address of Leonite is 1 Hillcrest Center Dr, Suite 232, Spring Valley, NY 10977.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock currently consists of 5,000 shares of common stock, par value $0.0001 per share. Immediately prior to the effective date of the registration statement of which this prospectus forms a part, we plan to amend and restate our certificate of incorporation to (i) increase our authorized common stock from 5,000 shares to 200,000,000 shares, (ii) authorize 20,000,000 shares of “blank check” preferred stock and (iii) change the par value of our capital stock from $0.001 to $0.0001.

The following description summarizes important terms of the classes of our capital stock following the filing of our amended and restated certificate of incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there were 1,000 shares (3,166,666 post-split) of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights.    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our amended and restated certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights.    Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights.    Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board to issue up to 20,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

On April 5, 2019, we issued a ten-year warrant to SBCC. The warrant is exercisable for shares of our most senior capital stock equal to 5.0% of our outstanding equity securities on a fully-diluted basis, including all vested and unvested equity grants, for an aggregate exercise price equal to $100. The warrant contains a put right, whereby at any time during the period commencing on the earlier to occur of (i) the maturity date of the SBCC loan (April 5, 2023), (ii) the date on which the obligations under the SBCC loan become due and payable by acceleration, (iii) repayment in full of the borrowings under, or retirement or termination of, the SBCC loan, and (iv) a sale of the company (as defined in the warrant), SBCC shall have the right to require us to repurchase the warrant and the shares underlying the warrant for an amount equal to (x) the product of (i) the fair market value (as defined in the warrant) of the equity of our company multiplied by (ii) the number of shares represented by the warrant at the time of exercise of such put right minus (y) the exercise price ($100) plus (z) any amount payable upon repurchase of the warrant. On June 2, 2020, we and SBCC entered into a letter agreement pursuant to which SBCC agreed that it will exercise its warrant for 166,667 shares of common stock immediately prior to, and contingent upon, the closing of this offering.

Upon the closing of this offering, there will be up to 57,500 shares of common stock issuable upon exercise of the representative’s warrants. See “Underwriting — Representative’s Warrants” below for a description of the representative’s warrants.

Options

We have agreed to issue an option for the purchase of 175,438 shares of common stock Douglas T. Moore, our Chief Executive Officer, immediately following the closing of this offering. The option will have an exercise price equal to the price per share at which our common stock is being sold in this offering.

Anti-takeover Effects of Delaware Law and Charter Provisions

We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which prohibits a publicly-held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Our amended and restated certificate of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

Our amended and restated certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Our bylaws permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our bylaws provide that no member of our board of directors may be removed from office by our stockholders without cause and, in addition to any other vote required by law, upon the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

We are in the process of appointing VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, telephone 212-828-8436, as the transfer agent for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 4,333,333 shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 4,483,333 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of shares of our common stock then outstanding; or

•        1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and all of our stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of (i) 180 days after the closing of this offering in the case of our company, (ii) 12 months after the date of this prospectus in the case of our directors and officers, and (iii) 180 days after the date of this prospectus in the case of our stockholders. See “Underwriting — Lock-Up Agreements.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an entity or arrangement treated as a partnership;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•        a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•        a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•        a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•        a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— FATCA Withholding.”

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is the representative for the several underwriters of this offering, or the representative. We have entered into an underwriting agreement dated [            ], 2020 with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.

Total	1,000,000

The underwriters are committed to purchase all shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 150,000 additional shares of common stock (equal to 15% of the common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock.

Discounts, Commissions and Reimbursement

The underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $[            ] per share of which up to $[            ] per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the underwriters.

The following table summarizes the underwriting discounts and commissions, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Total
	Per Share	Offering without Over-Allotment Option	Offering with Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.5%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      The non-accountable expense allowance of 1% is not payable with respect to shares sold upon exercise of the underwriters’ over-allotment option.

We have paid an expense deposit of $40,000 to (or on behalf of) the underwriters, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred in accordance with FINRA Rule 5110(f)(2)(C). We have also agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering.

In addition, we have also agreed to reimburse certain expenses of the underwriters relating to this offering as set forth in the underwriting agreement, including the fees and expenses of the underwriters’ legal counsel which shall not exceed $125,000.

We estimate the expenses of this offering payable by us, not including underwriting discounts, commissions and expense allowance, will be approximately $388,370.

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants to purchase a number of shares of common stock equal in the aggregate to 5% of the total shares sold in this public offering. The warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months after the effective date of the registration statement related to this offering.

The warrants and the shares of common stock underlying the warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The warrants will provide for adjustment in the number and price of the warrants and the shares of common stock underlying such warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until eighteen (18) months from the closing of this offering, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, sole financial advisor, sole underwriter and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity offerings for our company, or any successor to or any subsidiary of our company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any such transaction.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We agreed that for a period of 180 days after the closing of this offering we will not, without the prior written consent of the representative and subject to certain exceptions, directly or indirectly:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock;

•        file or caused to be filed any registration statement with SEC relating to the offering of any shares of our capital or any securities convertible into or exercisable or exchangeable for shares of our capital stock;

•        complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise.

In addition, each of our directors, officers and stockholders have agreed that for a period of (i) 12 months after the date of this prospectus in the case of our directors and officers and (ii) 180 days after the date of this prospectus in the case of our stockholders, without the prior written consent of the representative and subject to certain exceptions, they will not directly or indirectly:

•        offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for common stock;

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise;

•        make any demand for or exercise any right with respect to the registration of any common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•        publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any common stock or any securities convertible into or exercisable or exchangeable for common stock.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on [NYSE American/Nasdaq] in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside The United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, or a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our company or any underwriter for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa), or CONSOB, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•        to Italian qualified investors, or Qualified Investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended; and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No.58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Bevilacqua PLLC, Washington, DC. Sichenzia Ross Ference LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The financial statements of our company appearing elsewhere in this prospectus have been included herein in reliance upon the report of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this prospectus, Louis A. Bevilacqua, the managing member of our legal counsel, Bevilacqua PLLC, beneficially owns approximately 10% of the outstanding common shares of 1847 Holdings and indirectly owns approximately 10% of the Manager, which equity securities were received as partial consideration for legal services previously provided to 1847 Holdings and the Manager.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We also anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

FINANCIAL STATEMENTS

1847 GOEDEKER INC.

UNAUDITED FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

1847 GOEDEKER INC.
BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$247,668	$64,470
Receivables	1,455,912	1,862,086
Deposits with vendors	294,960	294,960
Merchandise inventory, net	1,069,459	1,380,090
Other assets	907,484	892,796
Total Current Assets	3,975,483	4,494,402
Property and equipment, net	174,647	185,606
Operating lease right-of-use assets	1,897,610	2,000,755
Goodwill	5,097,752	4,976,016
Intangible assets, net	1,797,962	1,878,844
Deferred tax assets	1,133,303	698,303
Other long-term assets	45,000	45,000
TOTAL ASSETS	$14,121,757	$14,278,926
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$2,930,488	$2,465,220
Customer deposits	5,434,784	4,164,296
Advances, related party	192,666	137,500
Lines of credit	579,355	1,250,930
Current portion of notes payable, related parties	1,261,428	1,068,075
Notes payable	940,123	999,200
Convertible notes payable	710,288	584,943
Warrant liability	122,344	122,344
Current portion of operating lease liabilities	375,885	422,520
Total Current Liabilities	12,457,291	11,215,028
Notes payable, related parties, net of current portion	2,084,567	2,232,369
Operating lease liabilities, net of current portion	1,521,725	1,578,235
Contingent note payable	49,248	49,248
TOTAL LIABILITIES	16,202,831	15,074,880
Stockholder’s Deficit
Common stock, $0.001 par value, 5,000 shares authorized, 1,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019	1	1
Additional paid-in capital	1,272,195	1,272,195
Accumulated deficit	(3,353,270)	(2,068,150)
Total Stockholder’s Deficit	(2,081,074)	(795,954)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$14,121,757	$14,278,926

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Successor	Predecessor
	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Product sales, net	$9,677,178	$11,947,046
Cost of goods sold	8,111,170	10,269,656
Gross profit	1,566,008	1,677,390
Operating Expenses
Personnel	1,311,484	882,721
Advertising	666,436	600,799
Bank and credit card fees	244,740	257,117
Depreciation and amortization	91,841	9,674
General and administrative	566,640	416,448
Total Operating Expenses	2,881,141	2,166,759
LOSS FROM OPERATIONS	(1,315,133)	(489,369)
Other Income (Expense)
Financing costs	(194,682)	—
Interest expense	(212,688)	—
Other income (expense)	2,383	30,847
Total Other Income (Expense)	(404,987)	30,847
NET LOSS BEFORE INCOME TAXES	(1,720,120)	(458,522)
INCOME TAX BENEFIT	(435,000)	—
NET LOSS	$(1,285,120)	$(458,227)
LOSS PER COMMON SHARE – BASIC AND DILUTED	$(1,285.12)	$(65.50)
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	1,000	7,000

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (PREDECESSOR)
(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2019	7,000	$7,000	$707,049	$2,684,628	$3,398,677
Net loss	—	—	—	(458,522)	(458,522)
Balance, March 31, 2019	7,000	$7,000	$707,049	$2,226,106	$2,940,155

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENT OF STOCKHOLDER’S DEFICIT (SUCCESSOR)
(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2020	1,000	$1	$1,272,195	$(2,068,150)	$(795,954)
Net loss	—	—	—	(1,285,120)	(1,285,120)
Balance, March 31, 2020	1,000	$1	$1,272,195	$(3,353,270)	$(2,081,074)

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Successor	Predecessor
	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,285,120)	$(458,522)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	91,841	9,674
Amortization of debt discounts	209,132	—
Changes in operating assets and liabilities:
Receivables	290,707	1,349,421
Deposits with vendors	—	(73,771)
Merchandise inventory	310,631	562,479
Prepaid expenses and other assets	(14,687)	2,784
Change in operating lease right-of-use assets	103,145
Deferred tax assets	(435,000)
Accounts payable and accrued expenses	520,364	(414,733)
Customer deposits	1,270,488	(979,562)
Operating lease liabilities	(103,145)
Net cash provided by (used in) operating activities	958,356	(2,230)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment on notes payable	(93,750)	—
Net payments on lines of credit	(681,408)	—
Net cash used in financing activities	(775,158)	—

NET CHANGE IN CASH	183,198	(2,230)
CASH, BEGINNING OF PERIOD	64,470	1,525,693
CASH, END OF PERIOD	$247,668	$1,523,463

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$92,398	$—
Cash paid for taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION
Adjustment to fair value of goodwill based on final purchase price allocation	$121,736	$—

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1847 Goedeker Inc. (the “Company”) was formed under the laws of the State of Delaware on January 10, 2019 for the sole purpose of acquiring the business of Goedeker Television Co. The Company is a wholly owned subsidiary of 1847 Goedeker Holdco Inc. (“Holdco”), which was formed in State of Delaware on March 20, 2019. Neither the Company nor Holdco had any operations other than operations relating to their incorporation and organization prior to the acquisition of the business of Goedeker Television Co.

On April 5, 2019, the Company executed an asset purchase agreement with Goedeker Television Co., a Missouri corporation (“Goedeker”), pursuant to which the Company acquired substantially all the assets and assumed substantially all the liabilities of Goedeker. Holdco is a majority owned (70 percent) subsidiary of 1847 Holdings LLC (“1847 Holdings”). The sellers of Goedeker collectively own 22.5 percent of Holdco and the balance, 7.5 percent, is owned by Leonite Capital LLC, a lender involved with financing the acquisition of the Goedeker by the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months March 31, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this prospectus.

Accounting Basis

The Company uses the accrual basis of accounting and GAAP. The Company has adopted a calendar year end.

Predecessor and Successor Reporting

The acquisition of Goedeker as described in Note 1 was accounted for under the acquisition method of accounting in accordance with GAAP. For the purpose of financial reporting, Goedeker was deemed to be the predecessor company and the Company is deemed to be the successor company in accordance with the rules and regulations issued by the Securities and Exchange Commission. The assets and liabilities of Goedeker were recorded at their respective fair values as of the acquisition date. Fair value adjustments related to the transaction are reflected in the books of the Company, resulting in assets and liabilities of the Company being recorded at fair value at April 6, 2019. Therefore, the Company’s financial information prior to the transaction is not comparable to its financial information subsequent to the transaction.

As a result of the impact of pushdown accounting, the financial statements and certain note presentations separate the Company’s presentations into two distinct periods, the period before the consummation of the transaction (labeled “Predecessor”) and the period after that date (labeled “Successor”), to indicate the application of a different basis of accounting between the periods presented.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Revenue Recognition and Cost of Revenue

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standard Codification (“ASC”) Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

The Company collects the full sales price from the customer at the time the order is placed. The Company does not incur incremental costs obtaining purchase orders from customers, however, if the Company did, because all the Company’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that the Company recognizes arises from orders it receives from customers. The Company’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, the Company’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment. Once this occurs, the Company has satisfied its performance obligation and the Company recognizes revenue. For drop shipments, the Company is determined to be the principal as it bears a risk of loss and can change shipping instructions in transit, it handles any customer complaints or returns related to drop shipments, and it takes legal title to the product between shipment and delivery. Revenue from the sale of long-term service warranties are recognized net of costs to sell the contracts to the third-party warranty service company.

The Company’s performance obligations include shipment of products and, in some instances, performance of services such as installation. Revenue for the sale of merchandise without installation is recognized upon shipment to the customer; revenue for the sale of merchandise including installation is recognized upon delivery and installation of the product which typically occur simultaneously. Allowances for sales returns are estimated and recorded based on prior returns history, recent trends, and projections for returns on sales in the current period.

The Company agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In the Company’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax the Company collects concurrently with revenue-producing activities are excluded from revenue.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

If the Company continued to apply legacy revenue recognition guidance for the three months ended March 31, 2020 and 2019, revenues, gross margin, and net loss would not have changed.

Cost of revenue includes the cost of purchased merchandise plus the cost of shipping merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors.

Substantially all the Company’s sales are to individual retail consumers.

Shipping and Handling — The Company bills its customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

Disaggregated Revenue — The Company disaggregates revenue from contracts with customers by contract type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The Company’s disaggregated revenue by sales type for the three months ended March 31, 2020 and 2019 is as follows:

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Appliance sales	$7,802,104	$9,072,939
Furniture sales	1,281,836	2,292,493
Other sales	593.238	581,614
Total	$9,677,178	$11,947,046

Receivables

Receivables consist of credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Merchandise Inventory

Inventory consists of finished products acquired for resale and is valued at the low-of-cost-or-market with cost determined on an average item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions. Reserves for slow-moving and potentially obsolete inventories was $425,000 as of March 31, 2020 and December 31, 2019.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

lease or estimated life of the leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Category	Useful Life (Years)
Machinery and equipment	5
Office equipment	5
Vehicles	5

Goodwill and Intangible Assets

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired identifiable intangible assets are amortized over the following periods:

Acquired Intangible Asset	Amortization Basis	Expected Life (Years)
Customer related	Straight-line	15
Marketing related	Straight-line	5

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At March 31, 2020 and December 31, 2019, the Company classified a warrant issued in conjunction with a term loan as a derivative instrument (see Note 10).

Income Taxes

Under the Company’s accounting policies, the Company initially recognizes a tax position in its financial statements when it becomes more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax positions that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities assuming full knowledge of the position and all relevant facts. Although the Company believes its provisions for unrecognized tax positions are reasonable, the Company can make no assurance that the final tax outcome of these matters will not be different from that which the Company has reflected in its income tax provisions and accruals. The tax law is subject to varied interpretations, and the Company has taken positions related to certain matters where the law is subject to interpretation. Such differences could have a material impact on the Company’s income tax provisions and operating results in the period(s) in which the Company makes such determination.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As the Company had a net loss for the three months ended March 31, 2020, the following 895,565 potentially dilutive securities were excluded from diluted loss per share: 200,000 for outstanding warrants and 695,565 related to the convertible note payable and accrued interest. There are no such common share equivalents outstanding as of March 31, 2019.

Going Concern Assessment

Management assesses going concern uncertainty in the Company’s financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has generated losses since its acquisition and has relied on cash on hand, external bank lines of credit, issuance of third party and related party debt and the sale of a note to support cashflow from operations.

For the three months ended March 31, 2020, the Company incurred operating losses of $1,285,120, cash flows from operations of $958,356 and negative working capital of $8,571,808. Management believes the Company is owed $809,000 related to a working capital adjustment, which is recorded in other assets on the balance sheet and which is being disputed by Goedeker. This matter is being pursued through a legal process (See Note 8).

Management has prepared estimates of operations for fiscal year 2020 and believes that sufficient funds will be generated from operations to fund its operations, and to service its debt obligations for one year from the date of the filing of the financial statements in the Company’s Form S-1 indicate improved operations and the Company’s ability to continue operations as a going concern.

The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations. Further, the recently enacted stimulus bill provides for economic assistance loans through the United States Small Business Administration. On April 9, 2020, the Company received a $642,600 Payroll Protection Program (the “PPP”) loan from the United States Small Business Administration (the “SBA”) under provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act provides that all or a portion of the PPP loan may be forgiven. The terms of such forgiveness and repayment terms for the portion, if any, that is not forgiven have not been announced by the SBA.

The accompanying financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts, for one year from the date of the filing of the financial statements in this registration statement, indicate improved operations and the Company’s ability to continue operations as a going concern. The Company has contingency plans to reduce or defer expenses and cash outlays should operations not improve in the look forward period.

Recent Accounting Pronouncements

Recently Adopted

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”), which requires lessees to recognize right-of-use (“ROU”) assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. The Company adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all of the Company’s lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on the Company’s statements of income or cash flows. See Note 13 for the required disclosures relating to the Company’s lease agreements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard,

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for the Company on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017. ASU 2018-02 became effective for the Company on January 1, 2019 and resulted in a decrease of approximately $748,000 to retained earnings due to the reclassification from AOCI of the effect of the corporate income tax rate change on our cash flow hedges. The adoption of this standard did not have a material impact on the Company’s financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. ASU 2017-12 became effective for the Company on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. The Company adopted ASU 2018-15 on January 1, 2020 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s financial statements.

Not Yet Adopted

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company will modify its disclosures beginning in the first quarter of 2020 to conform to this guidance. The Company does not expect the adoption of this standard and the associated changes to its disclosures to have a material impact to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard, but does not expect the adoption to have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company currently believes that all other issued and not yet effective accounting standards are not relevant to the Company’s financial statements.

Reclassifications

Certain accounts have been reclassified to conform with classifications adopted in the period ended March 31, 2020. Such reclassifications had no effect on net earnings or financial position.

NOTE 3 — RECEIVABLES

At March 31, 2020 and December 31, 2019, receivables consisted of the following:

	March 31, 2020	December 31, 2019
Credit card payments in process of settlement	$312,648	$406,838
Vendor rebates receivable	1,143,264	1,455,248
Total	$1,455,912	$1,862,086

NOTE 4 — MERCHANDISE INVENTORY

At March 31, 2020 and December 31, 2019, the inventory balances are composed of:

	March 31, 2020	December 31, 2019
Appliances	$1,255,290	$1,538,552
Furniture	157,627	184,755
Other	81,542	81,783
Total merchandise inventory	1,494,459	1,805,090

Allowance for inventory obsolescence	(425,000)	(425,000)
Merchandise inventory, net	$1,069,459	$1,380,090

Inventory and accounts receivable are pledged to secure a loan from Burnley and SBCC described and defined in the notes below.

NOTE 5 — DEPOSITS WITH VENDORS

Deposits with vendors represent cash on deposit with one vendor arising from accumulated rebates paid by the vendor. The deposits are used by the vendor to seek to secure the Company’s purchases. The deposit can be withdrawn at any time up to the amount of the Company’s credit line with the vendor. Alternatively, the Company could secure their credit line with a floor plan line from a lender and withdraw all its deposits. The Company has elected to leave the deposits with the vendor on which it earns interest income. As of March 31, 2020 and December 31, 2019, deposits with vendors totaled $294,960.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Equipment	$7,376	$7,376
Warehouse equipment	29,188	29,188
Furniture and fixtures	512	512
Transportation equipment	63,784	63,784
Leasehold improvements	117,626	117,626
Total property and equipment	218,486	218,486

Accumulated depreciation	(43,839)	(32,880)
Property and equipment, net	$174,647	$185,606

Depreciation expense for the three months ended March 31, 2020 and 2019 was $10,959 and $9,674, respectively.

All property and equipment are pledged to secure loans from Burnley and SBCC as described and defined in the notes below.

NOTE 7 — INTANGIBLE ASSETS

The following provides a breakdown of identifiable intangible assets as of March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Customer relationships	$749,000	$749,000
Marketing related	1,368,000	1,368,000
Total intangible assets	2,117,000	2,117,000

Accumulated amortization	(319,038)	(238,156)
Intangible assets, net	$1,797,962	$1,878,844

In connection with the acquisition of Goedeker, the Company identified intangible assets of $2,117,000, representing trade names and customer relationships. These assets are being amortized on a straight-line basis over their weighted average estimated useful life of 8.5 years. Amortization expense for the three months ended March 31, 2020 and 2019 was $80,882 and $0, respectively.

As of March 31, 2020, the estimated annual amortization expense for each of the next five years is as follows:

2020 (remainder of year)	$242,649
2021	323,532
2022	323,532
2023	323,532
2024	122,132
Thereafter	462,585
Total	$1,797,962

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 8 — BUSINESS COMBINATION

On January 18, 2019, the Company entered into an asset purchase agreement with Goedeker and Steve Goedeker and Mike Goedeker (the “Stockholders”), pursuant to which the Company agreed to acquire substantially all of the assets of Goedeker used in its retail appliance and furniture business (the “Goedeker Business”).

On April 5, 2019, the Company, Goedeker and the Stockholders entered into an amendment to the asset purchase agreement and closing of the acquisition of substantially all of the assets of Goedeker was completed.

The aggregate purchase price, recorded as a capital contribution from Holdco, was $4,483,418 consisting of: (i) the issuance of a promissory note in the principal amount of $4,100,000 and a deemed fair value of $3,422,398; (ii) up to $600,000 in earn out payments (as described below) with a deemed fair value of $81,494; and (iii) a 22.5% ownership interest in Holdco transferred to the sellers with a deemed fair value of $979,523.

The asset purchase agreement provided for an adjustment to the purchase price based on the difference between actual working capital at closing and the seller’s preliminary estimate of closing date working capital. In accordance with the asset purchase agreement, an independent CPA firm was retained by the Company and Goedeker to resolve differences in the working capital amounts. The report issued by that CPA firm determined that Goedeker owed the Company $809,000, which Goedeker has not paid. On or about March 23, 2020, the Company submitted a claim for arbitration to the American Arbitration Association relating to Goedeker’s failure to pay. The claim alleges, inter alia, breach of contract, fraud, indemnification and the breach of the covenant of good faith and fair dealing. The Company is alleging damages in the amount of $809,000, plus attorneys’ fees and costs. The $809,000 is included in other assets in the accompanying balance sheet as of March 31, 2020 and December 31, 2019.

Goedeker is also entitled to receive the following earn out payments to the extent the Goedeker Business achieves the applicable EBITDA (as defined in the asset purchase agreement) targets:

1.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the closing date is $2,500,000 or greater;

2.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the first anniversary of closing date is $2,500,000 or greater; and

3.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the second anniversary of the closing date is $2,500,000 or greater.

To the extent the EBITDA of the Goedeker Business for any applicable period is less than $2,500,000 but greater than $1,500,000, the Company must pay a partial earn out payment to Goedeker in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable earn out payment for such period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of the Goedeker Business for the applicable period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial earn out payments shall be earned or paid to the extent the EBITDA of the Goedeker Business for any applicable period is equal or less than $1,500,000.

To the extent Goedeker is entitled to all or a portion of an earn out payment, the applicable earn out payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the closing date, and shall accrue interest from the date on which it is determined Goedeker is entitled to such earn out payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 8 — BUSINESS COMBINATION (cont.)

The rights of Goedeker to receive any earn out payment are subordinate to the rights of Burnley and SBCC under separate subordination agreements that Goedeker entered into with them on April 5, 2019 in connection with the Acquisition (see Notes 9 and 10). The Company determined the fair value of the earnout on the date of acquisition was $81,494. Such amount was recorded as a contingent consideration liability within the accounts payable and accrued expense line item on the balance sheet and is revalued to fair value each reporting period until settled. The year 1 contingent liability of $32,246 was written-off in the year ending December 31, 2019 as the target was not met and the balance of the liability at December 31, 2019 is $49,248. Management reviewed the contingent consideration due at March 31, 2020 and does not believe any adjustments are required at March 31, 2020 or for the three months then ended.

The fair value of the purchase consideration issued to Goedeker was allocated to the net tangible assets acquired. The Company accounted for the acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net liabilities assumed was approximately $492,601. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows the analysis of the Goedeker asset purchase:

Purchase consideration at fair value:
Note payable, net of $462,102 debt discount and $215,500 of capitalized financing costs	$3,422,398
Contingent note payable	81,494
Fair value of ownership interest in Holdco transferred to seller	979,523
Amount of consideration	$4,483,415

Assets acquired and liabilities assumed at fair value
Accounts receivable	$334,446
Inventories	1,851,251
Working capital adjustment receivable and other assets	1,104,863
Property and equipment	216,286
Customer related intangibles	749,000
Marketing related intangibles	1,368,000
Accounts payable and accrued expenses	(3,929,876)
Customer deposits	(2,308,307)
Net tangible assets acquired (liabilities assumed)	$(614,337)

Total net assets acquired (liabilities assumed)	$(614,337)
Consideration paid	4,483,415
Goodwill	$5,097,752

NOTE 9 — LINES OF CREDIT

Burnley Capital LLC

On April 5, 2019, the Company, as borrower, and Holdco entered into a loan and security agreement with Burnley Capital LLC (“Burnley”) for revolving loans in an aggregate principal amount that will not exceed the lesser of (i) the borrowing base or (ii) $1,500,000 (provided that such amount may be increased to $3,000,000 in Burnley’s

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 9 — LINES OF CREDIT (cont.)

sole discretion) minus reserves established Burnley at any time in accordance with the loan and security agreement. The “borrowing base” means an amount equal to the sum of the following: (i) the product of 85% multiplied by the liquidation value of the Company’s inventory (net of all liquidation costs) identified in the most recent inventory appraisal by an appraiser acceptable to Burnley (ii) multiplied by the Company’s eligible inventory (as defined in the loan and security agreement), valued at the lower of cost or market value, determined on a first-in-first-out basis. In connection with the closing of the Acquisition on April 5, 2019, the Company borrowed $744,000 under the loan and security agreement and issued a revolving note to Burnley in the principal amount of up to $1,500,000. There is no available borrowing base and the balance of the line of credit amounts to $409,642 as of March 31, 2020, comprised of principal of $488,309 and net of unamortized debt discount of $$78,667.

The revolving note matures on April 5, 2022, provided that at Burnley’s sole and absolute discretion, it may agree to extend the maturity date for two successive terms of one year each. The revolving note bears interest at a per annum rate equal to the greater of (i) the LIBOR Rate (as defined in the loan and security agreement) plus 6.00% or (ii) 8.50%; provided that upon an event of default (as defined below) all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 3.00%. The Company shall pay interest accrued on the revolving note in arrears on the last day of each month commencing on April 30, 2019.

The Company may at any time and from time to time prepay the revolving note in whole or in part. If at any time the outstanding principal balance on the revolving note exceeds the lesser of (i) the difference of the total loan amount minus any reserves and (ii) the borrowing base, then the Company shall immediately prepay the revolving note in an aggregate amount equal to such excess. In addition, in the event and on each occasion that any net proceeds (as defined in the loan and security agreement) are received by or on behalf of the Company or Holdco in respect of any prepayment event following the occurrence and during the continuance of an event of default, the Company shall, immediately after such net proceeds are received, prepay the revolving note in an aggregate amount equal to 100% of such net proceeds. A “prepayment event” means (i) any sale, transfer, merger, liquidation or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Company or Holdco; (ii) a change of control (as defined in the loan and security agreement); (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Company or Holdco with a fair value immediately prior to such event equal to or greater than $25,000; (iv) the issuance by Goedeker of any capital stock or the receipt by the Company of any capital contribution; or (v) the incurrence by the Company or Holdco of any indebtedness (as defined in the loan and security agreement), other than indebtedness permitted under the loan and security agreement.

Under the loan and security agreement, the Company is required to pay a number of fees to Burnley, including the following:

•        a commitment fee during the period from closing to the earlier of the maturity date or termination of Burnley’s commitment to make loans under the loan and security agreement, which shall accrue at the rate of 0.50% per annum on the average daily difference of the total loan amount then in effect minus the sum of the outstanding principal balance of the revolving note, which such accrued commitment fees are due and payable in arrears on the first day of each calendar month and on the date on which Burnley’s commitment to make loans under the loan and security agreement terminates, commencing on the first such date to occur after the closing date;

•        an annual loan facility fee equal to 0.75% of the revolving commitment (i.e., the maximum amount that the Company may borrow under the revolving loan), which is fully earned on the closing date for the term of the loan (including any extension) but shall be due and payable on each anniversary of the closing date;

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 9 — LINES OF CREDIT (cont.)

•        a monthly collateral management fee for monitoring and servicing the revolving loan equal to $1,700 per month for the term of revolving note, which is fully earned and non-refundable as of the date of the loan and security agreement, but shall be payable monthly in arrears on the first day of each calendar month; provided that payment of the collateral management fee may be made, at the discretion of Burnley, by application of advances under the revolving loan or directly by the Company; and

•        if the revolving loan is terminated for any reason, including by Burnley following an event of default, then the Company shall pay, as liquidated damages and compensation for the costs of being prepared to make funds available, an amount equal to the applicable percentage multiplied by the revolving commitment (i.e., the maximum amount that the Company may borrow under the revolving loan), wherein the term applicable percentage means (i) 3%, in the case of a termination on or prior to the first anniversary of the closing date, (ii) 2%, in the case of a termination after the first anniversary of the closing date but on or prior to the second anniversary thereof, and (iii) 0.5%, in the case of a termination after the second anniversary of the closing date but on or prior to the maturity date.

The loan and security agreement contains customary events of default, including, among others: (i) for failure to pay principal and interest on the revolving note when due, or to pay any fees due under the loan and security agreement; (ii) if any representation, warranty or certification in the loan and security agreement or any document delivered in connection therewith is incorrect in any material respect; (iii) for failure to perform any covenant or agreement contained in the loan and security agreement or any document delivered in connection therewith; (iv) for the occurrence of any default in respect of any other indebtedness of more than $100,000; (v) for any voluntary or involuntary bankruptcy, insolvency or dissolution; (vi) for the occurrence of one or more judgments, non-interlocutory orders, decrees or arbitration awards involving in the aggregate a liability of $25,000 or more; (vii) if the Company or Holdco, or officer thereof, is charged by a governmental authority, criminally indicted or convicted of a felony under any law that would reasonably be expected to lead to forfeiture of any material portion of collateral, or such entity is subject to an injunction restraining it from conducting its business; (viii) if Burnley determines that a material adverse effect (as defined in the loan and security agreement) has occurred; (ix) if a change of control (as defined in the loan and security agreement) occurs; (x) if there is any material damage to, loss, theft or destruction of property which causes, for more than thirty consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities; (xi) if there is a loss, suspension or revocation of, or failure to renew any permit if it could reasonably be expected to have a material adverse effect; and (xii) for the occurrence of any default or event of default under the term loan with SBCC (as defined below), the 9% subordinated promissory note issued to Goedeker, the secured convertible promissory note issued to Leonite (as defined below) or any other debt that is subordinated to the revolving loan.

The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type. The revolving note is secured by a first priority security interest in all of the assets of the Company and Holdco. In connection with such security interest, on April 5, 2019, (i) Holdco entered into a pledge agreement with Burnley, pursuant to which Holdco pledged the shares of the Company held by it to Burnley, and (ii) the Company entered into a deposit account control agreement with Burnley, SBCC and Montgomery Bank relating to the security interest in the Company’s bank accounts. The loan is guaranteed by 1847 Holdings.

The rights of Burnley to receive payments under the revolving note are subordinate to the rights of Northpoint (as defined below) under a subordination agreement that Burnley entered into with Northpoint.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 9 — LINES OF CREDIT (cont.)

At March 31, 2020, the Company did not meet certain loan covenants under the loan and security agreement. The agreement requires compliance with the following ratios as a percentage of earnings before interest, taxes, depreciation, and amortization for the twelve-month period ended March 31, 2020. The table below shows the required ratio and actual ratio for such period.

Covenant	Actual Ratio	Required Ratio
Total debt ratio	(2.6)x	4.0x
Senior debt ratio	(0.7)x	1.5x
Interest coverage ratio	(0.9)x	1.0x

In addition, the Company was not in compliance with a requirement with respect to the liquidity ratio, which is the ratio of cash and available borrowings to customer deposits. At March 31, 2020, the actual ratio was 0.10x compared to a requirement of 1.35x.

The loan and security agreement with SBCC described below contains the same covenants and a cross default provision, whereby a default under the Burnley loan and security agreement triggers a default under the SBCC loan and security agreement. Accordingly, the Company is in technical, not payment default, on these loan and security agreements and has classified such debt as a current liability.

There are no cross-default provisions that would require any other long-term liabilities to be classified as current. Although the Company has defaulted under the 9% subordinated promissory note described below as the result of its failure to make payments thereunder from and after August 27, 2019, the date that Burnley notified the Company that it is in technical default under Burnley’s loan and security agreement, Burnley’s notice also stated that pursuant to the subordination agreement, dated April 5, 2019, between Burnley and Goedeker, no payment can be made under the note so long as the Company’s default relating to Burnley’s loan continues. Therefore, notwithstanding the default, Goedeker has no right to accelerate the note because, in addition to the subordination agreement which otherwise would have permitted acceleration, the note itself also has specific subordination provisions that prohibit such acceleration. Since Goedeker does not currently have the right to accelerate the note, the Company has classified all amounts other than the currently due portion of the note as long-term liabilities.

Northpoint Commercial Finance LLC

On June 24, 2019, the Company, as borrower, entered into a loan and security agreement with Northpoint Commercial Finance LLC (“Northpoint”), which was amended on August 2, 2019, for revolving loans up to an aggregate maximum loan amount of $1,000,000 for the acquisition, financing or refinancing by the Company of inventory at an interest rate of LIBOR plus 7.99%. The balance of the line of credit amounts to $169,713 as of March 31, 2020.

Pursuant to the loan and security agreement, the Company shall pay the following fees to Northpoint: (i) an audit fee for each audit conducted as determined by Northpoint, equal to the out-of-pocket expense incurred by Northpoint plus any minimum audit fee established by Northpoint; (ii) a fee for any returned payments equal to the lesser of the maximum amount permitted by law or $50; (iii) a late fee for each payment not received by the 25th day of a calendar month, and each month thereafter until such payment is paid, equal to the greater of 5% of the amount past due or $25; (iv) a billing fee equal to $250 for any month for which the Company requests a paper billing statement; (v) a live check fee equal to $50 for each check that the Company sends to Northpoint for payment of obligations under the loan and security agreement; (vi) processing fees to be determined by Northpoint; and (vii) any additional fees that Northpoint may implement from time to time.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 9 — LINES OF CREDIT (cont.)

The loan and security agreement contains customary events of default, including in the event of (i) non-payment, (ii) a breach by the Company of any of its representations, warranties or covenants under the loan and security agreement or any other agreement entered into with Northpoint, or (iii) the bankruptcy or insolvency of the Company. The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type.

The Northpoint loans are secured by a security interest in all of the inventory of the Company that is manufactured or sold by vendors identified in the loan and security agreement. The loan is guaranteed by Holdco.

NOTE 10 — NOTES PAYABLE

On April 5, 2019, the Company, as borrower, and Holdco entered into a loan and security agreement with Small Business Community Capital II, L.P. (“SBCC”) for a term loan in the principal amount of $1,500,000, pursuant to which the Company issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of the most senior capital stock of the Company equal to 5.0% of the outstanding equity securities of the Company on a fully-diluted basis for an aggregate price equal to $100. The Company classified the warrant as a derivative liability on the balance sheet of $122,344 and subject to remeasurement on every reporting period. The balance of the note amounts to $940,123 as of March 31, 2020, comprised of principal of $1,218,750, capitalized PIK interest of $27,473, and net of unamortized debt discount of $133,500 and unamortized warrant feature of $172,600.

The term note matures on April 5, 2023 and bears interest at the sum of the cash interest rate (defined as 11% per annum) plus the Paid-in-Kind (“PIK”) interest rate (defined as 2% per annum); provided that upon an event of default all principal, past due interest and all fees shall bear interest at a per annum rate equal to the cash interest rate and the PIK interest rate, in each case plus 3.00%. Interest accrued at the cash interest rate shall be due and payable in arrears on the last day of each month commencing May 31, 2019. Interest accrued at the PIK interest rate shall be automatically capitalized, compounded and added to the principal amount of the term note on each last day of each quarter unless paid in cash on or prior to the last day of each quarter; provided that (i) interest accrued pursuant to an event of default shall be payable on demand, and (ii) in the event of any repayment or prepayment, accrued interest on the principal amount repaid or prepaid (including interest accrued at the PIK interest rate and not yet added to the principal amount of term note) shall be payable on the date of such repayment or prepayment. Notwithstanding the foregoing, all interest on term note, whether accrued at the cash interest rate or the PIK interest rate, shall be due and payable in cash on the maturity date unless payment is sooner required by the loan and security agreement.

The Company must repay to SBCC on the last business day of each March, June, September and December, commencing with the last business day of June 2019, an aggregate principal amount of the term note equal to $93,750, regardless of any prepayments made, and must pay the unpaid principal on the maturity date unless payment is sooner required by the loan and security agreement.

The Company may prepay the term note in whole or in part from time to time; provided that if such prepayment occurs (i) prior to the first anniversary of the closing date, the Company shall pay SBCC an amount equal to 5.0% of such prepayment, (ii) prior to the second anniversary of the closing date and on or after the first anniversary of the closing date, the Company shall pay SBCC an amount equal to 3.0% of such prepayment, or (iii) prior to the third anniversary of the closing date and on or after the second anniversary of the closing date, the Company shall pay SBCC an amount equal to 1.0% of such prepayment, in each case as liquidated damages for damages for loss of bargain to SBCC. In addition, in the event and on each occasion that any net proceeds (as defined in the loan and security agreement) are received by or on behalf of the Company or Holdco in respect of any prepayment event following the occurrence and during the continuance of an event of default, the Company shall, immediately after

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 10 — NOTES PAYABLE (cont.)

such net proceeds are received, prepay the term note in an aggregate amount equal to 100% of such net proceeds. A “prepayment event” means (i) any sale, transfer, merger, liquidation or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Company or Holdco; (ii) a change of control (as defined in the loan and security agreement); (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Company or Holdco with a fair value immediately prior to such event equal to or greater than $25,000; (iv) the issuance by the Company of any capital stock or the receipt by Holdco of any capital contribution; or (v) the incurrence by the Company or Holdco of any indebtedness (as defined in the loan and security agreement), other than indebtedness permitted under the loan and security agreement.

The loan and security agreement with SBCC contains the same events of default as the loan and security agreement with Burnley, provided that the reference to the term loan in the cross-default provision refers instead to the revolving loan. The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type. The term note is secured by a second priority security interest (subordinate to the revolving loan) in all of the assets of the Company and Holdco. In connection with such security interest, on April 5, 2019, (i) Holdco entered into a pledge agreement with SBCC, pursuant to which Holdco pledged the shares of the Company held by it to SBCC, and (ii) the Company entered deposit account control agreement with Burnley, SBCC and Montgomery Bank relating to the security interest in the Company’s bank accounts. The loan is guaranteed by 1847 Holdings.

The rights of SBCC to receive payments under the term note are subordinate to the rights of Northpoint and Burnley under separate subordination agreements that SBCC entered into with them.

As noted above, the Company is in technical, not payment default, on this loan and security agreement and has classified such debt as a current liability.

NOTE 11 — NOTES PAYABLE, RELATED PARTIES

As noted above, a portion of the purchase price for the acquisition was paid by the issuance by the Company to Steve Goedeker, as representative of Goedeker, of a 9% subordinated promissory note in the principal amount of $4,100,000. The note will accrue interest at 9% per annum, amortized on a five-year straight-line basis and payable quarterly in accordance with the amortization schedule attached thereto, and mature on April 5, 2023. The remaining balance of the note at March 31, 2020 is $3,345,995, comprised of principal of $3,930,292, and net of unamortized debt discount of $584,297.

The Company has the right to redeem all or any portion of the note at any time prior to the maturity date without premium or penalty of any kind. The note contains customary events of default, including in the event of (i) non-payment, (ii) a default by the Company of any of its covenants under the asset purchase agreement or any other agreement entered into in connection with the asset purchase agreement, or a breach of any of representations or warranties under such documents, or (iii) the bankruptcy of the Company. The note also contains a cross default provision which provides that if there occurs with respect to the revolving loan with Burnley or the term loan with SBCC (A) a default with respect to any payment obligation thereunder that entitles the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity or (B) any other default thereunder that entitles, and has caused, the holder thereof to declare such indebtedness to be due and payable prior to maturity. Since the defaults under the loans with Burnley and SBCC are not payment defaults, they fall under clause (B) above and would require Burnley or SBCC to accelerate the payment of indebtedness under their notes (which they have not done) before the cross default provisions would result in a default under this note.

The rights of the holder to receive payments under the note are subordinate to the rights of Northpoint, Burnley and SBCC under separate subordination agreements that the holder entered into with them.

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 11 — NOTES PAYABLE, RELATED PARTIES (cont.)

As stated above, although the Company has defaulted under this note, Goedeker has no right to accelerate the note because the note has specific subordination provisions that prohibit such acceleration.

Maturities of debt are as follows:

For the years ended December 31,
2020 (remainder of year)	$1,261,428
2021	597,299
2022	869,687
2023	950,640
2024	251,239
Total	3,930,293
Less: loan costs	(206,916)
Discounts	(377,382)
Total	$3,345,955

NOTE 12 — CONVERTIBLE PROMISSORY NOTE

On April 5, 2019, 1847 Holdings, Holdco and the Company (collectively, “1847”) entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company (“Leonite”), pursuant to which 1847 issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286. As additional consideration for the purchase of the note, (i) 1847 Holdings issued to Leonite 50,000 common shares, (ii) 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) Holdco issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in Holdco.

The note carries an original issue discount of $64,286 to cover Leonite’s legal fees, accounting fees, due diligence fees and/or other transactional costs incurred in connection with the purchase of the note. Therefore, the purchase price of the note was $650,000. Furthermore, 1847 Holdings issued 50,000 shares of common stock valued at $137,500 and a debt-discount related to the warrants valued at $292,673. The Company amortized $72,768 of financing costs related to the shares and warrants in the three months ended March 31, 2020. The remaining net balance of the note at March 31, 2020 is $710,288, comprised of principal of $714,286 net of unamortized debt discount warrant feature of $3,998.

The note bears interest at the rate of the greater of (i) 12% per annum and (ii) the prime rate as set forth in the Wall Street Journal on April 5, 2019 plus 6.5% guaranteed over the holding period on the unconverted principal amount, on the terms set forth in the note (the “Stated Rate”). Any amount of principal or interest on the note which is not paid by the maturity date shall bear interest at the rate at the lesser of 24% per annum or the maximum legal amount permitted by law (the “Default Interest”).

Beginning on May 5, 2019 and on the same day of each and every calendar month thereafter throughout the term of the note, 1847 shall make monthly payments of interest only due under the note to Leonite at the Stated Rate as set forth above. 1847 shall pay to Leonite on an accelerated basis any outstanding principal amount of the note, along with accrued, but unpaid interest, from: (i) net proceeds of any future financings by 1847 Holdings, but not its subsidiaries, whether debt or equity, or any other financing proceeds, except any transaction having a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business and the proceeds are used accordingly; (ii) net proceeds from any sale of assets of 1847 Holdings or any of its subsidiaries other than sales of assets in the ordinary course of business or receipt by

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 12 — CONVERTIBLE PROMISSORY NOTE (cont.)

1847 Holdings or any of its subsidiaries of any tax credits, subject to rights of Goedeker, or other financing sources of 1847 Holdings (including its subsidiaries) existing prior to the date of the note; and (iii) net proceeds from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

The note will mature 12 months from the issue date, or April 5, 2020, at which time the principal amount and all accrued and unpaid interest, if any, and other fees relating to the note, will be due and payable. Unless an event of default as set forth in the note has occurred, 1847 has the right to prepay principal amount of, and any accrued and unpaid interest on, the note at any time prior to the maturity date at 115% of the principal amount (the “Premium”), provided, however, that if the prepayment is the result of any of the occurrence of any of the transactions described in subparagraphs (i), (ii) or (iii) above then such prepayment shall be the unpaid principal amount, plus accrued and unpaid interest and other amounts due but without the Premium.

The note contains customary events of default, including in the event of (i) non-payment, (ii) a breach by 1847 of its covenants under the securities purchase agreement or any other agreement entered into in connection with the securities purchase agreement, or a breach of any of representations or warranties under the note, or (iii) the bankruptcy of 1847. The note also contains a cross default provision, whereby a default by 1847 of any covenant or other term or condition contained in any of the other financial instrument issued by of 1847 to Leonite or any other third party after the passage all applicable notice and cure or grace periods that results in a material adverse effect shall, at Leonite’s option, be considered a default under the note, in which event Leonite shall be entitled to apply all rights and remedies under the terms of the note.

Under the note, Leonite has the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares or any shares of capital stock or other securities of 1847 Holdings into which such common shares may be changed or reclassified.

Concurrently with 1847 and Leonite entering into the securities purchase agreement and as security for 1847’s obligations thereunder, on April 5, 2019, 1847 Holdings, Holdco and the Company entered into a security and pledge agreement with Leonite, pursuant to which, in order to secure 1847’s timely payment of the note and related obligations and the timely performance of each and all of its covenants and obligations under the securities purchase agreement and related documents, 1847 unconditionally and irrevocably granted, pledged and hypothecated to Leonite a continuing security interest in and to, a lien upon, assignment of, and right of set-off against, all presently existing and hereafter acquired or arising assets. Such security interest is a first priority security interest with respect to the securities that 1847 Holdings owns in the Company and in 1847 Neese Inc. (another subsidiary of 1847 Holdings), and a third priority security interest with respect to all other assets.

The rights of Leonite to receive payments under the note are subordinate to the rights of Northpoint, Burnley and SBCC under separate subordination agreements that Leonite entered into with them.

NOTE 13 — OPERATING LEASE

On April 5, 2019, the Company entered into a lease agreement with S.H.J., L.L.C., a Missouri limited liability company and affiliate of the Company at that time. The lease is for a term five (5) years and provides for a base rent of $45,000 per month. In addition, the Company is responsible for all taxes and insurance premiums during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The lease contains customary events of default, including if: (i) the Company shall fail to pay rent within five (5) days after the due date; (ii) any insurance required to be maintained by the Company pursuant to the lease shall be canceled, terminated, expire, reduced, or materially changed; (iii) the Company shall fail to comply with any term, provision, or covenant of the lease and shall not begin and pursue with reasonable diligence

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 13 — OPERATING LEASE (cont.)

the cure of such failure within fifteen (15) days after written notice thereof to the Company; (iv) the Company shall become insolvent, make an assignment for the benefit of creditors, or file a petition under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States of America or any State thereof; or (v) a receiver or trustee shall be appointed for the leased premises or for all or substantially all of the assets of the Company.

Supplemental balance sheet information related to leases was as follows:

Operating lease right-of-use asset	$2,300,000
Accumulated amortization	(402,390)
Net balance	$1,897,610

Lease liability, current portion	$375,885
Lease liability, long-term	1,521,725
Total operating lease liability	$1,879,610

Weighted average remaining lease term (months)	48

Weighted average discount rate	6.5%

Maturities of the lease liability for each of the next five years is as follows:

2020 (remainder of year)	$405,000
2021	540,000
2022	540,000
2023	540,000
2024	135,000
Total lease payments	$2,160,000

Less imputed interest	(262,390)
Total lease liability	$1,897,610

NOTE 14 — RELATED PARTIES

Offsetting Management Services Agreement

On April 5, 2019, the Company entered into an offsetting management services agreement with 1847 Partners LLC (the “Manager”), a company owned and controlled by Ellery W. Roberts, the Company’s chairman and controlling shareholder of 1847 Holdings.

Pursuant to the offsetting management services agreement, the Company appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $62,500 or 2% of adjusted net assets (as defined in the offsetting management services agreement); provided, however, that, (i) pro-rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, then the management fee to be paid by the Company for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of 1847 Holdings, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 14 — RELATED PARTIES (cont.)

to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the parent management fee (as defined in the offsetting management services agreement) with respect to such fiscal quarter, then the management fee to be paid by the Company for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

The Company shall also reimburse the Manager for all costs and expenses of the Company which are specifically approved by the board of directors of the Company, including all out-of-pocket costs and expenses, that are actually incurred by the Manager or its affiliates on behalf of Goedeker in connection with performing services under the offsetting management services agreement.

The Company expensed $62,500 in management fees for the three months ended March 31, 2020. Payment of the management fee is subordinated to the payment of interest on the 9% subordinated promissory note (see Note 11), such that no payment of the management fee may be made if the Company is in default under the note with regard to interest payments and, for the avoidance of doubt, such payment of the management fee will be contingent on the Company being in good standing on all associated loan covenants. In addition, during the period that that any amounts are owed under the 9% subordinated promissory note or the earn out payments, the annual management fee shall be capped at $250,000. The rights of the Manager to receive payments under the offsetting management services agreement are also subordinate to the rights of Burnley and SBCC under separate subordination agreements that the Manager entered into with Burnley and SBCC on April 5, 2019. Accordingly, $126,153 due the Manager is classified as an accrued liability as of March 31, 2020.

Advances

As of March 31, 2020, the Manager had funded the Company $55,166 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As discussed in Note 12, on April 5, 2019, 1847 Holdings issued 50,000 common shares to Leonite in order to induce Leonite to extend credit to the Company. The common shares were valued at $137,500.

NOTE 15 — STOCKHOLDERS’ DEFICIT

Common Shares

The Company is authorized to issue 5,000 common shares as of March 31, 2020 and December 31, 2019. As of March 31, 2020 and December 31, 2019, the Company had 1,000 common shares issued and outstanding. Each common share entitles the holder thereof to one vote per share on all matters coming before the shareholders of the Company for a vote.

Warrants

On April 5, 2019, the Company issued to SBCC a ten-year warrant to purchase shares of the most senior capital stock of the Company equal to 5.0% of the outstanding equity securities of the Company on a fully-diluted basis for an aggregate price equal to $100 (see Note 10).

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 16 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to March 31, 2020 to the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements, except as set forth below.

On April 9, 2020, the Company received a $642,600 PPP loan from the SBA under provisions of the CARES Act. The PPP loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loan contains events of default and other provisions customary for a loan of this type. The PPP provides that the loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company intends to use the proceeds from the PPP loan for qualifying expenses and to apply for forgiveness of the PPP loan in accordance with the terms of the CARES Act. The Company has classified the PPP loan as a current liability pending SBA clarification of the final loan terms.

On April 21, 2020, the Company entered into an amendment to the offsetting management services agreement with the Manager (see Note 14), pursuant to which the quarterly management fee was amended to provide for a flat fee of $62,500, as opposed to the greater of $62,500 or 2% of adjusted net assets, which amendment will become effective upon closing of the Company’s initial public offering.

On April 22, 2020, the Company filed a registration statement on Form S-1 with the United States Securities and Exchange Commission to offer shares of its common stock for sale (the “Offering”).

On May 11, 2020, 1847 and Leonite entered into a first amendment to the secured convertible promissory note described in Note 12, pursuant to which the parties agreed (i) to extend the maturity date of the note to October 5, 2020, (ii) that 1847’s failure to repay the note on the original maturity date of April 5, 2020 shall not constitute and event of default under the note and (iii) to increase the principal amount of the note by $207,145, as a forbearance fee. Notwithstanding the foregoing, in the event that 1847 completes an offering of debt, equity, or closes on an asset sale (other than in the ordinary course of business), then 1847 agreed to promptly use the net proceeds of such offering to repay Leonite; provided that, in no event shall this requirement cause 1847 to default on any of its agreements and obligations that were outstanding at the time of the amendment.

Pursuant to the amendment, 1847 Holdings also agreed to issue Leonite a 5% equity interest Asien’s Appliance, Inc. upon its acquisition of that company, which was completed on May 28, 2020.

In connection with the amendment, 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 of its common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis.

Goedeker Settlement

On June 1, 2020, the Company entered into a settlement agreement with Goedeker, Steve Goedeker, Mike Goedeker and Holdco. The settlement agreement and the related transaction documents that are exhibits to the settlement agreement were all signed on June 1, 2020 but will only become effective upon the closing of the Offering.

Pursuant to the settlement agreement, the parties entered into an amendment and restatement of the 9% subordinated promissory note described above (See Note 11), pursuant to which (i) the principal amount of the existing note shall be increased by $250,0000, (ii) upon the closing of the Offering, the Company agreed to make all payments of principal and interest due under the note through the date of the closing of the Offering, and (iii) from and after the closing of the Offering, the interest rate of the note shall be increased from 8% to 12%. The Company also agreed

1847 GOEDEKER INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

(UNAUDITED)

NOTE 16 — SUBSEQUENT EVENTS (cont.)

to grant to the sellers, Goedeker, Steve Goedeker and Mike Goedeker, a security interest in all of the assets of the Company to secure its obligations under the amended and restated note and entered into a security agreement with them that will become effective upon the closing of the Offering.

In addition, pursuant to the settlement agreement, the parties agreed that the ongoing arbitration action relating to the working capital adjustment contained in the asset purchase agreement (see Note 8) would be settled effective upon the closing of the Offering and that each party to such arbitration action would release all claims that it has against the other parties to such action. As part of the settlement of the arbitration action, the Company agreed that the sellers will not have to pay the $809,000 working capital adjustment amount that the Company claims the sellers owe to it under the asset purchase agreement.

The parties to the settlement agreement also agreed that each party to the asset purchase agreement has fulfilled all of its obligations under such agreement other than obligations of the Company with respect to the earn-out contained in the asset purchase agreement and obligations of the sellers with respect to the non-competition provisions of the asset purchase agreement. The parties to the settlement agreement also agreed that the right to participate in future stock issuances contained in the asset purchase agreement would be terminated and of no force and effect as of immediately prior to the closing of the Offering so that it will not apply to the securities sold in the Offering or any future sale of the Company’s securities.

The settlement agreement also contained a mutual release among the parties to the settlement agreement.

1847 GOEDEKER INC.

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of 1847 Goedeker Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of 1847 Goedeker Inc. (“the Company” or “Successor”) as of December 31, 2019, the related statements of operations, stockholder’s deficit, and cash flows for the period from April 6, 2019 through December 31, 2019, and the related notes. We have also audited the accompanying balance sheet of Goedeker Television Co. (“Predecessor”) as of December 31, 2018, the related statements of operations, stockholders’ deficit, and cash flows for the year then ended and for the period from January 1, 2019 through April 5, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the Successor financial statements referred to above present fairly, in all material respects, the financial position of 1847 Goedeker Inc. as of December 31, 2019, and the results of its operations and its cash flows for the period from April 6, 2019 through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor financial statements referred to above present fairly, in all material respects, the financial position of Goedeker Television Co. as of December 31, 2018, and the results of its operations and its cash flows for the year then ended and for the period from January 1, 2019 through April 5, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2019.

Salt Lake City, UT

April 22, 2020

1847 GOEDEKER INC.
BALANCE SHEETS

	Successor	Predecessor
	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$64,470	$1,525,693
Receivables	1,862,086	2,635,932
Deposits with vendors	294,960	2,212,181
Merchandise inventory, net	1,380,090	3,111,594
Due from officers	—	50,634
Other assets	892,796	6,784
Total Current Assets	4,494,402	9,542,818
Property and equipment, net	185,606	216,286
Operating lease right-of-use assets	2,000,755	—
Goodwill	4,976,016	—
Intangible assets, net	1,878,844	—
Deferred tax assets	698,303	—
Other long-term assets	45,000	—
TOTAL ASSETS	$14,278,926	$9,759,104

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$2,465,220	$2,860,159
Customer deposits	4,164,296	3,500,268
Advances, related party	137,500	—
Lines of credit	1,250,930	—
Current portion of notes payable, related parties	1,068,075	—
Notes payable	999,200	—
Convertible notes payable	584,943	—
Warrant liability	122,344	—
Current portion of operating lease liabilities	422,520	—
Total Current Liabilities	11,215,028	6,360,427
Notes payable, related parties, net of current portion	2,232,369	—
Operating lease liabilities, net of current portion	1,578,235	—
Contingent note payable	49,248	—
TOTAL LIABILITIES	15,074,880	6,360,427
Stockholder’s Equity (Deficit)
Common stock, no par value, 30,000 shares authorized, 7,000 shares issued and outstanding as of December 31, 2018	—	7,000
Common stock, $0.001 par value, 5,000 shares authorized, 1,000 shares issued and outstanding as of December 31, 2019	1	—
Additional paid-in capital	1,272,195	707,049
Retained earnings (accumulated deficit)	(2,068,150)	2,684,628
Total Stockholder’s Equity (Deficit)	(795,954)	3,398,677
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$14,278,926	$9,759,104

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Period from April 6, 2019 through December 31, 2019	Period from January 1, 2019 through April 5, 2019	Year Ended December 31, 2018
Product sales, net	$34,668,112	$12,946,901	$56,307,960
Cost of goods sold	28,596,129	11,004,842	45,409,884
Gross profit	6,071,983	1,942,059	10,898,076

Operating Expenses
Personnel	2,909,751	913,919	3,627,883
Advertising	1,996,507	714,276	2,640,958
Bank and credit card fees	870,877	329,247	1,369,557
Depreciation and amortization	271,036	9,675	39,639
General and administrative	1,741,050	451,214	1,330,647
Total Operating Expenses	7,789,221	2,418,331	9,008,684
INCOME (LOSS) FROM OPERATIONS	(1,717,238)	(476,272)	1,889,392

Other Income (Expense)
Financing costs	(520,160)	—	—
Gain on write-down of contingency	32,246	—	—
Interest expense	(683,211)	—	(149)
Change in fair value of warrant liability	106,900	—	—
Other income (expense)	15,010	31,007	116,135
Total Other Income (Expense)	(1,049,215)	31,007	115,986

NET INCOME (LOSS) BEFORE INCOME TAXES	(2,766,453)	(445,265)	2,005,378

PROVISION FOR INCOME TAXES	(698,303)	—	—

NET INCOME (LOSS)	$(2,068,150)	$(445,265)	$2,005,378

EARNINGS (LOSS) PER COMMON SHARE – BASIC AND DILUTED	$(2,068.15)	$(63.61)	$286.48

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	1,000	7,000	7,000

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (PREDECESSOR)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2017	7,000	$7,000	$707,049	$1,393,050	$2,107,099
Distributions to stockholders	—	—	—	(713,800)	(713,800)
Net income for the year ended December 31, 2018	—	—	—	2,005,378	2,005,378
Balance, December 31, 2018	7,000	$7,000	$707,049	$2,684,628	$3,398,677
Distributions to stockholders	—	—	—	—	—
Net loss for the period from January 1, 2019 through April 5, 2019	—	—	—	(445,265)	(445,265)
Balance, April 5, 2019	7,000	$7,000	$707,049	$2,239,363	$2,953,412

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENT OF STOCKHOLDER’S DEFICIT (SUCCESSOR)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, April 6, 2019	—	$—	$—	$—	$—
Capital contribution by Holdco for the acquisition of Goedeker Television Co.	1,000	1	979,522	—	979,523
Issuance of warrants in connection with notes payable	—	—	292,673	—	292,673
Net loss for the period from April 6, 2019 through December 31, 2019	—	—	—	$(2,068,150)	(2,068,150)
Balance, December 31, 2019	1,000	$1	$1,272,195	$(2,068,150)	$(795,954)

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Period from April 6, 2019 through December 31, 2019	Period from January 1, 2019 through April 5, 2019	Year Ended December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,068,150)	$(445,265)	$2,005,378
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	271,036	9,675	39,639
Amortization of debt discounts	599,814	—	—
Gain on write-down of contingent liability	(32,246)	—	—
Gain on write-down of warrant liability	(106,900)	—	—
Changes in operating assets and liabilities:
Receivables	(1,405,904)	1,730,079	271,776
Deposits with vendors	(294,960)	(73,770)	(116,281)
Merchandise inventory	471,161	595,466	597,981
Prepaid expenses and other assets	167,066	2,784	9,716
Change in operating lease right-of-use assets	299,245	—	—
Deferred tax assets	(698,303)	—	—
Accounts payable and accrued expenses	(1,464,657)	196,565	(654,726)
Customer deposits	1,855,990	(1,404,266)	(1,711,409)
Operating lease liabilities	(299,245)	—	—
Net cash provided by (used in) operating activities	(2,706,053)	611,268	442,074

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,200)	—	—
Net cash used in investing activities	(2,200)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	1,500,000	—	—
Repayment on notes payable	(357,207)	—	—
Proceeds from convertible notes payable	650,000	—	—
Net borrowings from lines of credit	1,339,430	—	—
Cash paid for financing costs	(359,500)	—	—
Distributions to stockholders	—	—	(713,800)
Net cash provided by (used in) financing activities	2,772,723	—	(713,800)

NET CHANGE IN CASH	64,470	611,268	(271,726)
CASH, BEGINNING OF PERIOD	—	1,525,693	1,797,419
CASH, END OF PERIOD	$64,470	$2,136,961	$1,525,693

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$292,890	$—	$—
Cash paid for taxes	$—	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Operating lease right-of-use asset	$2,300,000	$—	$—
Debt discount on notes payable	$64,286	$—	$—
Warrants granted on notes payable	$229,673	$—	$—
Warrants issued for convertible notes payable	$292,673	$—	$—
Common stock issued for noted payable	$173,500	$—	$—
Acquisition of Goedeker Television Co.	$11,399,200	$—	$—

The accompanying notes are an integral part of these financial statements.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1847 Goedeker Inc. (the “Company”) was formed under the laws of the State of Delaware on January 10, 2019 for the sole purpose of acquiring the business of Goedeker Television Co. The Company is a wholly owned subsidiary of 1847 Goedeker Holdco Inc. (“Holdco”), which was formed in State of Delaware on March 20, 2019. Neither the Company nor Holdco had any operations other than operations relating to their incorporation and organization prior to the acquisition of the business of Goedeker Television Co.

On April 5, 2019, the Company executed an asset purchase agreement with Goedeker Television Co., a Missouri corporation (“Goedeker”), pursuant to which the Company acquired substantially all the assets and assumed substantially all the liabilities of Goedeker. Holdco is a majority owned (70 percent) subsidiary of 1847 Holdings LLC (“1847 Holdings”). The sellers of Goedeker collectively own 22.5 percent of Holdco and the balance, 7.5 percent, is owned by Leonite Capital LLC, a lender involved with financing the acquisition of the Goedeker by the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

Accounting Basis

The Company uses the accrual basis of accounting and GAAP. The Company has adopted a calendar year end.

Predecessor and Successor Reporting

The acquisition of Goedeker as described in Note 1 was accounted for under the acquisition method of accounting in accordance with GAAP. For the purpose of financial reporting, Goedeker was deemed to be the predecessor company and the Company is deemed to be the successor company in accordance with the rules and regulations issued by the Securities and Exchange Commission. The assets and liabilities of Goedeker were recorded at their respective fair values as of the acquisition date. Fair value adjustments related to the transaction are reflected in the books of the Company, resulting in assets and liabilities of the Company being recorded at fair value at April 6, 2019. Therefore, the Company’s financial information prior to the transaction is not comparable to its financial information subsequent to the transaction.

As a result of the impact of pushdown accounting, the financial statements and certain note presentations separate the Company’s presentations into two distinct periods, the period before the consummation of the transaction (labeled “Predecessor”) and the period after that date (labeled “Successor”), to indicate the application of a different basis of accounting between the periods presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition and Cost of Revenue

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standard Codification (“ASC”) Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

The Company collects the full sales price from the customer at the time the order is placed. The Company does not incur incremental costs obtaining purchase orders from customers, however, if the Company did, because all the Company’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that the Company recognizes arises from orders it receives from customers. The Company’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, the Company’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment. Once this occurs, the Company has satisfied its performance obligation and the Company recognizes revenue. For drop shipments, the Company is determined to be the principal as it bears a risk of loss and can change shipping instructions in transit, it handles any customer complaints or returns related to drop shipments, and it takes legal title to the product between shipment and delivery. Revenue from the sale of long-term service warranties are recognized net of costs to sell the contracts to the third-party warranty service company.

The Company’s performance obligations include shipment of products and, in some instances, performance of services such as installation. Revenue for the sale of merchandise without installation is recognized upon shipment to the customer; revenue for the sale of merchandise including installation is recognized upon delivery and installation of the product which typically occur simultaneously. Allowances for sales returns are estimated and recorded based on prior returns history, recent trends, and projections for returns on sales in the current period.

The Company agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In the Company’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax the Company collects concurrently with revenue-producing activities are excluded from revenue.

If the Company continued to apply legacy revenue recognition guidance for the year ended December 31, 2019 or 2018, revenues, gross margin, and net loss would not have changed.

Cost of revenue includes the cost of purchased merchandise plus the cost of shipping merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors.

Substantially all the Company’s sales are to individual retail consumers.

Shipping and Handling — The Company bills its customers for shipping and handling charges, which are included in net sales for the applicable period, and the corresponding shipping and handling expense is reported in cost of sales.

Disaggregated Revenue — The Company disaggregates revenue from contracts with customers by contract type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s disaggregated revenue by sales type is as follows:

	Successor	Predecessor
	Period from April 6, 2019 to December 31, 2019	Period from January 1, 2019 to April 5, 2019	Year Ended December 31, 2018
Appliance sales	$28,487,053	$9,784,525	$42,871,864
Furniture sales	4,405,866	2,456,085	10,813,453
Other sales	1,775,193	706,291	2,622,643
Total	$34,668,112	$12,946,901	$56,307,960

Receivables

Receivables consist of credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Merchandise Inventory

Inventory consists of finished products acquired for resale and is valued at the low-of-cost-or-market with cost determined on an average item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions. Reserves for slow-moving and potentially obsolete inventories was $425,000 and $-0- as of December 31, 2019 and 2018, respectively.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Category	Useful Life (Years)
Machinery and equipment	5
Office equipment	5
Vehicles	5

Goodwill and Intangible Assets

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair values of intangible assets are compared against their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired identifiable intangible assets are amortized over the following periods:

Acquired Intangible Asset	Amortization Basis	Expected Life (Years)
Customer related	Straight-line	15
Marketing related	Straight-line	5

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2019, the Company classified a warrant issued in conjunction with a term loan as a derivative instrument. (see Note 10).

Income Taxes

Under the Company’s accounting policies, the Company initially recognizes a tax position in its financial statements when it becomes more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax positions that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities assuming full knowledge of

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the position and all relevant facts. Although the Company believes its provisions for unrecognized tax positions are reasonable, the Company can make no assurance that the final tax outcome of these matters will not be different from that which the Company has reflected in its income tax provisions and accruals. The tax law is subject to varied interpretations, and the Company has taken positions related to certain matters where the law is subject to interpretation. Such differences could have a material impact on the Company’s income tax provisions and operating results in the period(s) in which the Company makes such determination.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As the Company had a net loss for the year ended December 31, 2019, the following 895,565 potentially dilutive securities were excluded from diluted loss per share: 200,000 for outstanding warrants and 695,565 related to the convertible note payable and accrued interest. There are no such common share equivalents outstanding as of December 31, 2018.

Going Concern Assessment

Management assesses going concern uncertainty in the Company’s financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

The Company has generated losses since its acquisition and has relied on cash on hand, external bank lines of credit, issuance of third party and related party debt and the sale of a note to support cashflow from operations.

For the period April 6, 2019 to December 31, 2019, the Company incurred operating losses of $2,086,150 and incurred negative cash flows from operations of $2,706,053 and negative working capital of $6,720,626. Losses from operations include approximately $673,000 of expenses incurred in connection with the acquisition of the assets of the Company on April 5, 2019. Also, management believes the Company is owed $809,000 related to a working capital adjustment, which is recorded in other assets on the balance sheet and which is being disputed by Goedeker. This matter is being pursued through a legal process (See Note 8).

Management has prepared estimates of operations for fiscal year 2020 and believes that sufficient funds will be generated from operations to fund its operations, and to service its debt obligations for one year from the date of the filing of the financial statements in the Company’s Form S-1 indicate improved operations and the Company’s ability to continue operations as a going concern.

The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations. Further, the recently enacted stimulus bill provides for economic assistance loans through the United States Small Business Administration. The Company is actively pursuing the possibility of obtaining such loans.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts, for one year from the date of the filing of the financial statements in this registration statement, indicate improved operations and the Company’s ability to continue operations as a going concern. The Company has contingency plans to reduce or defer expenses and cash outlays should operations not improve in the look forward period.

Recent Accounting Pronouncements

Recently Adopted

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”), which requires lessees to recognize right-of-use (“ROU”) assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. The Company adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all of the Company’s lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on the Company’s statements of income or cash flows. See Note 13 for the required disclosures relating to the Company’s lease agreements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for the Company on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017. ASU 2018-02 became effective for the Company on January 1, 2019 and resulted in a decrease of approximately $748,000 to retained earnings due to the reclassification from AOCI of the effect of the corporate income tax rate change on our cash flow hedges. The adoption of this standard did not have a material impact on the Company’s financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both financial and non-financial

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. ASU 2017-12 became effective for the Company on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s financial statements.

Not Yet Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. The Company adopted ASU 2018-15 on January 1, 2020 on a prospective basis, and does not expect the adoption will result in a material impact for future periods.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company will modify its disclosures beginning in the first quarter of 2020 to conform to this guidance. The Company does not expect the adoption of this standard and the associated changes to its disclosures to have a material impact to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses. The new credit losses model must be applied to loans, accounts receivable, and other financial assets. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. The Company plans to adopt the new standard in the first quarter of 2020 using a modified retrospective approach with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company does not believe this guidance will have a material impact on the Company’s statements of operations or cash flows.

The Company currently believes that all other issued and not yet effective accounting standards are not relevant to the Company’s financial statements.

Reclassifications

Certain accounts have been reclassified to conform with classifications adopted in the period ended December 31, 2019. Such reclassifications had no effect on net earnings or financial position.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 3 — RECEIVABLES

At December 31, 2019 and 2018, receivables consisted of the following:

	Successor	Predecessor
	December 31, 2019	December 31, 2018
Credit card payments in process of settlement	$406,838	$629,498
Vendor rebates receivable	1,455,248	2,004,206
Other	—	2,228
Total	$1,862,086	$2,635,932

NOTE 4 — MERCHANDISE INVENTORY

At December 31, 2019 and 2018, the inventory balances are composed of:

	Successor	Predecessor
	December 31, 2019	December 31, 2018
Appliances	$1,538,552	$2,656,386
Furniture	184,755	327,458
Other	81,783	127,750
Total merchandise inventory	1,805,090	3,111,594

Allowance for inventory obsolescence	(425,000)	—
Merchandise inventory, net	$1,380,090	$3,111,594

Inventory and accounts receivable are pledged to secure a loan from Burnley and SBCC described and defined in the notes below.

NOTE 5 — DEPOSITS WITH VENDORS

Deposits with vendors represent cash on deposit with one vendor arising from accumulated rebates paid by the vendor. The deposits are used by the vendor to seek to secure the Company’s purchases. The deposit can be withdrawn at any time up to the amount of the Company’s credit line with the vendor. Alternatively, the Company could secure their credit line with a floor plan line from a lender and withdraw all its deposits. The Company has elected to leave the deposits with the vendor on which it earns interest income. As of December 31, 2019, deposits with vendors totaled $294,960. Vendor deposits at December 31, 2018, totaling $2,212,181, belonged to Goedeker and did not convey to the Company in the April 5, 2019 acquisition.

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2019 and 2018:

	Successor	Predecessor
	December 31, 2019	December 31, 2018
Equipment	$7,376	$81,242
Warehouse equipment	29,188	111,787
Furniture and fixtures	512	78,585
Transportation equipment	63,784	170,824
Leasehold improvements	117,626	249,993
Total property and equipment	218,486	692,431

Accumulated depreciation	(32,880)	(476,145)
Property and equipment, net	$185,606	$216,286

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 6 — PROPERTY AND EQUIPMENT (cont.)

Depreciation expense for the periods April 6, 2019 to December 31, 2019, January 1, 2019 to April 5, 2019, and the year ended December 31, 2018 was $33,366, $9,675, and $39,639, respectively.

All property and equipment are pledged to secure loans from Burnley and SBCC as described and defined in the notes below.

NOTE 7 — INTANGIBLE ASSETS

The following provides a breakdown of identifiable intangible assets as of December 31, 2019 and 2018:

	Successor	Predecessor
	December 31, 2019	December 31, 2018
Customer relationships	$749,000	$—
Marketing related	1,368,000	—
Total intangible assets	2,117,000	—

Accumulated amortization	(238,156)	—
Intangible assets, net	$1,878,844	$—

In connection with the acquisition of Goedeker, the Company identified intangible assets of $2,117,000, representing trade names and customer relationships. These assets are being amortized on a straight-line basis over their weighted average estimated useful life of 8.5 years. Amortization expense for the periods April 6, 2019 to December 31, 2019, January 1, 2019 to April 5, 2019, and the year ended December 31, 2018 was $238,156, $-0-, and $-0-, respectively.

As of December 31, 2019, the estimated annual amortization expense for each of the next five years is as follows:

2020	$249,059
2021	249,059
2022	249,059
2023	249,059
2024	249,059
Thereafter	633,549
Total	$1,878,844

NOTE 8 — BUSINESS COMBINATION

On January 18, 2019, the Company entered into an asset purchase agreement with Goedeker and Steve Goedeker and Mike Goedeker (the “Stockholders”), pursuant to which the Company agreed to acquire substantially all of the assets of Goedeker used in its retail appliance and furniture business (the “Goedeker Business”).

On April 5, 2019, the Company, Goedeker and the Stockholders entered into an amendment to the asset purchase agreement and closing of the acquisition of substantially all of the assets of Goedeker was completed.

The aggregate purchase price, recorded as a capital contribution from Holdco, was $4,483,418 consisting of: (i) the issuance of a promissory note in the principal amount of $4,100,000 and a deemed fair value of $3,422,398; (ii) up to $600,000 in earn out payments (as described below) with a deemed fair value of $81,494; and (iii) a 22.5% ownership interest in Holdco transferred to the sellers with a deemed fair value of $979,523.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 8 — BUSINESS COMBINATION (cont.)

The asset purchase agreement provided for an adjustment to the purchase price based on the difference between actual working capital at closing and the seller’s preliminary estimate of closing date working capital. In accordance with the asset purchase agreement, an independent CPA firm was retained by the Company and Goedeker to resolve differences in the working capital amounts. The report issued by that CPA firm determined that Goedeker owed the Company $809,000, which to date Goedeker has not paid. The $809,000 is included in other assets in the accompanying balance sheet as of December 31, 2019. See also Note 17.

Goedeker is also entitled to receive the following earn out payments to the extent the Goedeker Business achieves the applicable EBITDA (as defined in the asset purchase agreement) targets:

1.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the closing date is $2,500,000 or greater;

2.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the first anniversary of closing date is $2,500,000 or greater; and

3.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the second anniversary of the closing date is $2,500,000 or greater.

To the extent the EBITDA of the Goedeker Business for any applicable period is less than $2,500,000 but greater than $1,500,000, the Company must pay a partial earn out payment to Goedeker in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable earn out payment for such period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of the Goedeker Business for the applicable period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial earn out payments shall be earned or paid to the extent the EBITDA of the Goedeker Business for any applicable period is equal or less than $1,500,000.

To the extent Goedeker is entitled to all or a portion of an earn out payment, the applicable earn out payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the closing date, and shall accrue interest from the date on which it is determined Goedeker is entitled to such earn out payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed.

The rights of Goedeker to receive any earn out payment are subordinate to the rights of Burnley and SBCC under separate subordination agreements that Goedeker entered into with them on April 5, 2019 in connection with the Acquisition (see Notes 9 and 10). The Company determined the fair value of the earnout on the date of acquisition was $81,494. Such amount was recorded as a contingent consideration liability within the accounts payable and accrued expense line item on the balance sheet and is revalued to fair value each reporting period until settled. The year 1 contingent liability of $32,246 was written-off in the year ending December 31, 2019 as the target was not met and the balance of the liability at December 31, 2019 is $49,248.

The provisional fair value of the purchase consideration issued to Goedeker was allocated to the net tangible assets acquired. The Company accounted for the acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net liabilities assumed was approximately $492,601. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 8 — BUSINESS COMBINATION (cont.)

The Company is currently in the process of completing the preliminary purchase price allocation as an acquisition of certain assets. The final purchase price allocation for Goedeker will be included in the Company’s financial statements in future periods. The table below shows preliminary analysis for the Goedeker asset purchase:

Provisional purchase consideration at preliminary fair value:
Note payable, net of $462,102 debt discount and $215,500 of capitalized financing costs	$3,422,398
Contingent note payable	81,494
Fair value of ownership interest in Holdco transferred to seller	979,523
Amount of consideration	$4,483,418

Assets acquired and liabilities assumed at preliminary fair value
Accounts receivable	$456,182
Inventories	1,851,251
Working capital adjustment receivable and other assets	1,104,863
Property and equipment	216,286
Customer related intangibles	749,000
Marketing related intangibles	1,368,000
Accounts payable and accrued expenses	(3,929,876)
Customer deposits	(2,308,307)
Net tangible assets acquired (liabilities assumed)	$(492,601)

Total net assets acquired (liabilities assumed)	$(492,601)
Consideration paid	4,483,415
Preliminary goodwill	$4,976,015

NOTE 9 — LINES OF CREDIT

Burnley Capital LLC

On April 5, 2019, the Company, as borrower, and Holdco entered into a loan and security agreement with Burnley Capital LLC (“Burnley”) for revolving loans in an aggregate principal amount that will not exceed the lesser of (i) the borrowing base or (ii) $1,500,000 (provided that such amount may be increased to $3,000,000 in Burnley’s sole discretion) minus reserves established Burnley at any time in accordance with the loan and security agreement. The “borrowing base” means an amount equal to the sum of the following: (i) the product of 85% multiplied by the liquidation value of the Company’s inventory (net of all liquidation costs) identified in the most recent inventory appraisal by an appraiser acceptable to Burnley (ii) multiplied by the Company’s eligible inventory (as defined in the loan and security agreement), valued at the lower of cost or market value, determined on a first-in-first-out basis. In connection with the closing of the Acquisition on April 5, 2019, the Company borrowed $744,000 under the loan and security agreement and issued a revolving note to Burnley in the principal amount of up to $1,500,000. There is no available borrowing base and the balance of the line of credit amounts to $571,997 as of December 31, 2019, comprised of principal of $660,497 and net of unamortized debt discount of $88,500.

The revolving note matures on April 5, 2022, provided that at Burnley’s sole and absolute discretion, it may agree to extend the maturity date for two successive terms of one year each. The revolving note bears interest at a per annum rate equal to the greater of (i) the LIBOR Rate (as defined in the loan and security agreement) plus 6.00% or (ii) 8.50%; provided that upon an event of default (as defined below) all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 3.00%. The Company shall pay interest accrued on the revolving note in arrears on the last day of each month commencing on April 30, 2019.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 9 — LINES OF CREDIT (cont.)

The Company may at any time and from time to time prepay the revolving note in whole or in part. If at any time the outstanding principal balance on the revolving note exceeds the lesser of (i) the difference of the total loan amount minus any reserves and (ii) the borrowing base, then the Company shall immediately prepay the revolving note in an aggregate amount equal to such excess. In addition, in the event and on each occasion that any net proceeds (as defined in the loan and security agreement) are received by or on behalf of the Company or Holdco in respect of any prepayment event following the occurrence and during the continuance of an event of default, the Company shall, immediately after such net proceeds are received, prepay the revolving note in an aggregate amount equal to 100% of such net proceeds. A “prepayment event” means (i) any sale, transfer, merger, liquidation or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Company or Holdco; (ii) a change of control (as defined in the loan and security agreement); (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Company or Holdco with a fair value immediately prior to such event equal to or greater than $25,000; (iv) the issuance by Goedeker of any capital stock or the receipt by the Company of any capital contribution; or (v) the incurrence by the Company or Holdco of any indebtedness (as defined in the loan and security agreement), other than indebtedness permitted under the loan and security agreement.

Under the loan and security agreement, the Company is required to pay a number of fees to Burnley, including the following:

•        a commitment fee during the period from closing to the earlier of the maturity date or termination of Burnley’s commitment to make loans under the loan and security agreement, which shall accrue at the rate of 0.50% per annum on the average daily difference of the total loan amount then in effect minus the sum of the outstanding principal balance of the revolving note, which such accrued commitment fees are due and payable in arrears on the first day of each calendar month and on the date on which Burnley’s commitment to make loans under the loan and security agreement terminates, commencing on the first such date to occur after the closing date;

•        an annual loan facility fee equal to 0.75% of the revolving commitment (i.e., the maximum amount that the Company may borrow under the revolving loan), which is fully earned on the closing date for the term of the loan (including any extension) but shall be due and payable on each anniversary of the closing date;

•        a monthly collateral management fee for monitoring and servicing the revolving loan equal to $1,700 per month for the term of revolving note, which is fully earned and non-refundable as of the date of the loan and security agreement, but shall be payable monthly in arrears on the first day of each calendar month; provided that payment of the collateral management fee may be made, at the discretion of Burnley, by application of advances under the revolving loan or directly by the Company; and

•        if the revolving loan is terminated for any reason, including by Burnley following an event of default, then the Company shall pay, as liquidated damages and compensation for the costs of being prepared to make funds available, an amount equal to the applicable percentage multiplied by the revolving commitment (i.e., the maximum amount that the Company may borrow under the revolving loan), wherein the term applicable percentage means (i) 3%, in the case of a termination on or prior to the first anniversary of the closing date, (ii) 2%, in the case of a termination after the first anniversary of the closing date but on or prior to the second anniversary thereof, and (iii) 0.5%, in the case of a termination after the second anniversary of the closing date but on or prior to the maturity date.

The loan and security agreement contains customary events of default, including, among others: (i) for failure to pay principal and interest on the revolving note when due, or to pay any fees due under the loan and security agreement; (ii) if any representation, warranty or certification in the loan and security agreement or any document delivered in connection therewith is incorrect in any material respect; (iii) for failure to perform any covenant

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 9 — LINES OF CREDIT (cont.)

or agreement contained in the loan and security agreement or any document delivered in connection therewith; (iv) for the occurrence of any default in respect of any other indebtedness of more than $100,000; (v) for any voluntary or involuntary bankruptcy, insolvency or dissolution; (vi) for the occurrence of one or more judgments, non-interlocutory orders, decrees or arbitration awards involving in the aggregate a liability of $25,000 or more; (vii) if the Company or Holdco, or officer thereof, is charged by a governmental authority, criminally indicted or convicted of a felony under any law that would reasonably be expected to lead to forfeiture of any material portion of collateral, or such entity is subject to an injunction restraining it from conducting its business; (viii) if Burnley determines that a material adverse effect (as defined in the loan and security agreement) has occurred; (ix) if a change of control (as defined in the loan and security agreement) occurs; (x) if there is any material damage to, loss, theft or destruction of property which causes, for more than thirty consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities; (xi) if there is a loss, suspension or revocation of, or failure to renew any permit if it could reasonably be expected to have a material adverse effect; and (xii) for the occurrence of any default or event of default under the term loan with SBCC (as defined below), the 9% subordinated promissory note issued to Goedeker, the secured convertible promissory note issued to Leonite (as defined below) or any other debt that is subordinated to the revolving loan.

The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type. The revolving note is secured by a first priority security interest in all of the assets of the Company and Holdco. In connection with such security interest, on April 5, 2019, (i) Holdco entered into a pledge agreement with Burnley, pursuant to which Holdco pledged the shares of the Company held by it to Burnley, and (ii) the Company entered into a deposit account control agreement with Burnley, SBCC and Montgomery Bank relating to the security interest in the Company’s bank accounts. The loan is guaranteed by 1847 Holdings.

The rights of Burnley to receive payments under the revolving note are subordinate to the rights of Northpoint (as defined below) under a subordination agreement that Burnley entered into with Northpoint.

At December 31, 2019, the Company did not meet certain loan covenants under the loan and security agreement. The agreement requires compliance with the following ratios as a percentage of earnings before interest, taxes, depreciation, and amortization for the twelve-month period ended December 31, 2019. The table below shows the required ratio and actual ratio for such period.

Covenant	Actual Ratio	Required Ratio
Total debt ratio	(4.2)x	4.50x
Senior debt ratio	(1.5)x	1.75x
Interest coverage ratio	(1.1)x	1.0x

In addition, the Company was not in compliance with a requirement with respect to the liquidity ratio, which is the ratio of cash and available borrowings to customer deposits. At December 31, 2019, the actual ratio was 0.12x compared to a requirement of 0.60x.

The loan and security agreement with SBCC described below contains the same covenants and a cross default provision, whereby a default under the Burnley loan and security agreement triggers a default under the SBCC loan and security agreement. Accordingly, the Company is in technical, not payment default, on these loan and security agreements and has classified such debt as a current liability.

There are no cross-default provisions that would require any other long-term liabilities to be classified as current. Although the Company has defaulted under the 9% subordinated promissory note described below as the result of its failure to make payments thereunder from and after August 27, 2019, the date that Burnley notified the Company that it is in technical default under Burnley’s loan and security agreement, Burnley’s notice also stated that pursuant

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 9 — LINES OF CREDIT (cont.)

to the subordination agreement, dated April 5, 2019, between Burnley and Goedeker, no payment can be made under the note so long as the Company’s default relating to Burnley’s loan continues. Therefore, notwithstanding the default, Goedeker has no right to accelerate the note because, in addition to the subordination agreement which otherwise would have permitted acceleration, the note itself also has specific subordination provisions that prohibit such acceleration. Since Goedeker does not currently have the right to accelerate the note, the Company has classified all amounts other than the currently due portion of the note as long-term liabilities.

Northpoint Commercial Finance LLC

On June 24, 2019, the Company, as borrower, entered into a loan and security agreement with Northpoint Commercial Finance LLC (“Northpoint”), which was amended on August 2, 2019, for revolving loans up to an aggregate maximum loan amount of $1,000,000 for the acquisition, financing or refinancing by the Company of inventory at an interest rate of LIBOR plus 7.99%. The balance of the line of credit amounts to $678,993 as of December 31, 2019.

Pursuant to the loan and security agreement, the Company shall pay the following fees to Northpoint: (i) an audit fee for each audit conducted as determined by Northpoint, equal to the out-of-pocket expense incurred by Northpoint plus any minimum audit fee established by Northpoint; (ii) a fee for any returned payments equal to the lesser of the maximum amount permitted by law or $50; (iii) a late fee for each payment not received by the 25th day of a calendar month, and each month thereafter until such payment is paid, equal to the greater of 5% of the amount past due or $25; (iv) a billing fee equal to $250 for any month for which the Company requests a paper billing statement; (v) a live check fee equal to $50 for each check that the Company sends to Northpoint for payment of obligations under the loan and security agreement; (vi) processing fees to be determined by Northpoint; and (vii) any additional fees that Northpoint may implement from time to time.

The loan and security agreement contains customary events of default, including in the event of (i) non-payment, (ii) a breach by the Company of any of its representations, warranties or covenants under the loan and security agreement or any other agreement entered into with Northpoint, or (iii) the bankruptcy or insolvency of the Company. The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type.

The Northpoint loans are secured by a security interest in all of the inventory of the Company that is manufactured or sold by vendors identified in the loan and security agreement. The loan is guaranteed by Holdco.

NOTE 10 — NOTES PAYABLE

On April 5, 2019, the Company, as borrower, and Holdco entered into a loan and security agreement with Small Business Community Capital II, L.P. (“SBCC”) for a term loan in the principal amount of $1,500,000, pursuant to which the Company issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of the most senior capital stock of the Company equal to 5.0% of the outstanding equity securities of the Company on a fully-diluted basis for an aggregate price equal to $100. The Company classified the warrant as a derivative liability on the balance sheet of $122,344 and subject to remeasurement on every reporting period. The balance of the note amounts to $999,201 as of December 31, 2019, comprised of principal of $1,312,500, capitalized PIK interest of $21,204, and net of unamortized debt discount of $144,625 and unamortized warrant feature of $189,879.

The term note matures on April 5, 2023 and bears interest at the sum of the cash interest rate (defined as 11% per annum) plus the Paid-in-Kind (“PIK”) interest rate (defined as 2% per annum); provided that upon an event of default all principal, past due interest and all fees shall bear interest at a per annum rate equal to the cash interest rate and the PIK interest rate, in each case plus 3.00%. Interest accrued at the cash interest rate shall be due and payable in arrears on the last day of each month commencing May 31, 2019. Interest accrued at the PIK interest rate shall be

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 10 — NOTES PAYABLE (cont.)

automatically capitalized, compounded and added to the principal amount of the term note on each last day of each quarter unless paid in cash on or prior to the last day of each quarter; provided that (i) interest accrued pursuant to an event of default shall be payable on demand, and (ii) in the event of any repayment or prepayment, accrued interest on the principal amount repaid or prepaid (including interest accrued at the PIK interest rate and not yet added to the principal amount of term note) shall be payable on the date of such repayment or prepayment. Notwithstanding the foregoing, all interest on term note, whether accrued at the cash interest rate or the PIK interest rate, shall be due and payable in cash on the maturity date unless payment is sooner required by the loan and security agreement.

The Company must repay to SBCC on the last business day of each March, June, September and December, commencing with the last business day of June 2019, an aggregate principal amount of the term note equal to $93,750, regardless of any prepayments made, and must pay the unpaid principal on the maturity date unless payment is sooner required by the loan and security agreement.

The Company may prepay the term note in whole or in part from time to time; provided that if such prepayment occurs (i) prior to the first anniversary of the closing date, the Company shall pay SBCC an amount equal to 5.0% of such prepayment, (ii) prior to the second anniversary of the closing date and on or after the first anniversary of the closing date, the Company shall pay SBCC an amount equal to 3.0% of such prepayment, or (iii) prior to the third anniversary of the closing date and on or after the second anniversary of the closing date, the Company shall pay SBCC an amount equal to 1.0% of such prepayment, in each case as liquidated damages for damages for loss of bargain to SBCC. In addition, in the event and on each occasion that any net proceeds (as defined in the loan and security agreement) are received by or on behalf of the Company or Holdco in respect of any prepayment event following the occurrence and during the continuance of an event of default, the Company shall, immediately after such net proceeds are received, prepay the term note in an aggregate amount equal to 100% of such net proceeds. A “prepayment event” means (i) any sale, transfer, merger, liquidation or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Company or Holdco; (ii) a change of control (as defined in the loan and security agreement); (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Company or Holdco with a fair value immediately prior to such event equal to or greater than $25,000; (iv) the issuance by the Company of any capital stock or the receipt by Holdco of any capital contribution; or (v) the incurrence by the Company or Holdco of any indebtedness (as defined in the loan and security agreement), other than indebtedness permitted under the loan and security agreement.

The loan and security agreement with SBCC contains the same events of default as the loan and security agreement with Burnley, provided that the reference to the term loan in the cross-default provision refers instead to the revolving loan.

The loan and security agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type. The term note is secured by a second priority security interest (subordinate to the revolving loan) in all of the assets of the Company and Holdco. In connection with such security interest, on April 5, 2019, (i) Holdco entered into a pledge agreement with SBCC, pursuant to which Holdco pledged the shares of the Company held by it to SBCC, and (ii) the Company entered deposit account control agreement with Burnley, SBCC and Montgomery Bank relating to the security interest in the Company’s bank accounts. The loan is guaranteed by 1847 Holdings.

The rights of SBCC to receive payments under the term note are subordinate to the rights of Northpoint and Burnley under separate subordination agreements that SBCC entered into with them.

As noted above, the Company is in technical, not payment default, on this loan and security agreement and has classified such debt as a current liability.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 11 — NOTES PAYABLE, RELATED PARTIES

As noted above, a portion of the purchase price for the acquisition was paid by the issuance by the Company to Steve Goedeker, as representative of Goedeker, of a 9% subordinated promissory note in the principal amount of $4,100,000. The note will accrue interest at 9% per annum, amortized on a five-year straight-line basis and payable quarterly in accordance with the amortization schedule attached thereto, and mature on April 5, 2023. The remaining balance of the note at December 31, 2019 is $3,300,444, comprised of principal of $3,930,292 and net of unamortized debt discount of $629,848.

The Company has the right to redeem all or any portion of the note at any time prior to the maturity date without premium or penalty of any kind. The note contains customary events of default, including in the event of (i) non-payment, (ii) a default by the Company of any of its covenants under the asset purchase agreement or any other agreement entered into in connection with the asset purchase agreement, or a breach of any of representations or warranties under such documents, or (iii) the bankruptcy of the Company. The note also contains a cross default provision which provides that if there occurs with respect to the revolving loan with Burnley or the term loan with SBCC (A) a default with respect to any payment obligation thereunder that entitles the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity or (B) any other default thereunder that entitles, and has caused, the holder thereof to declare such indebtedness to be due and payable prior to maturity. Since the defaults under the loans with Burnley and SBCC are not payment defaults, they fall under clause (B) above and would require Burnley or SBCC to accelerate the payment of indebtedness under their notes (which they have not done) before the cross default provisions would result in a default under this note.

The rights of the holder to receive payments under the note are subordinate to the rights of Northpoint, Burnley and SBCC under separate subordination agreements that the holder entered into with them.

As stated above, although the Company has defaulted under this note, Goedeker has no right to accelerate the note because the note has specific subordination provisions that prohibit such acceleration.

Maturities of debt are as follows:

For the years ended December 31,
2020	$1,068,075
2021	790,651
2022	869,687
2023	950,640
2024	251,239
Total	3,930,292
Less: loan costs	(229,360)
Discounts	(400,488)
Total	$3,300,444

NOTE 12 — CONVERTIBLE PROMISSORY NOTE

On April 5, 2019, 1847 Holdings, Holdco and the Company (collectively, “1847”) entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company (“Leonite”), pursuant to which 1847 issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286. As additional consideration for the purchase of the note, (i) 1847 Holdings issued to Leonite 50,000 common shares, (ii) 1847 Holdings issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) Holdco issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in Holdco.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 12 — CONVERTIBLE PROMISSORY NOTE (cont.)

The note carries an original issue discount of $64,286 to cover Leonite’s legal fees, accounting fees, due diligence fees and/or other transactional costs incurred in connection with the purchase of the note. Therefore, the purchase price of the note was $650,000. Furthermore, 1847 Holdings issued 50,000 shares of common stock valued at $137,500 and a debt-discount related to the warrants valued at $292,673. The Company amortized $319,031 of financing costs related to the shares and warrants in the year ended December 31, 2019. The remaining net balance of the note at December 31, 2019 is $584,943, comprised of principal of $714,286 and net of unamortized original issuance discount interest of $14,451, financing costs of $38,125 and unamortized debt discount warrant feature of $76,767.

The note bears interest at the rate of the greater of (i) 12% per annum and (ii) the prime rate as set forth in the Wall Street Journal on April 5, 2019 plus 6.5% guaranteed over the holding period on the unconverted principal amount, on the terms set forth in the note (the “Stated Rate”). Any amount of principal or interest on the note which is not paid by the maturity date shall bear interest at the rate at the lesser of 24% per annum or the maximum legal amount permitted by law (the “Default Interest”).

Beginning on May 5, 2019 and on the same day of each and every calendar month thereafter throughout the term of the note, 1847 shall make monthly payments of interest only due under the note to Leonite at the Stated Rate as set forth above. 1847 shall pay to Leonite on an accelerated basis any outstanding principal amount of the note, along with accrued, but unpaid interest, from: (i) net proceeds of any future financings by 1847 Holdings, but not its subsidiaries, whether debt or equity, or any other financing proceeds, except any transaction having a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business and the proceeds are used accordingly; (ii) net proceeds from any sale of assets of 1847 Holdings or any of its subsidiaries other than sales of assets in the ordinary course of business or receipt by 1847 Holdings or any of its subsidiaries of any tax credits, subject to rights of Goedeker, or other financing sources of 1847 Holdings (including its subsidiaries) existing prior to the date of the note; and (iii) net proceeds from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

The note will mature 12 months from the issue date, or April 5, 2020, at which time the principal amount and all accrued and unpaid interest, if any, and other fees relating to the note, will be due and payable. Unless an event of default as set forth in the note has occurred, 1847 has the right to prepay principal amount of, and any accrued and unpaid interest on, the note at any time prior to the maturity date at 115% of the principal amount (the “Premium”), provided, however, that if the prepayment is the result of any of the occurrence of any of the transactions described in subparagraphs (i), (ii) or (iii) above then such prepayment shall be the unpaid principal amount, plus accrued and unpaid interest and other amounts due but without the Premium.

The note contains customary events of default, including in the event of (i) non-payment, (ii) a breach by 1847 of its covenants under the securities purchase agreement or any other agreement entered into in connection with the securities purchase agreement, or a breach of any of representations or warranties under the note, or (iii) the bankruptcy of 1847. The note also contains a cross default provision, whereby a default by 1847 of any covenant or other term or condition contained in any of the other financial instrument issued by of 1847 to Leonite or any other third party after the passage all applicable notice and cure or grace periods that results in a material adverse effect shall, at Leonite’s option, be considered a default under the note, in which event Leonite shall be entitled to apply all rights and remedies under the terms of the note.

Under the note, Leonite has the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares or any shares of capital stock or other securities of 1847 Holdings into which such common shares may be changed or reclassified.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 12 — CONVERTIBLE PROMISSORY NOTE (cont.)

Concurrently with 1847 and Leonite entering into the securities purchase agreement and as security for 1847’s obligations thereunder, on April 5, 2019, 1847 Holdings, Holdco and the Company entered into a security and pledge agreement with Leonite, pursuant to which, in order to secure 1847’s timely payment of the note and related obligations and the timely performance of each and all of its covenants and obligations under the securities purchase agreement and related documents, 1847 unconditionally and irrevocably granted, pledged and hypothecated to Leonite a continuing security interest in and to, a lien upon, assignment of, and right of set-off against, all presently existing and hereafter acquired or arising assets. Such security interest is a first priority security interest with respect to the securities that 1847 Holdings owns in the Company and in 1847 Neese Inc. (another subsidiary of 1847 Holdings), and a third priority security interest with respect to all other assets.

The rights of Leonite to receive payments under the note are subordinate to the rights of Northpoint, Burnley and SBCC under separate subordination agreements that Leonite entered into with them.

NOTE 13 — OPERATING LEASE

On April 5, 2019, the Company entered into a lease agreement with S.H.J., L.L.C., a Missouri limited liability company and affiliate of the Company at that time. The lease is for a term five (5) years and provides for a base rent of $45,000 per month. In addition, the Company is responsible for all taxes and insurance premiums during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The lease contains customary events of default, including if: (i) the Company shall fail to pay rent within five (5) days after the due date; (ii) any insurance required to be maintained by the Company pursuant to the lease shall be canceled, terminated, expire, reduced, or materially changed; (iii) the Company shall fail to comply with any term, provision, or covenant of the lease and shall not begin and pursue with reasonable diligence the cure of such failure within fifteen (15) days after written notice thereof to the Company; (iv) the Company shall become insolvent, make an assignment for the benefit of creditors, or file a petition under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States of America or any State thereof; or (v) a receiver or trustee shall be appointed for the leased premises or for all or substantially all of the assets of the Company.

Supplemental balance sheet information related to leases was as follows:

Operating lease right-of-use asset	$2,300,000
Accumulated amortization	(299,245)
Net balance	$2,000,755

Lease liability, current portion	$422,520
Lease liability, long-term	1,578,235
Total operating lease liability	$2,000,755

Weighted average remaining lease term (months)	51

Weighted average discount rate	6.5%

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 13 — OPERATING LEASE (cont.)

Maturities of the lease liability are as follows:

For the years-ended
2020	$540,000
2021	540,000
2022	540,000
2023	540,000
2024	135,000
Total lease payments	2,295,000

Less imputed interest	(294,245)
Total lease liability	$2,000,755

NOTE 14 — RELATED PARTIES

Offsetting Management Services Agreement

On April 5, 2019, the Company entered into an offsetting management services agreement with 1847 Partners LLC (the “Manager”), a company owned and controlled by Ellery W. Roberts, the Company’s chairman and controlling shareholder of 1847 Holdings.

Pursuant to the offsetting management services agreement, the Company appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $62,500 or 2% of adjusted net assets (as defined in the offsetting management services agreement); provided, however, that (i) pro-rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, then the management fee to be paid by the Company for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of 1847 Holdings, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of 1847 Holdings’ gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the parent management fee (as defined in the offsetting management services agreement) with respect to such fiscal quarter, then the management fee to be paid by the Company for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other subsidiaries of 1847 Holdings to the Manager, in each case, with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

The Company shall also reimburse the Manager for all costs and expenses of the Company which are specifically approved by the board of directors of the Company, including all out-of-pocket costs and expenses, that are actually incurred by the Manager or its affiliates on behalf of Goedeker in connection with performing services under the offsetting management services agreement.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 14 — RELATED PARTIES (cont.)

The services provided by the Manager include: conducting general and administrative supervision and oversight of the Company’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to the Company’s business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines.

The Company expensed $183,790 in management fees for the year ended December 31, 2019. Payment of the management fee is subordinated to the payment of interest on the 9% subordinated promissory note (see Note 11), such that no payment of the management fee may be made if the Company is in default under the note with regard to interest payments and, for the avoidance of doubt, such payment of the management fee will be contingent on the Company being in good standing on all associated loan covenants. In addition, during the period that that any amounts are owed under the 9% subordinated promissory note or the earn out payments, the annual management fee shall be capped at $250,000. The rights of the Manager to receive payments under the offsetting management services agreement are also subordinate to the rights of Burnley and SBCC under separate subordination agreements that the Manager entered into with Burnley and SBCC on April 5, 2019. Accordingly, $63,653 due the Manager is classified as an accrued liability as of December 31, 2019.

Advances

As of December 31, 2019, the Manager had funded the Company $33,738 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As discussed in Note 12, on April 5, 2019, 1847 Holdings issued 50,000 common shares to Leonite in order to induce Leonite to extend credit to the Company. The common shares were valued at $137,500.

NOTE 15 — STOCKHOLDERS’ DEFICIT

Common Shares

The Company is authorized to issue 5,000 common shares as of December 31, 2019. As of December 31, 2019, the Company had 1,000 common shares issued and outstanding. Each common share entitles the holder thereof to one vote per share on all matters coming before the shareholders of the Company for a vote.

Warrants

On April 5, 2019, the Company issued to SBCC a ten-year warrant to purchase shares of the most senior capital stock of the Company equal to 5.0% of the outstanding equity securities of the Company on a fully-diluted basis for an aggregate price equal to $100 (see Note 10).

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 16 — INCOME TAXES

As of December 31, 2019, the Company had net operating loss carry forwards of approximately $2,068,150 that may be available to reduce future years’ taxable income.

The components for the provision of income taxes include:

December 31, 2019
Current Federal and State	$—
Deferred Federal and State	(698,000)
Total (benefit) provision for income taxes	$(698,000)

A reconciliation of the statutory US Federal income tax rate to the Company’s effective income tax rate is as follows:

December 31, 2019
Federal tax	21.0%
State tax	4.3%
Gain on bargain purchase	0.0%
Permanent items	0.0%
Rate change from TCJA	0.0%
Other	0.0%
Effective income tax rate	25.3%

The Tax Cuts and Jobs Act (“TCJA”) reduces the corporate income tax rate from 34% to 21% effective January 1, 2018. All deferred income tax assets and liabilities, including NOL’s have been measured using the new rate under the TCJA and are reflected in the valuation of these assets as of December 31, 2019.

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities are as follows:

December 31, 2019
Deferred tax assets
Accrued expenses	$191,000
163(j) interest limitation	338,000
Loss carryforward	192,000
Total deferred tax assets	721,000

Deferred tax liabilities
Intangibles	(23,000)
Total deferred tax liabilities	(23,000)

Total net deferred income tax assets (liabilities)	$698,000

The net deferred interest tax asset of $698,000 has been classified as a long-term asset.

The Company did not have prepaid or accrued taxes as of December 31, 2019. The Company has recorded no liability for uncertain tax positions as of December 31, 2019.

1847 GOEDEKER INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 17 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2019 to the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements, except as set forth below.

On or about March 23, 2020, the Company submitted a claim for arbitration to the American Arbitration Association relating to Goedeker’s failure to pay the amount owed for the post closing working capital adjustment under the asset purchase agreement (see Note 8). The claim alleges, inter alia, breach of contract, fraud, indemnification and the breach of the covenant of good faith and fair dealing. The Company is alleging damages in the amount of $809,000, plus attorneys’ fees and costs.

On April 21, 2020, we entered into an amendment to the offsetting management services agreement with the Manager (see Note 14), pursuant to which the quarterly management fee was amended to provide for a flat fee of $62,500, as opposed to the greater of $62,500 or 2% of adjusted net assets, which amendment will become effective upon closing of the Company’s initial public offering.

1,000,000 Shares of Common Stock

1847 Goedeker Inc.

____________________________

PROSPECTUS

____________________________

ThinkEquity

a division of Fordham Financial Management, Inc.

[            ], 2020

Through and including [ ], 2020 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, [NYSE American/Nasdaq] listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$2,537.59
[NYSE American/Nasdaq] listing fee	50,000.00
FINRA filing fee	2,332.81
Accounting fees and expenses	18,000.00
Legal fees and expenses	282,500.00
Transfer agent fees and expenses	3,000.00
Printing and related fees	10,000.00
Miscellaneous	19,999.60
Total	$388,370.00

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

Upon our inception on January 10, 2019, we issued 1,000 shares of common stock to 1847 Holdings at par value for a total purchase price of $1.00. On March 22, 2019, these shares were transferred to 1847 Holdco. The issuance of these securities was made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On April 5, 2019, we issued a ten-year warrant to SBCC in connection with the loan from SBCC. The warrant is exercisable for shares of our most senior capital stock equal to 5.0% of our outstanding equity securities on a fully-diluted basis, including all vested and unvested equity grants, for an aggregate exercise price equal to $100. The issuance of these securities was made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we indicate that we relied upon Section 4(a)(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement***
3.1	Form of Amended and Restated Certificate of Incorporation of 1847 Goedeker Inc.*
3.2	Bylaws of 1847 Goedeker Inc.*
4.1	Form of Representative’s Warrant (included in Exhibit 1.1)***
4.2	Warrant to Purchase Company Shares issued by 1847 Goedeker Inc. to Small Business Community Capital II, L.P. on April 5, 2019*
5.1	Opinion of Bevilacqua PLLC as to the legality of the shares***
10.1	Management Services Agreement, dated April 5, 2019, between 1847 Goedeker Inc. and 1847 Partners LLC*
10.2	Amendment No. 1 to Management Services Agreement, dated April 21, 2020, between 1847 Goedeker Inc. and 1847 Partners LLC*
10.3	Management Fee Subordination Agreement, dated April 5, 2019, between Burnley Capital LLC and 1847 Partners LLC and Acknowledged by 1847 Goedeker Inc.*
10.4	Management Fee Subordination Agreement, dated April 5, 2019, between Small Business Community Capital II, L.P. and 1847 Partners LLC and Acknowledged by 1847 Goedeker Inc.*
10.5	Asset Purchase Agreement, dated January 18, 2019, among 1847 Goedeker Inc., Goedeker Television Co., Steve Goedeker and Mike Goedeker*
10.6	Amendment No. 1 to Asset Purchase Agreement, dated April 5, 2019, among 1847 Goedeker Inc., 1847 Goedeker Holdco Inc., Goedeker Television Co. and Steve Goedeker and Mike Goedeker*
10.7	9% Subordinated Promissory Note issued by 1847 Goedeker Inc. to Steve Goedeker, in his capacity as the Seller’s Representative, on April 5, 2019*
10.8	Subordination Agreement, dated April 5, 2019, between Goedeker Television Co. and Burnley Capital LLC and Acknowledged by 1847 Goedeker Inc. and 1847 Goedeker Holdco Inc.*

Exhibit No.	Description
10.9	Subordination Agreement, dated April 5, 2019, between Goedeker Television Co. and Small Business Community Capital II, L.P. and Acknowledged by 1847 Goedeker Inc. and 1847 Goedeker Holdco Inc.*
10.10	Loan and Security Agreement, dated April 5, 2019, among 1847 Goedeker Inc., 1847 Goedeker Holdco Inc. and Burnley Capital LLC*
10.11	Revolving Note issued by 1847 Goedeker Inc. to Burnley Capital LLC on April 5, 2019*
10.12	Loan and Security Agreement, dated April 5, 2019, among 1847 Goedeker Inc., 1847 Goedeker Holdco Inc. and Small Business Community Capital II, L.P.*
10.13	Term Loan Note issued by 1847 Goedeker Inc. to Small Business Community Capital II, L.P. on April 5, 2019*
10.14	Deposit Account Control Agreement, dated April 5, 2019, among 1847 Goedeker Inc., Burnley Capital LLC, Small Business Community Capital II, L.P. and Montgomery Bank*
10.15	Securities Purchase Agreement, dated April 5, 2019, among 1847 Holdings LLC, 1847 Goedeker Holdco Inc., 1847 Goedeker Inc. and Leonite Capital LLC*
10.16	Secured Convertible Promissory Note issued by 1847 Holdings LLC, 1847 Goedeker Holdco Inc. and 1847 Goedeker Inc. to Leonite Capital LLC on April 5, 2019*
10.17	Security and Pledge Agreement, dated April 5, 2019, among 1847 Holdings LLC, 1847 Goedeker Holdco Inc., 1847 Goedeker Inc. and Leonite Capital LLC*
10.18	Subordination Agreement, dated April 5, 2019, by Leonite Capital LLC in favor of Burnley Capital LLC and Acknowledged by 1847 Goedeker Inc. and 1847 Goedeker Holdco Inc.*
10.19	Subordination Agreement, dated April 5, 2019, by Leonite Capital LLC in favor of Small Business Community Capital II, L.P. and Acknowledged by 1847 Goedeker Inc. and 1847 Goedeker Holdco Inc.*
10.20	Loan and Security Agreement, dated June 24, 2019, between Northpoint Commercial Finance LLC and 1847 Goedeker Inc.*
10.21	Amendment to Loan and Security Agreement, dated August 2, 2019, between 1847 Goedeker Inc. and Northpoint Commercial Finance LLC*
10.22	Lease Agreement, dated April 5, 2019, between S.H.J., L.L.C. and 1847 Goedeker Inc.*
10.23	Employment Letter Agreement, dated August 15, 2019, between 1847 Goedeker Inc. and Douglas T. Moore*†
10.24	Amendment to Employment Letter Agreement, dated April 21, 2020, between 1847 Goedeker Inc. and Douglas T. Moore*†
10.25	Employment Letter Agreement, dated April 21, 2020, between 1847 Goedeker Inc. and Robert D. Barry*†
10.26	Employment Agreement, dated April 5, 2019, between 1847 Goedeker Inc. and Michael Goedeker*†
10.27	Form of Independent Director Agreement between 1847 Goedeker Inc. and each independent director*†
10.28	Form of Indemnification Agreement between 1847 Goedeker Inc. and each independent director*
10.29	Form of 1847 Goedeker Inc. 2020 Equity Incentive Plan**†
10.30	Form of Stock Option Agreement for 1847 Goedeker Inc. 2020 Equity Incentive Plan*†
10.31	Form of Restricted Stock Award Agreement for 1847 Goedeker Inc. 2020 Equity Incentive Plan*†
10.32	First Amendment to Secured Convertible Promissory Note, dated May 11, 2020, among 1847 Holdings LLC, 1847 Goedeker Holdco Inc. and 1847 Goedeker Inc. and Leonite Capital LLC**
10.33	Letter Agreement, dated June 2, 2020, between 1847 Goedeker Inc. and Small Business Community Capital II, L.P.**
10.34	Settlement Agreement, dated June 2, 2020, among 1847 Goedeker Holdco Inc., 1847 Goedeker Inc., Goedeker Television Co., Steve Goedeker and Mike Goedeker**
10.35	12% Amended and Restated Promissory Note issued by 1847 Goedeker Inc. to Steve Goedeker, in his capacity as the Seller’s Representative, on June 2, 2020**
10.36	Security Agreement, dated June 2, 2020, between 1847 Goedeker Inc. and Steve Goedeker, in his capacity as the Seller’s Representative**
10.37	Whirlpool Corporation Major Appliances Retail Dealer Sales Agreement, dated March 20, 2014, between Goedeker Television Co. and Whirlpool Corporation**

Exhibit No.	Description
14.1	Code of Ethics and Business Conduct*
23.1	Consent of Sadler, Gibb & Associates, LLC**
23.2	Consent of Bevilacqua PLLC (included in Exhibit 5.1)***
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Audit Committee Charter***
99.2	Compensation Committee Charter***
99.3	Nominating and Corporate Governance Committee Charter***

____________

*        Previously filed.

**      Filed herewith.

***    To be filed by amendment.

†        Executive compensation plan or arrangement

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on June 4, 2020.

1847 GOEDEKER INC.
By:	/s/ Douglas T. Moore
Douglas T. Moore Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Douglas T. Moore	Chief Executive Officer and Director	June 4, 2020
Douglas T. Moore	(principal executive officer)
*	Chief Financial Officer	June 4, 2020
Robert D. Barry	(principal financial and accounting officer)
*	Chairman of the Board	June 4, 2020
Ellery W. Roberts
*	By:	/s/ Douglas T. Moore
Douglas T. Moore
Attorney-In-Fact